     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1999 REGISTRATION NO. 333-
           --------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                               ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                             NEXTEL PARTNERS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                          4813                    91-1930918
  (State or Other Jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
   Incorporation or Organization)    Classification Code Number)   Identification No.)

                               ---------------
        4500 CARILLON POINT, KIRKLAND, WASHINGTON 98033, (425) 828-1713 (Address, including ZIP code, and telephone number, including area code, of the Registrant's principal executive offices)
                               ---------------
                             DONALD MANNING, ESQ.
                              4500 CARILLON POINT
                          KIRKLAND, WASHINGTON 98033
                                (425) 828-1713
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ---------------
                                   COPY TO:
                             BRUCE R. KRAUS, ESQ.
                           WILLKIE FARR & GALLAGHER
                              787 SEVENTH AVENUE
                           NEW YORK, NEW YORK 10019
                                (212) 728-8000
                               ---------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.


If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                               ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                           PROPOSED         PROPOSED
                                            AMOUNT          MAXIMUM          MAXIMUM         AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES         TO BE          OFFERING         AGGREGATE       REGISTRATION
          TO BE REGISTERED                REGISTERED       PRICE(1)      OFFERING PRICE         FEE
14% Senior Discount Notes due 2009     $800,000,000      50.797%        $406,376,000       $112,973

--------------------------------------------------------------------------------
(1)   Estimated solely for the purpose of calculating the registration fee.
                                ---------------
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MAY 14, 1999.






[GRAPHIC OMITTED]




                              EXCHANGE OFFER FOR
                       14% SENIOR DISCOUNT NOTES DUE 2009

--------------------------------------------------------------------------------
     This is an offer to exchange the outstanding, unregistered Nextel Partners 14% Senior Discount Notes you now hold for new, substantially identical 14% Senior Discount Notes that will be free of the transfer restrictions that apply to the old notes. This offer will expire at 5:00 p.m., New York City time, on
     , 1999, unless we extend it. You must tender your old, unregistered notes by the deadline to obtain new, registered notes and the liquidity benefits they offer.


     We agreed with the initial purchasers of the old notes to make this offer and register the issuance of the new notes following the closing. This offer applies to any and all old notes tendered by the deadline.


     The new notes will not trade on any established exchange. The new notes have the same financial terms and covenants as the old notes, and are subject to the same business and financial risks. A DESCRIPTION OF THOSE RISKS BEGINS ON PAGE 10.


     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                                        , 1999

                               TABLE OF CONTENTS




                                                PAGE
Nextel Partners .........................         1
Risk Factors ............................        10
Use of Proceeds .........................        17
Capitalization ..........................        18
Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations ............        19
Where You Can Find More
   Information ..........................        24
Delivery of prospectus ..................        24
Business ................................        25
Regulation ..............................        45
Management ..............................        48
Certain Relationships and Related
   Transactions .........................        52


                                                PAGE
Ownership of Capital Stock and
   Principal Stockholders ...............        56
The Exchange Offer ......................        59
Description of the Notes ................        69
Book-Entry, Delivery and Form ...........       108
Description of Credit Facility ..........       109
Material United States Federal
   Income Tax Consequences ..............       111
Plan of Distribution ....................       113
Legal Matters ...........................       114
Experts .................................       114
Index to Consolidated Financial
   Statements ...........................       F-1
Index to Pro Forma Unaudited
   Consolidated Financial
   Statements ...........................       P-1

                                NEXTEL PARTNERS

     Nextel Partners provides, or is preparing to provide, digital wireless communications services in mid-sized and smaller markets throughout the United States. We are the only wireless service provider licensed to use the Nextel (Registered Trademark) brand name in these markets, and offer the same package of digital wireless communications services that Nextel Communications uses in its own markets. Our relationship with Nextel should enable us to benefit from Nextel's national marketing efforts, which are designed to increase awareness of the Nextel brand name and stimulate demand for Nextel service by stressing its versatility, value, simplicity and quality.

     Our services will be substantially identical to Nextel's from the customer's point of view. We will build our systems to be operationally seamless with those of Nextel, so that customers of each company are able to roam within and between the two companies' systems with equal ease and at no additional charge. Together, our facilities and those of Nextel will operate as a single, nationwide wireless communications system that we call the Digital Mobile Network.

     We offer a bundled product consisting of three services accessible through a single device: (i) cellular telephone service; (ii) two-way dispatch with instant conferencing capabilities (marketed as Direct ConnectSM service); and
(iii) paging and alphanumeric short-messaging service. We believe that Nextel's experience demonstrates a significant degree of overlap in the customer population for these separate wireless communications services.

     We have rights to use the Nextel brand name and technology as well as rights to the necessary radio frequencies, in markets where 33 million people live or work. We consider our markets attractive because they generally contain fewer wireless competitors than large cities do, and because we believe Nextel has experienced rapid subscriber growth and competitive success in similar markets.

     We currently operate in five markets in Hawaii and upstate New York, where
4.5 million people live or work. We expect to launch service in four additional markets by the end of 1999, and expect to serve a total of 39 markets where
22.4 million people live or work by the end of 2001.

     We have an experienced senior management team which includes former managers of AT&T Wireless Services, and believe that our management will enable us to complete our network on schedule and operate it efficiently and effectively. We also have operating agreements with Nextel that give us access to switching and network monitoring facilities, back-office systems, technology improvements and employee training at prices based on Nextel's costs.

     In January 1999, we raised, or had irrevocable commitments for, $989.4 million in debt and equity capital, which we believe will be sufficient to fund our network build-out plans and anticipated operating losses through 2003. At the same time, we executed operating and licensing agreements with Nextel, and purchased or received as in-kind capital contributions from Nextel the right to use radio frequencies in each of our markets, operational networks in five markets, and build-out work in progress in other parts of our territory.

BUSINESS STRATEGY

     Our strategy for success in the competitive market for wireless communications services includes the following key elements:

 o Following Nextel's marketing approach, we have initially concentrated our sales efforts on mobile workers, including personnel in the transportation, delivery, real property and facilities management, construction and building trades, and landscaping and other service sectors. We intend to gradually expand our target customer group to include additional industry groups.

 o We have adopted several of the pricing strategies used by Nextel that we believe to be both profitable and attractive to customers, although we will set our price levels in each of our markets independently of Nextel.

 o We are developing efficient, standardized operations to support customer activation, billing and customer care. We plan to use the flexibility our agreements with Nextel provide to minimize overhead costs and provide high-quality customer service by utilizing Nextel's back-office systems and practices, or implementing our own when appropriate.

 o We are developing our own relationships with vendors and are seeking terms from Nextel's distributors similar to those agreed to with Nextel. We anticipate that numerous offices and branches of Nextel's national accounts will become our customers when we launch service in those markets.

                               THE EXCHANGE OFFER


The Exchange Offer..........   We are offering to exchange $1,000 principal
                               amount at maturity of Nextel Partners 14% Senior
                               Discount Notes due 2009 which have been
                               registered under the Securities Act for each $1,000 principal amount at maturity of Nextel
                               Partners outstanding 14% Senior Discount Notes due 2009 which were issued in January 1999 in a private offering. In order to be exchanged, an old note must be properly tendered and accepted.
                               We will exchange all notes validly tendered and not validly withdrawn. There is $800.0 million aggregate principal amount at maturity of old notes outstanding.


Expiration and
 Exchange Dates..............  This offer will expire at 5:00 p.m., New York
                               City time, on        , 1999 unless we extend it,
                               and we will consummate the exchange on the next business day.


Registration Rights.........   You have the right to exchange the old notes
                               that you now hold for new notes with
                               substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.


Conditions..................   This offer is conditioned only upon compliance
                               with the securities laws. The offer applies to any and all old notes tendered by the deadline.


Withdrawal Rights...........   You may withdraw your tender of old notes at
                               any time before the offer expires.


Federal Income Tax
 Consequences...............   The exchange will not be a taxable event for
                               United States federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of such exchange.


Resale Without Further
 Registration...............   We believe that the new notes may be offered
                               for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities
                               Act so long as the following statements are true:

                                o  you acquire the new notes issued in the
                                  exchange offer in the ordinary course of your business;

                                o  you are not one of our "affiliates," as
                                  defined in Rule 405 of the Securities Act of 1933, as amended; and

                                o  you are not participating, and do not intend
                                  to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer.

                               By tendering your notes as described below, you will be making representations to this effect.


Transfer Restrictions on
 New Notes..................   You may incur liability under the Securities
                               Act if:

                                (1)  any of the representations listed above
        are not true; or

                                (2) you transfer any new note issued to you in
                                    the exchange offer without:

                                   o    delivering a prospectus meeting the
                                        requirements of the Securities Act, or

                                   o    qualifying for an exemption under the
                                        Securities Act's requirements to
                                        register your new notes.

                               We do not assume or indemnify you against any such liability. Each broker-dealer that is issued new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for an offer to resell, a resale or other transfer of the new notes issued to it in the exchange offer.


Procedures for Tendering
 Old Notes..................   Each holder of old notes who wishes to accept
                               the exchange offer must:

                                o complete, sign and date the accompanying letter of transmittal, or a facsimile thereof; or

                                o arrange for The Depository Trust Company to transmit certain required information to the exchange agent in connection with a book-entry transfer.

                               You must mail or otherwise deliver such
                               documentation and your old notes to The Bank of New York, as exchange agent, at the address set forth under "The Exchange Offer-- Exchange Agent."


Failure to Exchange Will Affect
 You Adversely..............   If you are eligible to participate in the
                               exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to some restrictions on transfer. Accordingly, the liquidity of the old notes could be adversely affected.


Special Procedures for Beneficial
 Owners.....................   If you beneficially own old notes registered in
                               the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact such registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.


Guaranteed Delivery
 Procedures..................  You may comply with the procedures described in this prospectus under the heading "The Exchange Offer-- Guaranteed Delivery Procedures" if you wish to tender your old notes and:

                                o time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer,

                                o  you cannot complete the procedure for
                                   book-entry transfer on time, or

                                o  your old notes are not immediately
                                   available.

                                 THE NEW NOTES

     The new notes have the same financial terms and covenants as the old notes, which are as follows:


Issuer......................   Nextel Partners, Inc.


Maturity....................   February 1, 2009.


Accreted Value
 and Interest................  The aggregate accreted value of the notes will increase from $406.4 million at issuance at a rate of 14% per year, compounded semi-annually, to their aggregate principal amount of $800 million at February 1, 2004.

                               From and after February 1, 2004, interest will accrue at the rate of 14% per year, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2004.


Ranking.....................   The new notes are senior unsecured indebtedness
                               of Nextel Partners.


Optional Redemption.........   On or after February 1, 2004, we will have the
                               right to redeem any or all of the new notes at their principal amount at maturity plus accrued interest and a premium initially equal to 7.0% and declining annually after that date.

                               In addition, before February 1, 2002, we have the right to use the net cash proceeds of qualifying offerings of stock to redeem up to 35% of the sum of the issue price of the old notes plus any principal or interest that shall have accrued from the issue date of the old notes at a redemption price equal to 114% of their accreted value. For more information, see "Description of the Notes--Optional Redemption."



Tax Consequences of Holding the
 Notes......................   The accretion of the notes from their original
                               issue price to their principal amount will produce taxable ordinary interest income in the amount of the accretion for holders of the notes during the accretion period. The Internal Revenue
                               Code calls this original issue discount or OID.


Change of Control...........   If an event treated as a change of control of
                               Nextel Partners occurs, we must make an offer to purchase any and all of the new notes then outstanding from you at a cash purchase price equal to 101% of the accreted value of the new notes to the purchase date (if prior to

                               February 1, 2004) or 101% of the aggregate principal amount of the new notes, plus accrued and unpaid interest, if any, to the date of purchase (if on or after February 1, 2004). For a summary of what constitutes a change of control, see "Description of the Notes--Covenants--Change of Control."


Covenants...................   The indenture under which the old notes have
                               been and the new notes are being issued contains covenants for your benefit which, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

                                o  incur indebtedness;

                                o  make certain payments;

                                o enter into certain transactions, including transactions with affiliates;

                                o  engage in any business other than
                                   telecommunications;

                                o  create liens;

                                o  pay dividends or make other distributions;

                                o issue or sell shares of capital stock of certain subsidiaries; and

                                o  consolidate, merge or sell all or
                                   substantially all of our assets or the assets of our subsidiaries.

                               The indenture allows modification and amendment of these and other covenants by a vote of holders of a majority in aggregate principal amount of the notes, subject to certain exceptions described in the indenture. Also, holders of a majority in aggregate principal amount of the notes may waive our compliance with certain other restrictive covenants in the indenture.

     For additional information regarding the notes, see "Description of the Notes" and "Material United States Federal Income Tax Consequences."


                                  RISK FACTORS

     See "Risk Factors" immediately following this summary for a discussion of risks relating to the new notes, all of which apply to the old notes as well.

                 SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED
                   FINANCIAL INFORMATION AND OPERATING DATA
                            (DOLLARS IN THOUSANDS)

     We have summarized below our historical consolidated financial data as of and for the year ended December 31, 1998 and unaudited pro forma financial and other data for the period ended December 31, 1998. The pro forma financial data give effect to the transactions which occurred on January 29, 1999 and the applications of the proceeds as if they had occurred on December 31, 1998 for the purposes of the consolidated balance sheet data and January 1, 1998 for statement of operations data purposes. The operating results shown below are not necessarily indicative of what actual results would have been for the full year ending December 31, 1998. The operating data presented below are derived from our records.

     Please read this table together with Management's Discussion and Analysis of Financial Condition and Results of Operations, our consolidated financial statements audited by Arthur Andersen LLP and the notes thereto and the pro forma unaudited financial statements and accompanying discussion and notes thereto included elsewhere in this prospectus.



                                                                    AS OF AND FOR THE YEAR ENDED
                                                                          DECEMBER 31, 1998
                                                              -----------------------------------------
                                                                                   AS ADJUSTED FOR
                                                                               THE OFFERING, BORROWINGS
                                                                                ON CREDIT FACILITY AND
                                                                  ACTUAL         EQUITY CONTRIBUTIONS
                                                              -------------   -------------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Operating revenues:
 Service revenues .........................................     $   3,745            $3,745
 Equipment revenues .......................................         1,564             1,564
                                                                ---------            ------
Total revenues ............................................         5,309             5,309
                                                                ---------            ------
Operating expenses:
 Cost of service revenues .................................         6,108             6,108
 Cost of equipment revenues ...............................         2,935             2,935
 Sales and marketing ......................................         6,636             6,636
 General and administrative ...............................         6,895             6,895
 Deferred compensation ....................................           447               447
 Depreciation and amortization ............................         4,586             4,586
                                                                ---------            ------
Total operating expenses ..................................        27,607            27,607
                                                                ---------            ------
Loss from operations ......................................       (22,298)          (22,298)
Interest expense ..........................................            --            79,196
Interest income ...........................................            --            25,281
                                                                ---------           -------
Loss before income tax provision ..........................       (22,298)          (76,213)
Income tax provision ......................................            --                --
                                                                ---------           -------
Net loss ..................................................     $ (22,298)        $ (76,213)
                                                                =========         =========
OTHER DATA:
Ratio of earnings to fixed charges (1) ....................     $      --         $     --
Working capital (2) .......................................     $  (5,755)        $ 478,529
EBITDA (3) ................................................     $ (17,265)        $ (17,265)
Capital expenditures (4) ..................................     $ 104,334         $ 104,334
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and restricted cash (5) .........     $      16         $ 478,862
Current assets ............................................     $   3,240         $ 482,086
Plant, property and equipment, net ........................     $ 107,948         $ 107,948
FCC operating licenses, net ...............................     $ 133,180         $ 133,180
Non current assets ........................................     $ 136,478         $ 155,864
Total assets ..............................................     $ 247,666         $ 744,200
Current liabilities .......................................     $   8,995         $   3,557
Long term debt ............................................     $       0         $ 581,376
Total shareholders' equity ................................     $ 238,671         $ 160,965

----------
(1) "Earnings" is defined as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, and taxes. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest. For the year ended December 31, 1998 earnings were insufficient to cover fixed charges by $22.3 million.

(2) Working capital is defined as the excess (deficiency) of current assets over current liabilities.

(3) EBITDA represents net loss before interest expense, interest income, depreciation, amortization and deferred compensation expense. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, we have presented to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements.

(4) Capital expenditures are cash outlays during the period related to depreciable property, plant and equipment. Capital expenditures are required to purchase network equipment, such as switching and radio transmission equipment. Capital expenditures also include purchases of other equipment used for administrative purposes, such as office equipment and computer and telephone systems.

(5) Restricted cash reflects the cash collateral account maintained under the credit facility equal to borrowings outstanding, until the FCC has approved the transfer applications.

                                 RISK FACTORS

     The new notes, like the old notes, entail the following risks:


WE NEED TO BUILD SUBSTANTIAL NETWORK FACILITIES AND DEVELOP A CUSTOMER BASE BEFORE WE CAN GENERATE EARNINGS TO SERVICE OUR DEBT

     Nextel Partners had no operating history until January 1999, and the networks we acquired on that date only had a few months of operating history. We expect to spend significant amounts for site acquisition, construction, testing and deployment before commencement of full-scale commercial operations. There is a risk that we will fail to complete our build-out on schedule, and a risk that we will not acquire customers in our territory as early as we plan. Either eventuality might leave us unable to repay or refinance our existing debt.


OUR SUBSIDIARIES MAY NOT BE IN A POSITION TO PAY US THE CASH WE NEED TO MAKE PAYMENTS ON THE NOTES

     We are a holding company and conduct our business principally through operating subsidiaries. We depend on payments from those subsidiaries to provide the cash necessary to make the payments on the notes. As a result, the notes are structurally subordinated to the debts of our subsidiaries. This means that creditors of our subsidiaries, including trade creditors, have and will have claims that are senior to the notes with respect to the assets of that subsidiary. Thus, if we become insolvent, the creditors of our subsidiaries, like the holders of the secured debt, would receive payments from the assets of our subsidiaries or assets pledged as security before noteholders would receive any payments.

     Our principal operating subsidiary is the primary obligor on a $275.0 million credit facility that is structurally senior to the notes, secured by the operating assets of our subsidiaries, and contains covenants that limit the amount of cash our subsidiaries can pay us. The indenture relating to the notes permits us and our subsidiaries to incur additional secured debt.


BECAUSE THE NOTES THAT YOU HOLD ARE UNSECURED, YOU MAY NOT BE FULLY REPAID IF WE BECOME INSOLVENT

     The notes are not secured by any of our assets or those of our subsidiaries. Therefore, you may not be fully repaid if we become insolvent. Moreover, any payment you receive if we become insolvent will be limited to the accreted value of the notes.


WE MIGHT NOT HAVE CASH FROM OPERATIONS OR THE ABILITY TO REFINANCE OUR DEBT WHEN CASH INTEREST PAYMENTS ON THE NOTES ARE SCHEDULED TO BEGIN

     We expect to incur substantial operating losses and negative cash flows during our first several years of operation and, according to our business plan, we do not contemplate a positive cash flow from operations until 2003. The terms of the notes call for cash interest payments beginning in 2004, and by that time our business plan calls for substantially all of the funds raised in January 1999 to have been spent. If we fail to complete our portion of the Digital Mobile Network on schedule and achieve significant and sustained growth in our revenues and earnings from operations, we will not have sufficient cash from operations to make these payments.

     We might need additional financing or a refinancing to prevent a default under the notes, but we cannot assure you that we will be able to effect such a transaction on acceptable terms, if at all. Our failure to pay cash interest on the notes as required would also result in parallel defaults under our other debt agreements, including the credit facility.


DIFFICULTIES IN CONSTRUCTING AND OPERATING OUR PORTION OF THE DIGITAL MOBILE NETWORK COULD INCREASE ITS ESTIMATED COSTS AND DELAY ITS SCHEDULED COMPLETION, THEREBY ADVERSELY AFFECTING OUR ABILITY TO GENERATE REVENUE

     The proposed development and operation of our portion of the Digital Mobile Network involves a high degree of risk. Before we are in a position to commence operations in our unbuilt markets, we will need to, among other things, select and acquire appropriate base radios and sites, purchase and install the network equipment, build out the physical infrastructure and test the network.

     The successful implementation of our portion of the Digital Mobile Network would be hindered by any failure on our part:

     o to lease or obtain rights to sites for the location of our base radio equipment;

     o to obtain necessary zoning and other local approvals with respect to the placement, construction and modification of our facilities;

     o to acquire additional radio frequencies from third parties or to exchange radio frequency licenses with Nextel;

     o    to obtain qualified subcontractors for the construction of cell sites;
          and

     o to obtain necessary approvals, licenses and permits from federal, state and local agencies, including land use regulatory approvals and approval from the Federal Aviation Administration with respect to our transmission towers.

     In addition, we may experience cost overruns and delays not within our control caused by acts of governmental entities, design changes, material and equipment shortages, delays in delivery and catastrophic occurrences. We cannot assure you that we will be able to launch service in any particular market in accordance with our current plans and schedules. Our schedule for construction is aggressive, and any failure to construct our portion of the Digital Mobile Network on a timely basis may affect our ability to provide services in our markets, and any significant delays could have a material adverse effect on our business.


WE COULD NEED ADDITIONAL FINANCING IN ORDER TO COMPLETE OUR PORTION OF THE DIGITAL MOBILE NETWORK, WHICH MIGHT BE EXPENSIVE OR IMPOSSIBLE TO OBTAIN

     If we encounter unanticipated construction cost overruns or incur additional costs due to changes in technology adopted by Nextel, we would require additional financing earlier than contemplated by our current business plan and the financial covenants in our debt agreements. If that financing is unavailable, we could have inadequate cash flow to service our debt, including the notes.

     Our debt covenants restrict our ability to incur debt, while our agreements with Nextel limit our access to the public equity markets. In addition, our ability to raise financing by issuing debt or equity depends on a variety of factors that cannot presently be predicted with certainty, such as the commercial success of our portion of the Digital Mobile Network and the amount and timing of our capital expenditures and operating losses.


WE MUST ATTRACT AND RETAIN LARGE NUMBERS OF CUSTOMERS IN ORDER TO ACHIEVE OUR BUSINESS GOALS

     Critical to our business plan is our success in attracting and retaining large numbers of customers to our portion of the Digital Mobile Network. The ability to do so depends on:

     o the construction of our portion of the Digital Mobile Network with sufficient capacity to accommodate new customers and the related increase in the use of our system;


     o the availability of a sufficient quantity of cell sites, system infrastructure equipment and subscriber units to meet the demands and preferences of potential customers on our portion of the Digital Mobile Network;


     o the adequacy and efficiency of our information systems, business processes and related support functions;


     o the length of time from customer order to commencement of service on the Digital Mobile Network; and


     o the efficiency and speed of the processes for our customer service and accounts receivable collection functions to respond to the needs of a growing customer base on the Digital Mobile Network and the increasing amounts of billed digital service and equipment revenue.


     While we believe we have evaluated our requirements to accommodate rapid growth of our portion of the Digital Mobile Network, we cannot assure you that we will not experience delays or unanticipated difficulties.


THE COMPLETION OF OUR PORTION OF THE DIGITAL MOBILE NETWORK DEPENDS ON APPROVAL BY THE FCC OF THE TRANSFER OF LICENSES TO US FROM NEXTEL


     As an equity contribution to Nextel Partners, Nextel has assigned certain licenses for use in the operation of our markets to a wholly owned subsidiary, whose shares will be transferred to us following approval by the Federal Communications Commission or the "FCC" of the transfer applications. Pending FCC approval of the transfer applications, we have the right to use the frequencies covered by these licenses under a management agreement. While we are not aware of any basis for the FCC to deny the transfer applications, and no comments opposing the transfers were submitted to the FCC by the relevant deadlines, we cannot assure you that the FCC will grant approval of the transfer applications. We have established a cash collateral account in which we maintain a balance equal to the borrowings under the credit facility until FCC approval of the transfer applications. Failure to obtain such approval by January 29, 2000 constitutes an event of default under the credit facility and any indebtedness outstanding under the credit facility may be accelerated.


NEXTEL COULD ADOPT A DIFFERENT TECHNOLOGY WHICH WOULD DISRUPT USE OF OUR INTEGRATED SYSTEM WITH NEXTEL AND REQUIRE US TO SWITCH TECHNOLOGY AS WELL


     The Digital Mobile Network is based on a proprietary Motorola technology that Motorola calls "iDEN." We believe that Nextel and Nextel Partners account for the vast majority of Motorola's sales of iDEN equipment. Nextel has reported its belief that its systems planning and its contractual relationships with Motorola would permit it to utilize different telecommunications technologies. If Nextel implements such a change, it could request that we implement the same change. If we decline to do so, then, subject to some limitations, Nextel would be required to either compensate us for the additional costs involved or give the other holders of our equity securities the right to sell their shares to Nextel at a price determined by a contractual formula.

WE ARE ENTIRELY DEPENDENT ON MOTOROLA TO SUPPLY MOST OF THE TELECOMMUNICATIONS EQUIPMENT OUR BUSINESS REQUIRES

     Motorola is our sole-source supplier of transmitters and subscriber handset equipment and we rely on Motorola to manufacture a substantial portion of the equipment necessary to construct our portion of the Digital Mobile Network. Moreover, we expect that for the foreseeable future, Motorola and competing manufacturers who are licensed by Motorola will be the only manufacturers of iDEN subscriber equipment that is compatible with our portion of the Digital Mobile Network. If Motorola becomes unable to deliver such equipment, or refused to do so on reasonable terms, our business would be adversely affected.


OUR BUSINESS STRATEGY DEPENDS ON THE SUCCESSFUL AND CONTINUED INTEGRATION OF OUR PORTION OF THE DIGITAL MOBILE NETWORK WITH NEXTEL'S PORTION

     The successful implementation and launch of our portion of the Digital Mobile Network depends on our ability to implement an integrated customer service, network management and billing system to utilize and interface with Nextel's systems. Integration requires that numerous and diverse hardware and software platforms work together through interfaces. Any failure to develop an integrated information systems solution on schedule will have an adverse effect on our ability to commence commercial operations in our portion of the Digital Mobile Network.

     We depend on Nextel for important services and assistance critical to the successful integration of our system with Nextel's. The agreements with Nextel require us to construct our portion of the Digital Mobile Network by set deadlines. Our failure to do so may constitute a material default under the operating agreements that would give Nextel the right to terminate these agreements. The non-renewal or termination of the operating agreements would eliminate our ability to carry out our current business plan and strategy and would likely leave us unable to repay our debts.


THE TECHNOLOGIES WE USE MAY BECOME OBSOLETE, WHICH COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY

     The telecommunications industry is subject to rapid and significant changes in technology. If we do not replace or upgrade technology and equipment that becomes obsolete, we will be unable to compete effectively because we will not be able to meet the expectations of our customers. The iDEN technology we use is not widely used by any major telecommunications service provider other than Nextel. Future technological advancements in other industry standards not matched by iDEN could place us at a competitive disadvantage.

     We cannot assure you that Motorola would respond to such pressures and upgrade iDEN technology on a timely basis, or at an acceptable cost. Moreover, the operating agreements with Nextel restrict our ability to adopt technological standards other than iDEN without the consent of Nextel.


WE FACE COMPETITION FROM OTHER WIRELESS SERVICE PROVIDERS AND OTHER COMMUNICATIONS TECHNOLOGIES, PUTTING DOWNWARD PRESSURE ON PRICES

     We compete with current cellular communications providers, PCS providers and current or potential wireless communications service providers, many of which have financial resources, subscriber bases and name recognition greater than ours. Our competitors may offer prospective customers equipment subsidies or discounts that are substantially greater than those, if any, that we could offer and may offer services to customers at prices that are below prices that we are able or willing to offer.

     In addition, we compete with other communications technologies, such as paging and global satellite networks. In the future, wireless services may also compete more directly with traditional landline telephone service providers and with cable operators who may expand their services by offering traditional telecommunications services over their cable systems. In addition, we may face competition from technologies that may be introduced in the future. All of such competition is expected to be intense. We cannot assure you that we will be able to compete successfully in this environment.


NEXTEL, MOTOROLA AND EAGLE RIVER ARE REPRESENTED ON OUR BOARD, AND MAY HAVE INTERESTS THAT CONFLICT WITH OURS AND YOURS

     Nextel WIP Corp., a subsidiary of Nextel, and Eagle River each have the right to designate one of our five directors. We cannot be certain that any conflicts that arise between our interests and those of our significant shareholders will always be resolved in our favor.

     Motorola is currently engaged in wireless communications businesses, and may in the future engage in additional businesses which are or may be competitive with some or all of the services offered by our Digital Mobile Network. Motorola also owns a substantial percentage of ownership of Nextel's stock. Although we have structured our equipment purchase relationship with Motorola to address some of the potential issues raised by purchasing from a competitor, we cannot assure you that the potential conflict of interest will not adversely affect us in the future. Moreover, Motorola's role as a significant shareholder, in addition to its role as a major supplier, also creates potential conflicts of interest, particularly with regard to significant transactions.

     Eagle River, which is owned and controlled by Craig O. McCaw, has interests in a number of other telecommunications companies and ventures, including significant investments in Nextel, NEXTLINK Communications, which provides telephone and other telecommunications services to businesses, and Teledesic Corporation, which is building a satellite constellation to provide data services worldwide. We do not have a noncompetition agreement with either Mr. McCaw or Eagle River.


REGULATORY AUTHORITIES EXERCISE CONSIDERABLE POWER OVER OUR OPERATIONS, WHICH COULD BE EXERCISED AGAINST OUR INTERESTS

     The FCC and state telecommunications authorities regulate our business to a substantial degree. The regulation of the wireless telecommunications industry is subject to constant change, and we must comply with applicable regulations to remain in business. Modifications of our business plans or operations to comply with any changing regulations might increase our costs.

     The FCC has the right to revoke licenses at any time for cause, including failure to comply with the terms of the licenses, failure to continue to qualify for the licenses, malfeasance or other misconduct. Moreover, at the end of a ten-year term, we will have to apply to the FCC for renewal of our licenses. We cannot assure you that our licenses will be renewed.

     We are currently awaiting approval by the Hawaii Public Service Commission of the transfer of assets by a subsidiary of Nextel to our operating subsidiary in Hawaii, and the grant of a certificate of registration to operate our businesses in Hawaii. We cannot assure you that we will obtain such approval or certificate of registration.

IF AN EVENT CONSTITUTING A CHANGE IN CONTROL OF NEXTEL PARTNERS OCCURS, WE MAY BE UNABLE TO FULFILL OUR OBLIGATION TO PURCHASE YOUR NOTES

     The credit facility prohibits us from purchasing any of the notes before their stated maturity. In the event we become subject to a change of control at a time when we are prohibited from purchasing the notes, we may seek the consent of our lenders to purchase the notes or attempt to refinance the borrowings that contain the prohibition. If we do not obtain a consent or repay the borrowings, our failure to purchase the tendered notes would constitute an event of default under the indenture, which would in turn result in a default under the credit facility. Even if we obtain the consent, we cannot assure you that we will have sufficient resources to repurchase the notes following the change of control.


THERE IS NO PUBLIC MARKET FOR THE NEW NOTES, SO YOU MAY BE UNABLE TO SELL THE NEW NOTES

     The new notes are new securities for which there is currently no public market. Consequently, the new notes will be relatively illiquid, and you may be unable to sell your new notes, even though they will be registered. We do not intend to apply for listing of the new notes on any national securities exchange or for the inclusion of the new notes in any automated quotation system. Accordingly, we cannot assure you that a liquid market for the new notes will develop.


WE MAY FACE ADDITIONAL COST AND OTHER ADVERSE EFFECTS DUE TO YEAR 2000 ISSUES

     To ensure that our computer systems and applications will function properly beyond year 1999, we have implemented a year 2000 program. As part of this program, we are assessing overall year 2000 risk and modifying or replacing certain hardware and software which we maintain, as well as communicating with external service providers to ensure that they are taking the appropriate action to remedy certain year 2000 issues of their own. However, our ability to reach our year 2000 compliance goal is, and continues to be, dependent on the parallel efforts of certain third party vendors, suppliers and business partners, in particular Nextel and Motorola.

     Any failure by third parties, especially Motorola or Nextel, to become year 2000 compliant may have a material adverse effect on our ability to become year 2000 compliant if the failure by either party were to adversely impact its ability to provide products or services that it is obligated to provide to us or products or services that are critical to our operations. To the extent we are not in a position to validate or certify that technology provided by third parties, including Motorola, is year 2000 compliant, we are seeking to obtain assurances from such third parties that their systems are or will be year 2000 compliant no later than the third quarter of 1999. The costs of modifying, upgrading or replacing our information systems and equipment may have a material adverse effect on our ability to complete our portion of the Digital Mobile Network on schedule, to conduct our operations and to implement our business plans as currently contemplated.

     In addition, we cannot independently assess the impact of year 2000 risks, issues and compliance activities and programs involving operators of public telephone networks. We therefore must rely on the telephone companies' estimates of their own year 2000 risks and issues and the status of their related compliance activities and programs in our own risk assessment process. Because our systems are interconnected with the public telephone network, and we depend upon the systems of other service providers, any disruption of operations in the computer programs of the public switch telecommunications networks or other service providers may have an impact on our operations.

THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE PREDICTIONS THAT MIGHT NOT BE FULFILLED


     Some statements and information contained in this prospectus are not historical facts, but are "forward-looking statements", as such term is defined in the Private Securities Litigation Reform Act of 1995. We wish to caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of risks that we face , including those set forth herein under "Risk Factors." These forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "plans", "may", "will", "would", "could", "should" or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Such forward-looking statements include, but are not limited to:



     o general economic conditions in the geographic areas and occupational market segments that represent our portion of the Digital Mobile Network;



     o the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet our service deployment and marketing plans and customer demand;


     o our expectation regarding the success of efforts to improve and satisfactorily address any issues relating to our Digital Mobile Network performance;


     o our expectation regarding the continued successful performance of the iDEN technology being deployed in our markets;


     o our ability to achieve market penetration and average subscriber revenue levels sufficient to provide financial viability to our portion of the Digital Mobile Network business;


     o our ability to timely and successfully accomplish required scale-up of our billing, collection, customer care and similar back-room operations to keep pace with customer growth, increased system usage rates and growth in levels of accounts receivable being generated by the Digital Mobile Network customer base;


     o our ability to secure required zoning permits or approvals for construction of our sites;


     o access to sufficient debt or equity capital to meet our operating and financing needs;


     o the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular and PCS service;


     o future legislative or regulatory actions relating to SMR services, other wireless communications services or telecommunications generally;


     o    our ability to attract and retain qualified employees and managers;
          and


     o our ability to comply with our obligations under the agreements with Nextel, including the build-out requirements thereunder.

                                USE OF PROCEEDS

     Nextel Partners will not receive any cash proceeds from the issuance of the new notes as described in this prospectus. Nextel Partners will receive in exchange for the new notes, old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any change in the indebtedness of Nextel Partners.

     The net proceeds from the offering of the old notes, the cash equity contributions, the capital contributions by Nextel and Motorola and the borrowings under the credit facility which we received on January 29, 1999, the closing date of these capitalization transactions, are being used to complete our portion of the Digital Mobile Network and to fund operating losses and working capital through 2003, when we expect to achieve positive operating cash flow for the full fiscal year.

     The following table shows the sources and uses of the proceeds from the capitalization transactions through 2003:


                     SOURCES AND USES OF FUNDS AND ASSETS
                                 (IN MILLIONS)


SOURCES:
Gross proceeds of the offering of old
   notes ..........................................  $  406.4
Revolving borrowings under credit
   facility (1) ...................................     100.0
Term borrowings under credit facility (1) .........     175.0
Cash equity contributed ...........................      52.1
Committed cash equity (2) .........................     104.3
Motorola contribution .............................      18.4
Nextel contribution ...............................     133.2
                                                     --------
Total sources .....................................  $  989.4
                                                     ========



USES:
Nextel capital expenditure
   reimbursement ......................  $  115.6
Nextel and Eagle River operating loss
   reimbursement ......................      17.8
Capital expenditures ..................     486.5
Operating losses ......................      71.9
Transaction expenses, net cash interest
   and working capital ................      97.8
FCC licenses ..........................     133.2
Excess cash ...........................      66.6
                                         --------
Total uses ............................  $  989.4
                                         ========

----------
(1) Nextel Partners' principal operating subsidiary entered into a $275.0 million credit facility of which $100.0 million is a reducing revolving credit facility and $175.0 million is a term loan facility. The term loan was drawn down on January 29, 1999. See "Description of Credit Facility."


(2) Of the $104.3 million of committed cash equity, the subscription agreement provides that $52.1 million will be funded no later than December 31, 1999 and the remainder will be funded no later than December 31, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Relationships and Related Transactions--The Subscription and Contribution Agreement."

                                CAPITALIZATION
                            (Dollars in thousands)


     The following table sets forth as of December 31, 1998, the capitalization of Nextel Partners as adjusted to take into account of the transactions which occurred on January 29, 1999. This table should be read in conjunction with the unaudited Summary Historical and Pro Forma Consolidated Financial Information and Operating Data and the audited and pro forma unaudited consolidated financial statements and notes thereto included elsewhere in this prospectus.




                                                                            AS OF
                                                                      DECEMBER 31, 1998
                                                                         (PRO FORMA)
                                                                     ------------------
Cash and cash equivalents and restricted cash (1) ................       $  478,862
                                                                         ==========
Debt:
  Credit Facility (2) ............................................       $  175,000
  14% Senior Discount Notes due 2009 (3) .........................          406,376
                                                                         ----------
  Total long-term debt ...........................................          581,376
                                                                         ----------

Shareholders' equity:
  Redeemable or Convertible Preferred Stock due 2010 (4) .........                2
  Convertible Preferred Stock (5) ................................               28
  Class A Common Stock and additional paid-in capital ............            6,733
  Warrants outstanding ...........................................            3,847
  Other paid-in capital (5) ......................................          301,833
  Subscription receivable (5) ....................................         (122,655)
  Deferred compensation ..........................................           (6,270)
  Accumulated deficit ............................................          (22,553)
                                                                         ----------
   Total shareholders' equity ....................................          160,965
                                                                         ----------
   Total capitalization ..........................................       $  742,341
                                                                         ==========

----------
(1) Restricted cash reflects the cash collateral account maintained under the credit facility equal to borrowings outstanding, until the FCC has approved the transfer applications.

(2) Nextel Partners Operating Corp. entered into a $275.0 million credit facility, and on January 29, 1999, it drew down the $175.0 million term loan facility. See "Description of Credit Facility."

(3)   Represents the Accreted Value of the notes as of January 29, 1999.

(4) Relates to redeemable preferred stock held by a subsidiary of Nextel. The stock is subject to mandatory redemption by Nextel Partners 375 days after the stated maturity of the notes. See "Ownership of Capital Stock and Principal Stockholders."

(5)   See "Ownership of Capital Stock and Principal Stockholders."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Certain of the statements contained in the following discussion of our financial condition and results of operations are forward-looking statements. For a discussion of important factors, including but not limited to, the build-out of our portion of the Digital Mobile Network, actions of regulatory authorities and competitors, and other factors that could cause results to differ materially from the forward-looking statements, see "Risk Factors."

     Please read this discussion together with the unaudited Summary Historical and Pro Forma Consolidated Financial Information and Operating Data, the consolidated financial statements audited by Arthur Andersen LLP and the notes thereto and the pro forma unaudited financial statements and accompanying discussion and notes thereto included elsewhere in this prospectus.


GENERAL

     Nextel Partners is a newly-formed corporation with operations since January 1999.

     We currently operate in five markets in Hawaii and upstate New York, where
4.5 million people live or work. We expect to launch service in four additional markets by the end of 1999, and expect to serve a total of 39 markets where
22.4 million people live or work by the end of 2001. Our upstate New York and Hawaii markets launched commercial service in July and September of 1998, respectively. For the year ended December 31, 1998 we had approximately 11,000 subscribers in these markets combined.

     We expect to continue to experience negative operating margins while we are developing, building-out, enhancing and expanding our Digital Mobile Network and implementing related commercialization activities. As additional markets are added to our Digital Mobile Network we expect to incur increased costs such as site rentals, telecommunications expenses, system and other capital expenses. Sales and marketing and general and administrative expenses are also expected to increase with the commercialization of service in additional markets.


LIQUIDITY AND CAPITAL RESOURCES

     The build-out of our portion of the Digital Mobile Network and the marketing of our services requires substantial capital. Currently, we estimate that capital requirements to build our portion of the Digital Mobile Network, including operating losses and working capital for the period from inception through the end of 2003, when we expect to achieve positive operating cash flow for a full fiscal year, will total approximately $989.4 million, including the in-kind contributions by Nextel and Motorola in exchange for equity interests in Nextel Partners. We expect capital expenditures to include, among other things, switches, base radios, towers, antennae, radio frequency engineering and cell site construction. We estimate capital expenditures will total approximately $602.1 million from inception through 2003, including approximately $115.6 million of reimbursements paid to Nextel, $201.6 million of capital expenditures in 1999 and $151.5 million of capital expenditures in 2000. The capital expenditure reimbursement paid to Nextel was for purchases of existing network equipment and capitalized expenses incurred by Nextel on our behalf in certain markets including upstate New York and Hawaii. Actual amounts of capital required to complete our portion of the build-out may vary materially from these estimates. For the year ended December 31, 1998 our capital expenditures were approximately $104.3 million spent primarily in the upstate New York and Hawaii markets to build out the Digital Mobile Network and make these markets operational.

     Our primary sources of funding are the proceeds from the cash equity contributions, the offering of the old notes and the credit facility which we received on January 29, 1999. Concurrently, we also received (i) the contribution by Nextel of FCC licenses in exchange for $133.2 million of Nextel Partners' redeemable preferred stock and convertible preferred stock and (ii) the contribution by Motorola of an $18.4 million credit to Nextel Partners against our future purchases of Motorola-manufactured infrastructure equipment of which we have utilized approximately $1.5 million through the first quarter of 1999. We expect to utilize the credit from Motorola fully by the end of 1999. The cash equity contributions consist of irrevocable commitments of an aggregate of $156.4 million of cash in exchange for equity in the form of convertible preferred stock. Our cash equity investors contributed $52.1 million on January 29, 1999, with an additional $52.1 million to be funded no later than December 31, 1999 and the remaining $52.1 million to be funded no later than December 31, 2000.

     Nextel Partners Operating Corp., our wholly owned subsidiary, has entered into a $275.0 million credit facility which provides for a $100.0 million, eight-year revolving credit facility and a $175.0 million, nine-year term loan facility. On January 29, 1999, our subsidiary borrowed the $175.0 million term loan facility under the credit facility. Borrowings under the credit facility are secured by a first priority pledge of all assets of our subsidiaries and a pledge of their capital stock, including the stock of Nextel License Corp. following approval of the transfer applications by the FCC. The credit facility contains customary financial and other covenants for the wireless industry. Our subsidiary established a cash collateral account in which it maintains a balance equal to the amount of any borrowings until FCC approval of the transfer applications is obtained. Failure to obtain such approval within one year of the closing date constitute an event of default under the credit facility. The credit facility contains covenants requiring us to maintain certain defined financial ratios and meet operational targets including service revenues, subscriber units and network coverage. We were in compliance with all covenants associated with our credit facility as of March 31, 1999.

     We believe the net proceeds from the offering of the old notes, together with the equity investments and borrowings under the credit facility, provide us with funds sufficient to complete our build-out and for working capital necessary to cover our debt service requirements and operating losses, through 2003, which is when we anticipate achieving positive operating cash flow for the full fiscal year. Although we estimate that we will have sufficient funds through 2003, we cannot assure you that additional funding will not be necessary. We could need additional financing in order to complete our portion of the Digital Mobile Network, which might be expensive or impossible to obtain.


OPERATIONS

     Revenues. Our primary source of revenues consist of service, roaming and equipment sales revenues. Our service revenues consist of charges for airtime usage and monthly network access fees from providing integrated wireless services within our territory, particularly from the provision of mobile telephone and two-way radio dispatch services. The service revenues are the product of the number of customers that subscribe to our service and our monthly ARPU. ARPU is defined as our total service revenue from our subscribers divided by the average number of digital subscriber units in service in our markets during the period.

     We also receive revenues from the payment of roaming fees by Nextel equal to 95% of the aggregate service revenue per minute generated by Nextel's customers roaming on our portion of the Digital Mobile Network through 1999, 90% in 2000, 85% in 2001 and 80% after 2001. When our customers roam onto Nextel's portion of the Digital Mobile Network, we pay approximately 80% of the aggregate service revenue per minute generated by such customers to Nextel. To the extent that our measured levels of customer satisfaction either exceed or fall below the weighted average of Nextel's operating subsidiaries, the roaming service revenues paid to us may increase or decrease incrementally. However, in no event will the percentage earned be greater than 100% nor less than our actual cost of providing such service.

     In recent years cellular providers have increased the use of discounts on phone equipment as competition between service providers has intensified. As a result we have incurred, and expect to continue to incur, losses on equipment sales, which have resulted in increased marketing and selling costs per gross additional subscriber. While we expect to continue these discounts and promotions, we believe that the use of such promotions will result in increased revenue from increases in the number of our subscribers. Revenues for the year ended December 31, 1998 were $5.3 million of which $3.7 million was related to service and roaming revenues and $1.6 million was related to equipment revenues. These revenues were generated primarily from our upstate New York and Hawaii markets which became operational during 1998. For the year ending December 31, 1998 we had a loss on equipment sales of $(1.4) million which resulted from our sales of subscriber handset and accessories.

     Operating Expenses. Our primary operating expenses include network operations, switching, marketing and sales, management information systems, customer billing and care, and general and administrative expenses. We believe that we are in the process of establishing a more efficient cost structure than we would otherwise have been able to setup due to our relationship with Nextel and our ability to take advantage of their systems and vendor relationships.

     Network expenses include site rent, utilities and maintenance, engineering personnel and interconnect charges. Network expenses depend primarily on the number of cell sites, total minutes of use and mix of minutes of use between interconnect and Nextel Direct Connect services.

     Switching costs include the cost of operating switches and network elements we own as well as rent, utilities and maintenance and payments to Nextel for sharing its switches (switches are the devices that direct calls to their destinations). We currently utilize Nextel's switches in all of our operational markets, except for Hawaii. In exchange for switch sharing services, we pay switching fees at a rate per minute reflecting Nextel's estimated costs as of January 2001. This rate is paid through January 1, 2001 and at an adjusted rate based on Nextel's cost thereafter, subject to our development of our own switch infrastructure. As the number of customers in any particular area grows and based on other economic factors, we will buy and operate our own switches. Nextel also provides network signaling and twenty-four hour per day monitoring for switches we own for a per-switch monitoring fee based on Nextel's cost. For the year ending December 31, 1998 our cost of service revenues from network expenses and switching costs was $1.6 million incurred primarily from our upstate New York and Hawaii markets.

     Sales and marketing expenses relate to sales representatives, sales support personnel, indirect distribution channels, marketing and advertising programs and equipment subsidies. We expect our cost per gross additional customer to be relatively high in our first several years of operation and to decline as sales representatives become more efficient, as we expand our indirect distribution channels and as cost of our sales infrastructure is distributed over a greater base of customer additions. We will benefit from the use of the Nextel (Registered Trademark) brand, national advertising and other marketing programs. We will not pay Nextel a marketing service fee until the later of January 2002 or the first month of the quarter beginning after we achieve two consecutive quarters of positive EBITDA, at which time the marketing service fee will be 0.5% of gross monthly service revenues for the next three years and 1.0% of gross monthly service revenues after. Sales and marketing expenses for the year ended December 31, 1998 was $6.6 million primarily from the upstate New York and Hawaii markets which launched commercial service during 1998.

     We also currently use Nextel's back-office systems to support customer activation, billing and customer care for a fee based on Nextel's cost.

     General and administrative costs relate to corporate overhead personnel including tax, legal, planning, human resources, treasury and accounting functions. While we have directly hired key personnel in such areas, during the transition period, Nextel has made certain accounting, payroll, customer care, purchasing, human resources and billing functions available to us. In return for these services during the transition period, we pay monthly fees based on Nextel's cost of providing them. See "Certain Relationships and Related Transactions--Nextel Operating Agreements." For the year ending December 31, 1998 general and administrative costs were $6.9 million and were primarily attributable to our New York and Hawaii markets as they commenced operations during 1998. We recorded deferred compensation expense associated with our restricted stock purchase plan of $0.5 million. The plan is considered compensatory and we account for them on a basis similar to that used for stock appreciation rights.


YEAR 2000 DATE CONVERSION

     As is the case with most other businesses using computers in their operations, we are in the process of evaluating and addressing Year 2000 compliance of our computer systems. Such Year 2000 compliance efforts are designed to identify, address and resolve issues that may be created by computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     To the extent we implement our own computer systems and software, we will endeavor to ensure that such systems and software are Year 2000 compliant. This process will involve assessing overall Year 2000 risk and modifying or replacing certain hardware and software maintained by us, as well as communicating with external service providers to ensure that they are taking the appropriate action to remedy certain Year 2000 compliance issues of their own. However, our ability to reach our Year 2000 compliance goal is, and will continue to be, dependent on the parallel efforts of certain third party vendors, suppliers and business partners. In particular, we rely on services and products offered by Motorola, for system infrastructure equipment and subscriber handset units, and Nextel and/or third party providers of services and products to Nextel, for sales, distribution and back-office services, and information systems, including billing and customer care. We have begun the process of requesting from these third parties detailed action plans and timetables for achieving Year 2000 compliance.

     Since we are in the process of gathering information to determine the Year 2000 compliance of Motorola, Nextel and such other third parties, we have not fully assessed the impact on our information systems of such third parties' non-compliance. Any failure by Motorola or Nextel to become Year 2000 compliant may have a material adverse effect on our ability to become Year 2000 compliant if such failure were to adversely impact the ability of either party to provide products or services that it is obligated to provide to us or products or services that are critical to our operations. To the extent we are not in a position to validate or certify that technology provided by third parties, including Motorola, is Year 2000 compliant, we will seek assurances from such third parties that their systems are or will be Year 2000 compliant no later than the third quarter of 1999. There is no assurance that the costs of modifying, upgrading or replacing our information systems and equipment will not have a material adverse effect on our ability to complete our portion of the Digital Mobile Network on schedule, to conduct our operations or to implement our business plans as currently contemplated. See "Business--Network Build-out and Capital Expenditure Plan."


     We cannot independently assess the impact of Year 2000 risks, issues and compliance activities and programs involving operators of PSTNs or other (such as electric utility) service providers. We therefore must rely on PSTNs and utility providers' estimates of their own Year 2000 risks, issues and the status of their related compliance activities and programs in our own risk assessment process. Because our systems are interconnected with PSTNs and are dependent upon the systems of other service providers, any disruption of operations in the computer programs of such PSTNs or service providers would likely have an impact on our systems. Moreover, we cannot assure you that such impact will not have a material adverse effect on our operations.


SUPPLEMENTAL FINANCIAL DATA


     The following unaudited quarterly financial data for the year ended December 31, 1998 represents operations of Nextel Partners during its build-out phase. The results for any quarter are not necessarily indicative of results for any future quarterly or annual results.


                     QUARTERLY FINANCIAL DATA (UNAUDITED)
                            (Dollars in thousands)




1998                                  FIRST         SECOND          THIRD          FOURTH          TOTAL
-------------------------------   ------------   ------------   ------------   -------------   -------------
Revenues ......................     $    153       $    284       $  1,697       $   3,175       $   5,309
Operating expenses ............     $  1,400       $  2,896       $  9,998       $  13,313       $  27,607
Operating loss ................     $ (1,247)      $ (2,612)      $ (8,301)      $ (10,138)      $ (22,298)
Income tax provision ..........     $     --       $     --       $     --       $      --       $      --
Net loss ......................     $ (1,247)      $ (2,612)      $ (8,301)      $ (10,138)      $ (22,298)

                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the SEC a registration statement on Form S-4 to register this exchange offer. This prospectus, which forms part of the Registration Statement, does not contain all of the information included in that registration statement. For further information about Nextel Partners and the new notes offered in this prospectus, you should refer to the registration statement and its exhibits.


     Upon consummation of this exchange offer and so long as the notes remain outstanding, we will file annual, quarterly and current reports with the SEC. In addition, so long as the notes remain outstanding, we will make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale of the notes, the information required by Rule 144A(d)(4) under the Securities Act.


     You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.


     Our principal executive offices are located at 4500 Carillon Point, Kirkland, Washington, 98033. Our telephone number is (425) 828-1713.


                            DELIVERY OF PROSPECTUS


     We remind professional securities dealers of their obligation under the securities laws to deliver a copy of this prospectus to anyone who buys new
notes from them until      , 1999, which is the 90th day after the date of this
prospectus. Securities dealers who were initial purchasers of the old notes and are acting as underwriters of unsold allotments have additional prospectus delivery requirements.

                                   BUSINESS


OVERVIEW

     We are the only service provider licensed to use the Nextel (Registered Trademark) brand name and market Nextel digital wireless service in 39 mid-sized and smaller markets throughout the United States. Our markets contain approximately 33 million POPs (population equivalents as estimated by Nextel Partners as of 1997 by extrapolation from the 1990 U.S. Census and other publicly available information) and include Albany, Binghamton, Buffalo, Corpus Christi, Des Moines, Green Bay, Harrisburg, Louisville, Mobile, Omaha, Peoria, Rochester, Shreveport and Syracuse, as well as the State of Hawaii, the Florida Panhandle and selected corridors along interstate highways.

     We offer a differentiated, integrated package of digital wireless communications services under the Nextel (Registered Trademark) brand name, initially targeting business users. This package of wireless services is identical to the package of services that Nextel has used to achieve success in its own markets. Our customers will be able to access cellular telephone service, two-way dispatch (which provides instant conferencing capabilities and which Nextel markets as Nextel Direct ConnectSM service), paging and alphanumeric short-messaging service and, in the future, are expected to be able to send and receive data.

     We consider these markets to be attractive because:

    o based on our understanding of Nextel's plans, these markets are integral to Nextel's strategy of providing digital wireless services nationwide;

    o we believe that Nextel has experienced rapid subscriber growth and competitive success in markets with similar economic and demographic characteristics;

    o our markets generally contain fewer wireless competitors than do large urban markets; and

    o a number of our markets are directly contiguous to operational Nextel markets and include numerous offices and branches of Nextel's national accounts that are expected to become our customers as soon as we launch service in their vicinity.

     We have five operational systems covering approximately 4.5 million POPs in Hawaii and upstate New York and our other markets in various stages of design or construction. We expect to have operational systems in 34 additional markets within three years.

     We intend to make our service offerings operationally seamless with those of Nextel, so that our services and services of Nextel will be substantially identical from the customer's point of view and customers of each company will be able to roam both within and between the two companies' systems with equal ease at no additional charge. To achieve seamless integration, we will build our portion of the Digital Mobile Network using the same technology used by Nextel. This technology, developed by Motorola, is referred to as "integrated Digital Enhanced Network" or "iDEN"TM.

     We will operate our portion of the Digital Mobile Network in accordance with Nextel's standards to enable both companies to achieve a consistent level of service throughout the United States. Based on Nextel's current reported coverage and our expected coverage of our markets, the overall Digital Mobile Network is expected to cover approximately 195 million POPs. Nextel's all-digital network provides customers with digital quality and advanced features wherever they roam on the Digital Mobile Network, in contrast to the hybrid analog/digital networks of cellular competitors which do not support these features in the large analog-only portions of their networks.

     As of March 31, 1999, Nextel reported that it provides digital service to more than 3.1 million subscriber units in the United States, and that its network constitutes one of the largest integrated wireless communications systems using a single transmission technology in the United States. Based on reported information, in three of the four quarters through March 31, 1999, Nextel has been one of the top three U.S. wireless industry growth leaders as measured by net customer additions.

     We also believe that the Nextel Direct Connect feature has made its service an integral part of doing business in its targeted industry groups, contributing to both its high rate of growth and subscriber loyalty. Nextel has had an average monthly churn rate in each of the four quarters through March 31, 1999 lower than the industry average. ("Churn" is an industry term referring to the percentage of a service provider's customer base that cancels service or whose service is terminated during a given month.)

     Nextel's reported monthly average revenue per subscriber unit (an industry measure generally referred to as ARPU) for Nextel's services was $70 for the fourth quarter of 1998, as compared with a wireless industry average of $46 for same period. We believe Nextel's focus on business customers, particularly those customers who employ a mobile workforce with high demand for wireless communications offerings, accounts, in part, for this superior performance.

     We believe our relationship with Nextel will provide us with several advantages and cost savings.

     We intend to achieve build-out of our portion of the Digital Mobile Network to cover approximately 22.4 million POPs located within our territory by the end of the third quarter of 2001. We have completed the initial design for the build-out, subject to on-going review. At the time Nextel Partners was capitalized, Nextel had already launched commercial operations covering approximately 4.5 million POPs in Hawaii and Upstate New York. We acquired the assets relating to these operational networks on January 29, 1999, along with other plans, surveys and capital assets in our territory in various stages of completion. We expect to launch service in four additional markets by the end of 1999 and to complete our portion of the Digital Mobile Network by the end of the third quarter of 2001.

     On January 29, 1999, we acquired leasehold interests in 563 cell sites (of which 220 were already operational), which is more than one-third of the 1,450 sites that we estimate will be required to complete our portion of the Digital Mobile Network. Through our relationship with Nextel, we expect to have access to many of Nextel's vendors and distributors and have agreed on terms with Motorola for the purchase of base radios, handsets and other related iDEN technology.

     To reduce the risk of zoning and other local regulatory delays, construction delays and site acquisition costs, we intend to co-locate our cell sites with existing towers wherever possible. In addition, we plan to take advantage of the inherent incremental capacity of iDEN technology to employ less-expensive, right-sized base radio equipment for less densely-populated areas and for coverage along interstate highways.

     We have attracted an experienced senior management team including former managers of AT&T Wireless Services (formerly McCaw Cellular Communications) and believe that our dedicated management focus will enable us to complete our portion of the Digital Mobile Network and operate effectively.


THE CAPITALIZATION TRANSACTIONS

     On January 29, 1999, we raised $989.4 million in debt and equity capital through cash and in-kind equity investments, issuance of the old notes and borrowings by our principal operating subsidiary under a secured credit facility. As a result of these transactions, we have assets and financial resources that we believe will be sufficient to accomplish the build-out of the Digital Mobile Network, and fund our anticipated operating losses and working capital requirements through 2003, when we expect to achieve positive operating cash flow for the full fiscal year.

(1) Equity Investments. In consideration for the issuance of our preferred stock and pursuant to a subscription agreement:

    o The cash equity investors, including DLJ Merchant Banking Partners II, L.P., Eagle River Investments, LLC, the private telecommunications investment vehicle of Craig O. McCaw and Madison Dearborn Capital Partners II, L.P. contributed, or agreed to contribute, a total of $156.4 million in cash equity contributions;

    o Nextel contributed the transferred licenses, with a book value of $133.2 million, to Nextel License Corp., and, upon approval by the FCC, will transfer the capital stock of Nextel License Corp. to us; and

    o Motorola, Inc. granted us an $18.4 million credit against future purchases of Motorola infrastructure equipment.

(2) Operating Agreements. We entered into the operating agreements with Nextel WIP Corp., a subsidiary of Nextel, which:

      o  provide for mutual roaming and marketing;

      o  provide for switch sharing;

      o  set standards for network quality and support;

    o enable our access to billing, customer care and information systems used by Nextel; and

      o  enable our access to Nextel's vendor relationships.

(3) Credit Facility. Our principal operating subsidiary, Nextel Partners Operating Corp., or "OPCO", entered into the $275.0 million credit facility with various financial institutions. OPCO drew down $175.0 million, an amount representing the entire term loan portion of the credit facility on the closing date, and we established a cash collateral account in which we maintain a balance equal to the amount of such borrowings until FCC approval of the transfer applications relating to the transferred licenses is obtained.

(4) Offering of the Old Notes. We sold the old notes and received gross proceeds from this sale of approximately $406.4 million.


BUSINESS STRATEGY

     Our principal business objective is to become a leading provider of wireless communications services in each market in our territory by offering high-capacity, high-quality, advanced communications services on our portion of the Digital Mobile Network and implementing key elements of Nextel's business strategy in our markets. We believe the following elements of our business strategy will distinguish our wireless service offerings from those of our competitors and will enable us to compete successfully in the wireless communications marketplace.

CAPITALIZE ON RELATIONSHIP WITH NEXTEL. We intend to capitalize on our relationship with Nextel, employing the same iDEN technology as Nextel, and, in concert with Nextel, accelerating iDEN service coverage under the Nextel (Registered Trademark) brand. We believe our relationship with Nextel provides strategic advantages, including the following:

    o Nextel (Registered Trademark) brand awareness and marketing programs. We benefit from the broad scope and geographic coverage of Nextel's marketing efforts and related advertising campaigns, which are designed to increase awareness of the Nextel brand name and stimulate interest in and demand for Nextel service by stressing its versatility, value, simplicity and quality. In March 1997, Nextel launched a nationwide radio, television and print advertising campaign and continues to conduct aggressive advertising and promotional campaigns.

    o Nationwide roaming. Our customers and customers of Nextel are able to use interconnect service to roam on both networks at no additional charge to the customer. Nextel provides our customers the same basic mobile telephone functionality and related features available to them in their home markets when they roam into Nextel's markets. Conversely, Nextel's customers generate revenue for us when they roam into our markets.

      o  Nextel support services. The operating agreements enable us to:

     (1) use Nextel's switching facilities and network monitoring center,

     (2) use Nextel's back-office systems to support customer activation, billing and customer care,

     (3) access technology improvements from Nextel's research and development program, and

     (4) use Nextel's employee training sessions.

     Prices for these services are based on Nextel's costs.

    o Nextel's existing relationships with vendors and distributors. Through our relationship with Nextel, we have access to many of the goods and services available from Nextel's vendors. Additionally Motorola sells base radios and other related iDEN technology to us at the same prices it offers to Nextel. We intend to develop our own relationships with vendors and seek from Nextel's distributors terms similar to those agreed to with Nextel.

    o Nextel's national accounts. We anticipate that numerous offices and branches of Nextel's national accounts will become our customers when we launch service in their vicinity. Nextel national accounts that were already customers in operational markets were acquired by us on January 29, 1999.

FOCUS ON MID-SIZED AND SMALLER MARKETS. We believe that our focus on mid-sized and smaller markets represents an opportunity to capture market share as a result of the competitive advantages of our service offering, and demonstrates our belief that price competition for similar services may not be as intense as in major metropolitan areas where a larger number of wireless service providers compete.

PROVIDE DIFFERENTIATED, INTEGRATED PACKAGE OF WIRELESS SERVICES INCLUDING DIRECT CONNECT. We offer a bundled product consisting of three services accessible through a single device: (i) cellular telephony; (ii) two-way dispatch; and (iii) paging and alphanumeric short-messaging service. We believe that Nextel's experience demonstrates that a significant degree of overlap exists in the customer population for these separate wireless communications services and that business customers are attracted to the convenience of combining multiple wireless communications options in a single handset and consolidating all wireless service charges into a single package price and billing statement.

     We believe that Nextel's experience and market research show that a sizable portion of business users' communications involve contacting others within the same organization. Nextel Direct Connect service is especially well-suited to address these intracompany wireless communications needs. Nextel Direct Connect service, which enables a user to instantly set up a conference on either a private (i.e., one-to-one) or group (i.e., one-to-many) basis within the same geographic area, is a service that is not included in any integrated service package currently available from competing cellular and PCS operators. Nextel Direct Connect service is twice as efficient in using available spectrum as its cellular-like interconnect service. We believe that this Direct Connect feature generated a majority of Nextel's network traffic as of March 31, 1999.

     To further expand the flexibility and convenience offered by Nextel Direct Connect service to users outside a single organization but within a single industry or interest group in a particular dispatch service area, Nextel has introduced the "Business Net Service" concept. Business Net Service extends Nextel Direct Connect service beyond a company's employees to suppliers, customers and other parties involved in the same transaction, industry or work site. As of December 31, 1998, Nextel reported its estimate that over 700,000 digital subscriber units were utilizing its Business Net Service offerings.

     Nextel recently introduced Motorola's fourth-generation iDEN phone: the i1000 (Trade Mark) . The i1000 delivers the full functionality of the Nextel range of services in a compact, lighter, folding-form handset designed to appeal to business professionals. In addition, this palm-sized unit offers longer battery life, functions as a wireless speakerphone and has a second line capability. We will offer a full range of iDEN subscriber equipment, including the i1000 phone, to our customers.

FOCUS ON BUSINESS CUSTOMERS. Our marketing strategy targets business users who we believe are particularly attracted to the Digital Mobile Network's potential for increasing efficiencies and reducing costs. Following Nextel's marketing approach, we have initially concentrated our sales efforts on a number of distinct groups of mobile workers, including personnel in the transportation, delivery, real property and facilities management, construction and building trades, and landscaping and other service sectors. We will gradually expand our target customer group to include additional industry groups.

     We believe, based on Nextel's experience, that this focus on business customers and its unique bundle of services will result in higher monthly ARPU and lower average monthly churn rate than other wireless services.

OFFER COMPETITIVE AND SIMPLIFIED PRICING FEATURES. We have adopted several of Nextel's pricing strategies that we believe to be both profitable and attractive to customers, although we set our price levels in each of our markets independently of Nextel. These pricing features include home rate roaming, one second rounding and flat rate pricing, which we believe differentiates our services from competitors, and enable us to benefit from Nextel's national advertising of these features:

    o Home rate roaming. Our customers pay the same rates they pay at home when traveling anywhere on either Nextel's or our portion of the Digital Mobile Network, without the complex dialing procedures, access fees or higher roaming airtime rates frequently encountered by "roaming" customers of cellular providers. As a result of our planned build-out and Nextel's existing build-out in its own markets, the Digital Mobile Network is expected to cover approximately 195 million POPs in the United States.

    o One second rounding. We bill our mobile telephone service customers based on the actual number of seconds of airtime used after the first minute, in contrast to the common cellular industry practice of rounding all call lengths up to the next minute.

    o Flat rate pricing. Our rate plans do not distinguish between "peak" and "off-peak" minutes, charging one airtime rate and a single nationwide long distance rate, regardless of the time of day a call is made.

EFFICIENT, STANDARDIZED OPERATIONS. We intend to develop efficient, standardized operations to support customer activation, billing and customer care. We intend to use our flexibility under the operating agreements to minimize overhead costs and provide high-quality customer service by utilizing Nextel's back-office systems and practices, or implementing our own when appropriate. For example, we believe that our ability to establish consistent pricing and billing across our territory will enable us to offer cost-effective, high-quality customer care. An overarching goal is to present consumers with a seamless, national interface with the Digital Mobile Network from an operational and customer care standpoint. Customers are able to contact us through the national 800 number advertised by Nextel; Nextel's call center automatically routes all calls from our customers to us.

EXPERIENCED MANAGEMENT. We have assembled the following senior management team with significant experience in the telecommunications industry:

    o John Chapple, Chief Executive Officer. Mr. Chapple has nearly twenty years of experience in the wireless communications and cable television industries. His experience includes serving from 1988 to 1995 as Executive Vice President of Operations for McCaw and subsequently AT&T Wireless Services following the merger of those companies. He is the past Chairman of Cellular One Group and the Personal Communications Industry Association, as well as Vice-Chairman of the Cellular Telecommunications Industry Association or the "CTIA."

    o John Thompson, Chief Financial Officer. Mr. Thompson has twenty years of finance experience including twelve years in the wireless communications industry. Mr. Thompson served as Vice President of Tax for McCaw and, more recently, as Senior Vice President of McCaw and as Chief Financial Officer of AT&T Wireless Services. Mr. Thompson played a significant role in a number of key initiatives for the company including McCaw's acquisition of LIN Broadcasting, the merger of McCaw and AT&T and AT&T's PCS license acquisitions.

    o David Thaler, Vice President--Field Operations. Mr. Thaler has nearly seventeen years of experience in the wireless and cable television industries. Mr. Thaler served as Vice President of Operations for AT&T Wireless Services' Central Region business unit and, more recently, as Senior Vice President and Managing Director of International Development and Operations for AT&T Wireless Services.

    o  David Aas, Vice President--Engineering and Technical Operations. Mr.
      Aas has over twenty years of experience in the wireless industry. Mr. Aas led the design, development, construction and operation of AT&T Wireless Services' national messaging network. He has also served in a number of senior technical management positions with Airsignal, MCI and MobileComm.


    o Perry Satterlee, Vice President--Business Operations. Mr. Saterlee has approximately ten years of wireless industry experience. Mr. Satterlee has spent the last two years at Nextel as President-Pacific Northwest Area, and prior thereto, served as Vice President and General Manager of AT&T Wireless Service's Central California District.

For more information on the senior management team, see "Management."


FCC MATTERS

     As an equity contribution, Nextel assigned licenses to Nextel License Corp., whose capital stock will be transferred to us following FCC approval of Nextel's transfer applications relating to the transferred licenses. The transfer applications were filed with the FCC on or around January 29, 1999. The FCC received no comments from third parties during the public comment period on these applications, and we anticipate receiving FCC approval by July 1999. Pending FCC approval, we have the right to use the frequencies we need under a frequency management agreement. After FCC approval of the transfer applications, we will pledge all of the outstanding shares of Nextel License Corp. to secure borrowings under the credit facility.


NETWORK BUILD-OUT AND CAPITAL EXPENDITURE PLAN

     On January 29, 1999, Nextel sold us operational systems that had been offering service in upstate New York since July 1998, and in Hawaii in September 1998. In addition, Nextel, in return for a cash reimbursement, provided its preliminary design work, construction work in progress and design and construction contracts for systems within our territory.

     We expect to launch additional commercial operations in our selected markets covering approximately 22.4 million POPs in our territory by the end of the third quarter of 2001. On January 29, 1999, we acquired leasehold interests in 563 cell sites (of which 220 are already operational), which is more than one third of the 1,450 sites that we estimate we will need to complete our network build-out. Some operational sites remain subject to local regulatory approval.

     The table below indicates the number of markets expected to be commercially launched in our markets and the total POPs covered by such markets.




                 NUMBER OF
 LAUNCH YEAR      MARKETS     COVERED POPS
-------------   ----------   -------------
  1998               5        4.5 million
  1999               4        1.5 million
  2000              21       12.6 million
  2001               9        3.8 million

We believe that our total projected capital requirements from inception through year-end 2003 are approximately $921.0 million. These requirements include capital expenditures related to building our portion of the Digital Mobile Network, customer acquisition costs, operating losses incurred through the build-out phase, debt service and closing costs.

     Our markets contain approximately 33 million POPs. Under the terms of the operating agreements, specific build areas, including metropolitan areas, smaller communities and corridors, are "required build" areas. Our agreements with Nextel require us to launch commercial service in the required build areas of our territory within one, two or three years from January 29, 1999, and have ongoing requirements to complete additional build-outs in subsequent years. After we complete the build-out of areas scheduled to be launched in the first year and prior to the first nineteen months after January 29, 1999, we will be given the option to build-out additional optional markets accounting for approximately 20.4 million additional POPs in the aggregate (provided that Nextel may under certain circumstances build out areas of the option markets prior to our election). Under certain limited circumstances, Nextel will have the right to build out portions of our territory or additional markets which we have not built out.

MARKETS


     Nextel License Corp. holds licenses in our markets containing approximately 33 million POPs, of which four markets have populations greater than 1 million and 13 markets have populations between 500,000 and 1 million. The table below lists the markets to which we intend to provide digital wireless service.



REGION                  MARKETS
---------------------   ----------------------------------------
NORTHEAST               Albany
                        Binghamton/Elmira
                        Buffalo
                        Erie
                        Glens Falls
                        Harrisburg/York/Lancaster
                        Ithaca/Norwich
                        Jamestown
                        Rochester
                        Syracuse
                        Wilkes-Barre/Scranton/Berwick
---------------------   ----------------------------------------
SOUTH                   Alexandria
                        Beaumont/Lafayette/Lake Charles
                        Bristol/Johnson City/Kingsport
                        Bryan-College Station
                        Corpus Christi
                        Florida Panhandle
                        Gieger/Dothan/Auburn-Opelika
                        Jackson/Hattiesburg
                        Lynchburg/Louisville/Lexington
                        Mobile/Montgomery
                        Pascagoula
                        Pensacola/Panama City/Fort Walton Beach
                        Roanoke/Blacksburg
                        Shreveport/Texarkana
                        Tallahassee
                        Temple-Killeen/Waco
---------------------   ----------------------------------------
MIDWEST & WEST          Boise/Sun Valley
                        Davenport/Dubuque
                        Des Moines/Ames
                        Duluth
                        Eau Claire
                        Green Bay/Fond du Lac
                        Independence
                        Omaha/Lincoln
                        Peoria/Springfield
                        Rochester
                        Twin Falls
---------------------   ----------------------------------------
NONCONTINENTAL U.S.     Hawaii
---------------------   ----------------------------------------

     In addition to medium-sized and smaller markets, our markets include selected corridors along interstate highways and state highways. While these corridors do not have large business or residential population, we believe that significant revenues will be earned from travelers on such highways. Accordingly, the population of a given area may not fully indicate the amount of the revenues that may be generated in such area.


THE U.S. WIRELESS COMMUNICATIONS INDUSTRY


 OVERVIEW


     Wireless communications systems use a variety of radio frequencies to transmit voice and data, and include cellular telephone services, ESMR, PCS and paging. ESMR stands for Enhanced Specialized Mobile Radio, and is the regulatory term applied to the services, including those provided by the Digital Mobile Network, that combine wireless telephone service with a dispatch feature and paging. PCS stands for Personal Communications Service, and refers to digital wireless telephone service.


     Since the first commercial cellular systems became operational in 1983, wireless telecommunications services have grown dramatically as these services have become widely available and increasingly affordable. This growth has been driven by technological advances, changes in consumer preferences and increased availability of spectrum to new operators.


     Wireless telephone service has been one of the fastest growing market segments in the telecommunications industry. According to the CTIA, between 1994 and 1998, the number of wireless customers and associated industry revenues grew at compounded annual growth rates of 30% and 23.5%, respectively, and in 1998, cellular, ESMR and PCS service providers together added approximately 13.9 million new customers, an increase of 25% from 1997 totals. The following chart illustrates the annual growth in wireless customers and total industry revenues during the period indicated.


                               [GRAPHIC OMITTED]

     According to the CTIA, as of December 31, 1998, there were over 69 million mobile telephone users in the United States. Industry sources estimate that U.S. mobile wireless penetration rates will continue to grow significantly and reach 63% by 2008.


 WIRELESS COMMUNICATIONS SYSTEMS

     In the U.S. wireless communications industry, there are three wireless telephone services: cellular, ESMR and PCS. Currently, cellular is the predominant service available and has several competitive advantages. Cellular and ESMR services utilize radio spectrum in the 800 MHz band while PCS operates at higher frequencies of 1850 to 1990 MHz. Use of the 800 MHz band gives cellular and ESMR superior propagation characteristics, reducing infrastructure costs (since fewer base radios are needed to cover a given area) and increasing the ability to penetrate buildings and other physical obstacles.

     All cellular services transmissions were originally analog-based, although some cellular providers have now overlaid digital systems alongside their analog systems in many markets. Analog cellular technology has the advantage of using a consistent standard nationwide, permitting nationwide roaming using a single mode (i.e., analog), single band (i.e., cellular) handset. On the other hand, analog technology has several disadvantages, including less efficient use of spectrum, which reduces effective call capacity, inconsistent service quality, and reduced privacy, security and reliability as compared to digital technologies.

     Beginning in 1995, the FCC allocated the 1850 to 1990 MHz portion of the radio spectrum for the provision of PCS service. All PCS services, like ESMR, are all-digital systems which convert voice or data signals into a stream of binary digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital signaling, allows digital-based wireless technologies to offer new and enhanced services, improved voice quality and system flexibility, as compared with analog technologies. Call forwarding, call waiting and greater call privacy are among the enhanced services digital systems provide. In addition, due to the reduced power consumption of digital handsets, users benefit from an extended battery life.

     The FCC assigned non-contiguous portions of the 800 MHz band to SMR service, which was initially dedicated to analog two-way dispatch services. This service only became a competitor in the wireless telephone market with the introduction in 1993 of enhanced SMR (or ESMR), which applies digital technology to make use of the 800 MHz spectrum band and its superior propagation characteristics to deliver the advantages of a digital wireless mobile telephone system while retaining and significantly enhancing the value of SMR's traditional dispatch feature.

     Unlike analog cellular, which has been implemented in a uniform manner across the United States, several mutually incompatible digital technologies are currently in use in the United States. Roaming into different areas often requires multi-mode (analog/digital) and/or multi-band (PCS/cellular) handsets that function at both cellular and PCS frequencies and/or are equipped for more than one type of modulation technology. Time-division technologies, which include GSM, TDMA and iDEN, one of the most widely implemented ESMR technologies, break up each transmission channel into time slots that increase effective capacity. CDMA is a spread-spectrum technology which transmits portions of many messages over a broad portion of the available spectrum rather than a single channel. iDEN phones presently operate only in the iDEN mode within SMR frequencies, and therefore cannot roam onto other digital or analog wireless networks.

 NEXTEL


     Subscriber and Revenue Growth. Nextel implemented a significant improvement in Motorola's iDEN technology beginning in the third quarter of 1996. Due, in part, to this improvement, Nextel has reported a high rate of customer growth since that time, making it one of the industry's growth leaders. Over the past two years, the reported number of Nextel's ESMR customers has grown at a 28.5% compounded growth rate, quarter over quarter and as of March 31, 1999, the number of Nextel's ESMR customers is estimated to have grown to more than 3.1 million. The following chart illustrates the reported quarterly growth of Nextel's ESMR customers over the past four years. Because our physical network will take several years to build out fully, and because of the smaller size of our territory as compared to Nextel's, our rate of customer growth may not equal or exceed Nextel's record of recent years. Moreover, we cannot assure you that Nextel itself, whose growth we believe has been driven primarily by its success in penetrating its core market of industries dependent upon mobile work groups, will sustain its recent growth rates in the future.


                               [GRAPHIC OMITTED]




     Nextel's reported monthly ARPU has generally increased since 1993, a fact that stands in notable contrast to the overall trend in the wireless industry, where, according to the CTIA data, monthly ARPU has been declining since 1993 as a result of increasing competition. Nextel's monthly ARPU may be adversely affected in the future as it attempts to broaden its customer base and faces increasing competition. There can be no assurance that our monthly ARPU will duplicate that of Nextel, because we set our prices independently, and our markets are geographically and demographically distinct from Nextel's. The following chart illustrates the quarterly growth of Nextel's monthly ARPU rates over the past two years.

                               [GRAPHIC OMITTED]




     Differentiated Product Offering We believe that Nextel has maintained and increased its monthly ARPU as a result of the unique features of its differentiated product and its focus on mobile work groups. Nextel has reported that these groups have made Nextel's service an integral part of their business operations, which we believe contributes to high usage and lower rates of churn. Nextel's iDEN service offers the same mobile telephone features as digital cellular and PCS service, including call forwarding, call waiting and greater call privacy. Moreover, iDEN technology's unique differentiation from other digital standards is its dispatch service, which is marketed by Nextel and which we will market in the future, as Nextel Direct Connect service.


     This Direct Connect dispatch capability allows any member of a mobile team to immediately communicate with any or all of a Nextel phone-equipped team of up to 100 members with the push of a button. This "push-to-talk" feature works like a two-way radio, but, in contrast to analog dispatch SMR radios, digital iDEN technology allows only the person or persons being called to hear the conversation.


     Nextel Direct Connect service, together with other enhancements, including call alert, speakerphone capability, alphanumeric paging and "hot-sync" programming through personal computers (on certain subscriber unit models), differentiate Nextel's digital service from cellular and PCS providers, and we believe it has been responsible for Nextel's strong appeal to business users in mobile occupations, including transportation, delivery, real property and facilities management, construction and building, landscaping, and other service sectors. In addition to its advantages to users, Nextel Direct Connect service uses only half the bandwidth that a switched call over an iDEN network would use, and this efficient use of spectrum gives the iDEN service provider the opportunity to offer attractive pricing for Nextel Direct Connect service.

THE OPERATING AGREEMENTS

     The operating agreements define the relationship between Nextel and us. The operating agreements demand that we adhere to certain key operating requirements, including the following:

     o we generally are required to offer the full complement of products and services offered by Nextel in comparable service areas;

     o we must abide by Nextel's standard pricing structure (principally home rate pricing, per second billing, and flat rate pricing), but we need not charge the same prices as Nextel;

     o    we must meet minimum network performance and customer care thresholds;
          and

     o we must adhere to standards in other operating areas, such as frequency design, site acquisition, construction, cell site maintenance, telco provisioning, and marketing and advertising.

     The initial terms of the operating agreements (except for the master site lease) are for ten years (which initial terms may be extended for up to two and a half years) from January 29, 1999, with four, ten-year renewals at our option.

     As an equity contribution, Nextel assigned SMR licenses in our territory to Nextel License Corp. The capital stock of Nextel License Corp. will be transferred to us following FCC approval of the transfer applications and will be pledged to secure borrowings under the credit facility. Pending FCC approval of the transfer applications, our use of SMR frequencies covered by the transferred licenses is governed by the frequency management agreement which affords us the use of frequencies in our territory covered by the transferred licenses. Nextel agreed, as part of its contribution, to pay for future SMR licenses acquired from third parties in exchange for the assignment by us of transferred licenses back to Nextel. The aggregate value of all such exchanges of the transferred licenses may not exceed $25.0 million. We are responsible for the cost of migrating customers off of the frequencies if necessary.

     In addition, Nextel shares with us its experience and know-how in operating iDEN Digital Mobile Networks, by granting us access to meetings and employee training sessions, and will provide services upon our request. The most significant services we can ask Nextel to provide are:

     o use of certain of Nextel's switching facilities in exchange for a per-minute fee based on Nextel's national average cost for such service (including financing and depreciation costs);

     o monitoring of switches owned by us on a 24-hour per day basis by Nextel's network monitoring center in exchange for a fee based on pro-rata costs;

     o use of Nextel's back-office systems for a transitional period in order to support customer activation, billing and customer care in exchange for fees based on Nextel's national average cost for such services, and if necessary after the transitional period, for fees to be mutually determined;

     o use of the Nextel brand name and certain trademarks and service marks, and the marketing and advertising materials developed by Nextel in exchange for a marketing services fee described below;

     o access to technology enhancements and improvements in exchange for pro-rata sharing of any research and development costs; and

     o access to Nextel vendor contracts and terms wherever possible (including Motorola infrastructure and subscriber unit pricing).

     To further support us in our efforts, Nextel has also agreed that:

     o the per-minute switching fees through the year 2001 will be based on the estimated national average cost for such services in the year 2001;

     o the switch monitoring services will be supplied for a fee based on Nextel's average costs of providing such service;

     o the marketing services fee will be eliminated until the later of January 2002 or the first month of the quarter beginning after we achieve two consecutive quarters of positive EBITDA, at which time the fee will be 0.5% of gross monthly service revenues for the next three years of operation and 1.0% of gross monthly service revenues thereafter; and

     o the roaming transfer rate payable to us when Nextel subscribers use our system will be 95% of the average revenue per minute through 1999, 90% in 2000, 85% in 2001 and 80% thereafter, subject to upward or downward adjustment based on the relative customer satisfaction levels of Nextel and us.

     In exchange for the contribution, Nextel received equity interests in Nextel Partners. Subject to certain conditions, Nextel has the option to acquire 100% of the outstanding equity interests of Nextel Partners which it does not already own upon the occurrence of any of the following:

     o on certain dates beginning on the seventh anniversary of the commencement of the operating agreements;

     o in the event Nextel materially changes its technology and does not elect to replace our equipment; or

     o in the event of a material breach by us of our joint venture agreement with Nextel.

     On the other hand, subject to certain conditions, our shareholders have the right to put their entire interest to Nextel if:

     o there is a change of control of Nextel (such right exercisable at any time during the 18-month period following such change of control);

     o Nextel implements operational changes, technology improvements, or pricing structure changes that adversely impact our business, and Nextel does not elect to compensate us for net losses attributable to such changes; or

     o Nextel exercises its right to preempt certain demand registrations of our stock by DLJMB.

     The determination of the purchase price to be paid to interest holders other than Nextel varies for each of the above scenarios, but is generally based on formula prices or some variation of "fair market value" (or a percentage thereof) as determined by independent appraisers.

     We are managed by a board of directors. The Board of Directors consists, and at all times will consist, of one member designated by each of Nextel and Eagle River, two members designated by DLJMB (one of whom will be an officer or director of Madison Dearborn Partners) and our Chief Executive Officer. While the Board of Directors will set forth the general policies, decisions regarding certain matters require the consent of DLJMB, and Nextel's approval must be obtained before any change in technology, any change in our business scope and any sale of all or substantially all of our assets.


MARKETING

     At the time of launch in each of our markets, we expect to market our services to leads and prospects previously generated by the Nextel marketing organization within our territory, either as a result of offices or branches of Nextel national accounts located within our territory or as a result of inquiries directed to Nextel prior to the launch of services. We expect to benefit from Nextel's national advertising campaign and utilize a direct sales force as well as indirect sales channels, such as a "store-within-a-store" at building supply superstores, direct mail and telemarketing.


CUSTOMER CARE

     An overarching goal will be to present customers with a seamless, national interface with the Digital Mobile Network from an operational and customer care standpoint. Customers will be able to contact us through the national 800 number advertised by Nextel; Nextel's call center will automatically route all calls from our customers to us. Because we will have fewer and more consistent pricing and service plans, we anticipate that we will be in a position to offer high-quality customer service. We will initially provide customer care through a dedicated team based at Nextel's customer care center, and intend to establish one or more separate customer care centers when our business base is large enough to justify the expenditures involved.


THE DIGITAL MOBILE NETWORK

     Digital Mobile Network Services. We are designing and constructing our portion of the Digital Mobile Network to generally support the same variety of service offerings as Nextel, including:

     o mobile telephone service, including access to features competitive with those offered by current wireless communications services, such as the "hand-off" of calls from one site to another and "in-building" signal penetration for improved portable performance in selected high usage areas;

     o    two-way dispatch capability; and

     o signaling or paging capability, which also has been built into each subscriber unit, to enable a customer to receive alphanumeric short-text messages.

In addition, the Digital Mobile Network has been designed to offer customers additional features, such as voicemail, call hold, call waiting, no-answer or busy-signal transfer, call forwarding, three-way calling and two lines.

     Roaming Agreements. We expect to enter into international roaming agreements with carriers operating outside of the United States. To the extent that we, independently, are unable to obtain any such agreements due to a technological issue, the operating agreements provide that we will cooperate with Nextel WIP Corp. to provide us with the benefit of Nextel's international roaming arrangement.

     Nextel International, Inc., which is a substantially wholly-owned subsidiary of Nextel, owns significant equity interests in a number of entities that provide wireless communications services (primarily using the iDEN technology) outside the United States. Nextel

International's operating subsidiaries and affiliated entities plan to construct and operate digital networks employing iDEN technology in major metropolitan market areas located in Brazil, Mexico, Argentina, Peru and the Philippines.

     Nextel has entered into a roaming agreement with Clearnet Communications, Inc., which has constructed and operates a digital wireless communications network in Canada using iDEN technology. Nextel also may enter into a roaming agreement with Nextel International's wholly owned subsidiary which has constructed and operates a digital wireless communications network in Mexico using iDEN technology. Such roaming agreements are expected to provide, among other things, the coordination of customer identification and validation necessary to facilitate cross-border roaming service in North America.

     Digital Mobile Network Technology. The Digital Mobile Network, as currently deployed by Nextel, combines the iDEN digital technology developed and designed by Motorola, with a low-power, multi-site transmitter/receiver configuration similar to that used by cellular service, that permits us to reuse the same frequency in different cells, increasing our system's effective capacity. The iDEN technology being deployed by Nextel shares many common components with the GSM technology that has been established as the digital cellular communications standard in Europe and is a variant of the GSM technology that is being deployed by certain PCS operators in the United States.

     The design of the Digital Mobile Network is premised on dividing a service area into multiple sites. Each site will contain the "base radio," a low-power transmitter, receiver and control equipment. The base radio in each site is connected by a microwave, fiber optic or telephone line to a computer controlled switching center. The switching center controls the automatic hand-off of calls from site to site as a customer travels, coordinates calls to and from a customer unit and connects calls to the public switched telephone network or "PSTN", in the case of mobile telephone calls. In the case of two-way dispatch, the switching center connects the customer initiating the call directly to the other customer (in the case of a private call) and directly to a number of other customers (in the case of a group call) to whom the call is directed in the requested service areas.

     Northern Telecom, Inc. has supplied the mobile telephone switches for Nextel's Digital Mobile Network. At September 30, 1998, Nextel reported that it had 28 operational switches and approximately 5,700 cell sites constructed and in operation in its portion of the Digital Mobile Network. As of March 31, 1999, we had one operational switch and approximately 203 cell sites constructed and in operation in our portion of the Digital Mobile Network.

     Under the operating agreements, Nextel will cooperate with us to optimize the location of the switching centers to support our launch of service until such time, if ever, that we attract a customer base in a region sufficient to justify our own purchase of a switch in that region.

     Nextel now uses iDEN technology throughout its portion of the Digital Mobile Network, and we intend to use it exclusively. Although iDEN technology is based on the TDMA technology format, it differs in a number of significant respects from the TDMA technology versions being assessed or deployed by cellular operators and PCS licensees in the United States, which differences may have important consequences. The iDEN technology platform, when utilized for the two-way dispatch function, can carry up to six voice and/or control paths per channel, as compared with three-time slot TDMA technology formats, one of which is now used for iDEN's mobile telephone function and by certain cellular providers.

     The implementation of the Digital Mobile Network design and technology increases the capacity of a SMR channel significantly (as compared to analog technology) in two ways:

   (1) Each channel is capable of carrying up to six voice and/or control paths by employing the six-time slot TDMA digital technology or up to three voice and/or control paths by employing the three-time slot TDMA digital technology. Each voice is converted into a stream of data bits that are compressed before being transmitted, allowing each of the time-slotted voice and/or control paths to be transmitted on the same channel without causing interference.

       Upon receipt of the coded voice data bits, the subscriber unit decodes the voice signal. By using the iDEN technology instead of an analog system, we achieve an approximate six times improvement in channel utilization capacity for channels used for two-way dispatch service and an approximate three times improvement in channel utilization for channels used for mobile telephone service.

   (2) By employing a system design in use in the cellular industry, we are able to reuse channels many times throughout the market area by placing transmitters at low elevation sites and restricting the power output to not more than 100 watts of effective radiated power (which creates a service area of between less than one mile and thirty miles, depending on the terrain and the power setting).

The use of six-time slot TDMA technology for two-way dispatch service and three-time slot TDMA technology for mobile telephone service, in combination with the reuse of frequencies in a cellular-type system design, enables us to utilize our spectrum efficiently.


SYSTEM CONSTRUCTION AND SUPPLIERS

     The first step required to build our network in a new market is the completion of the radio design plan, which typically takes about four months. This stage involves the selection of specific areas in the market for the placement of base radio sites and the identification of specific frequencies that will be employed at each site in the initial configuration. Sites are selected on the basis of their proximity to targeted customers, the ability to acquire and build the site and frequency propagation characteristics. Site procurement efforts include obtaining leases and permits, and in many cases, zoning approvals. This site acquisition process for the initial system to be constructed in a market, depending on the number of sites, typically takes from two to eighteen months.

     Preparation of each site for equipment installation, including construction of equipment shelters, towers and power systems, grounding, ventilation and air conditioning, typically takes six weeks, while equipment installation, testing and pre-operational systems optimization generally takes an additional six weeks prior to commencement of system operation. Following commencement of system operations in a selected market, we expect to add new sites to the system continually in order to improve coverage and capacity.


COMPETITION

     In each of the markets where our portion of the Digital Mobile Network will operate, we will compete with the two established cellular licensees and as many as six PCS licensees, as well as other companies reselling such services. Our ability to compete effectively with other wireless communications service providers depends on a number of factors, including:

     o    the continued satisfactory performance of iDEN technology;

     o the establishment and maintenance of roaming service among our market areas and those of Nextel; and

     o the development of cost-effective direct and indirect channels of distribution for our Digital Mobile Network products and services.

     A substantial number of the entities that have been awarded PCS licenses are current cellular communications service providers and joint ventures of current and potential wireless communications service providers, many of which have financial resources, customer bases and name recognition greater than ours. PCS operators will likely compete with us in providing some or all of the services available through our network. Additionally, we expect that existing cellular service providers, some of which have been operational for a number of years and have significantly greater financial and technical resources, customer bases and name recognition than ours, will continue to upgrade their systems to provide digital wireless communications services competitive with those available on our network. Moreover, cellular and wireline companies have been granted authority to participate in dispatch and SMR services, respectively. We also expect our business to face competition from other technologies and services developed and introduced in the future.

     While we believe that the mobile telephone service currently being provided on the Digital Mobile Network utilizing the iDEN technology is similar in function to and achieves performance levels competitive with those being offered by other current wireless communications service providers in our market areas, there are (and will in certain cases continue to be) differences between the services provided by us and by cellular and/or PCS system operators and the performance of their respective systems. Nextel's all-digital network provides customers with digital quality and advanced features wherever they roam on the Digital Mobile Network, in contrast to hybrid analog/digital networks of cellular competitors, which do not support these features in the large analog-only portion of their networks. Nevertheless, our ability to provide roaming services will be more limited than that of other carriers who have roaming agreements covering larger parts of the country. As we, with the assistance of Nextel, make progress toward building out the Digital Mobile Network nationwide, this disadvantage will be reduced, but we can give no assurance that the Digital Mobile Network will ever be as ubiquitous as other mobile telephone services. In addition, if either PCS or cellular operators provide two-way dispatch services in the future, our competitive advantage in being uniquely able to combine that service with our mobile telephone service would be impaired.

     Subscriber units on the Digital Mobile Network are not compatible with those employed on cellular or PCS systems, and vice versa. This lack of interoperability may impede our ability to attract cellular or PCS customers or those new mobile telephone customers that desire the ability to access different service providers in the same market.

     We plan to market the Nextel multi-function subscriber unit, which is (and is likely to remain) significantly more expensive than analog handsets and is (and is likely to remain) somewhat more expensive than digital cellular or PCS handsets that do not incorporate a comparable multi-function capability. We therefore expect to charge higher prices expected for the subscriber handsets to be used by our Digital Mobile Network customers than those charged to operators for analog cellular handsets and possibly more than those charged to operators for digital cellular handsets. However, we believe that Nextel's multi-function subscriber units currently are competitively priced compared to multi-function (mobile telephone service and alphanumeric short-text messaging) digital cellular and PCS handsets.

     During the transition to digital technology, certain participants in the United States cellular industry are offering subscriber units with dual mode (analog and digital) compatibility. Additionally, certain analog cellular system operators that directly or through their affiliates also are constructing and operating digital PCS systems have made available to their customers dual mode/dual band (800 MHz cellular/1900 MHz PCS) subscriber units, to combine the enhanced feature set available on digital PCS systems within their digital service coverage areas with the broader wireless coverage area available on the analog cellular network. We do not have comparable hybrid subscriber units available to our customers.

     Additionally, we can give no assurances that existing analog SMR customers will be willing to invest in new subscriber equipment necessary to migrate to the Digital Mobile Network, nor can we give any assurance that a sufficient number of our customers or potential customers of our portion of the Digital Mobile Network will be willing to accept system coverage limitations as a trade-off for the enhanced multi-function wireless communications package provided by us on our portion of the Digital Mobile Network.

     Over the past several years as the number of wireless communications providers in our market areas has increased, the prices of such providers' wireless service offerings to customers in those markets have generally been decreasing, although this trend is less pronounced in our markets than in the larger markets on which Nextel has focused its attention. We may encounter market pressures to reduce our Digital Mobile Network service offering prices or to restructure our Digital Mobile Network service offering packages to respond to particular short-term, market-specific situations (such as special introductory pricing or packages that may be offered by new providers launching their service in a market) or to remain competitive in the event that wireless service providers generally continue to reduce the prices charged to their customers, particularly if PCS operators enter the smaller markets that we intend to serve.

     Because many of the cellular operators and certain of the PCS operators in our markets have substantially greater financial resources than us, such operators may be able to offer prospective customers equipment subsidies or discounts that are substantially greater than those, if any, that could be offered by us and may be able to offer services to customers at prices that are below prices that we are able to offer for comparable services. Thus, our ability to compete based on the price of its Digital Mobile Network subscriber units and service offerings will be limited. We cannot predict the competitive effect that any of these factors, or any combination thereof, will have on us.

     Cellular operators and certain PCS operators and entities that have been awarded PCS licenses each control more spectrum than is allocated for SMR service in each of the relevant market areas. Each cellular operator is licensed to operate 25 MHz of spectrum and certain PCS licensees have been licensed for 30 MHz of spectrum in the markets in which they are licensed, while no more than 21.5 MHz is available in the 800 MHz band to all SMR systems, including our systems, in those markets. The control of more spectrum gives cellular operators and such PCS licensees the potential for more system capacity and, therefore, more subscribers than SMR operators, including Nextel and us.

     We believe that we generally have adequate spectrum to provide the capacity needed on our portion of the Digital Mobile Network currently and for the reasonably foreseeable future. We face competition from other wireless service providers and other communications technologies, putting downward pressure on prices. Difficulties in constructing and operating our portion of the Digital Mobile Network could increase its estimated costs and delay its scheduled completion and our ability to generate revenue.

     Nextel has told us that it expects to increase over time the proportion of its Digital Mobile Network customers that it obtains through its indirect distributor network, and we anticipate that our own marketing efforts will follow the same pattern of Nextel's, with an initial reliance on direct sales, followed by increasing reliance on indirect distribution channels. Nextel has reported that, as it expands its retail subscriber base through increased reliance on indirect distribution channels, and as price competition in the wireless industry intensifies, its monthly ARPU is expected to decrease and its average monthly churn rate is expected to increase, and we may be affected by similar factors in the future. We face competition from other wireless service providers and other communications technologies, putting downward pressure on prices.


     In 1997, the FCC reallocated and auctioned 30 MHz of 2.3 GHz spectrum to wireless services. However, the strict operational and technical limitations the FCC placed on use of the spectrum will likely prohibit the provision of mobile services using current technology. Additionally, the FCC has reallocated 220 MHz of radio spectrum for use by "emerging telecommunications technologies," such as PCS, low-earth orbit satellites and mobile satellite systems. The FCC has authorized a consortium of communications companies to provide nationwide mobile satellite services. Additionally, the FCC recently reallocated 36 MHz of the former analog television channels to commercial services, including broadcasts, fixed and mobile services. We cannot predict how these technologies will develop or what impact, if any, they will have on our ability to compete for wireless communications services customers.


EMPLOYEES


     As of March 31, 1999, we had approximately 200 employees, which includes our upstate New York territory and Hawaii operations. None of our employees is or is expected to be represented by a labor union or subject to a collective bargaining agreement, nor have we experienced any work stoppage due to labor disputes. We believe that our relations with our employees are good.


PROPERTIES


     Our headquarters is in Kirkland, Washington. We also maintain administrative offices in Minnetonka, Minnesota.

                                   REGULATION

     Federal Regulation.

     SMR Regulation. We are an SMR operator regulated as such by the FCC. The FCC also regulates the licensing, construction, operation and acquisition of all other wireless telecommunications systems in the United States, including cellular and PCS operators. We are generally subject to the same FCC rules and regulations as cellular and PCS operators, but our status as an SMR operator creates some important regulatory differences.

     Within the limitations of available spectrum and technology, SMR operators are authorized to provide mobile communications services to business and individual users, including mobile telephone, two-way dispatch, paging and mobile data services. SMR regulations have undergone significant changes during the last five years and continue to evolve as new FCC rules and regulations are adopted.

     The first SMR systems became operational in 1974, but these early systems were not permitted or designed to provide mobile telephone service competitive with that provided by cellular operators. SMR operators originally emphasized two-way dispatch service, which involves shorter duration communications than mobile telephone service and places less demand on system capacity. SMR system capacity and quality was originally limited by:

     o    the smaller portion of the radio spectrum allocated to SMR,

     o    the assignment of SMR frequencies on a non-contiguous basis,

     o regulations and procedures that initially served to spread ownership of SMR licenses among a large number of operators in each market, thereby further limiting the amount of SMR spectrum available to any particular operator, and

     o older SMR technology, which employed analog transmission and a single site, high-power transmitter configuration, thus precluding the use of any given SMR frequency by more than one caller at a time within a given licensed service area.

     The original analog SMR market, therefore, was oriented largely to customers such as contractors, service companies and delivery services that have significant field operations and need to provide their personnel with the ability to communicate directly with one another, either on a one-to-one or one-to-many basis, within a limited geographic area. SMR licenses granted prior to 1997 have several unfavorable characteristics, as compared with cellular or PCS licenses. Because these SMR licenses were on a site-by-site basis, numerous SMR licenses were required to cover the metropolitan area typically covered by a single cellular or PCS license.

     SMR licenses granted in 1997 and later were granted to cover a large area (known as an economic area, or EA) rather than a particular antenna at a particular site. EA licenses, therefore, are more like cellular or PCS licenses in this regard, and eliminate one of the former regulatory disadvantages of SMR licenses. Nextel was the largest successful bidder in the FCC's auction of EA licenses, and, as a result, Nextel License Corp. holds EA licenses for all of the territory that Nextel Partners intends to serve. Nextel Partners will be acquiring and utilizing both site by site licenses and EA licenses.

     All of our SMR licenses are subject to FCC build-out requirements, although the FCC recently suspended the build-out deadlines for pre-1997 SMR licenses. Like other wireless providers, we are also required to implement enhanced 911 capabilities by October 2001 and to meet number portability requirements in the 100 largest MSAs, including support for nationwide roaming, by November 2002.

     Federal Regulation of Wireless Operators. Since 1996 SMR operators like Nextel and Nextel Partners have been subject to common carrier obligations similar to those of cellular and PCS operators. This regulatory change recognized the emergence of Nextel's type of SMR service as competitive with the wireless service provided by cellular and PCS providers.

     As a result, SMR providers like Nextel Partners now have many of the same rights (such as the right to interconnect with other carriers) and are subject to many of the same obligations applicable to cellular and PCS operators. Requirements applicable to all wireless operators include:

     o an obligation to permit resale of their services until November 24, 2002;

     o spectrum cap regulations generally limiting any entity for holding more than 45 MHz of wireless spectrum in any geographic area;

     o technical and reporting requirements, such as coordination of proposed frequency usage with adjacent wireless users to avoid electrical interference between adjacent networks and regulation of the height and power of base radio transmitters;

     o rules governing the interconnection between our networks and the rest of the public telephone network;

     o rules permitting law enforcement authorities to intercept calls, with appropriate authorization, and requiring wireless operators to maintain the technical capability to permit this;

     o required payments to support the cost of federal universal service programs, calculated as a percentage of revenue, and

     o a requirement to make services accessible to persons with disabilities.


State Regulation and Local Approvals

     The states in which we operate generally have state agencies or commissions charged under state law with regulating telecommunications companies, and local governments generally seek to regulate placement of transmitters and rights of way. While the powers of state and local governments to regulate wireless carriers are limited to some extent by federal law, we will have to devote resources to comply with state and local requirements. For example, state and local governments generally may not regulate our rates or our entry into a market, but are permitted to manage public rights of way, for which they can require fair and reasonable compensation.


Pending Regulatory Initiatives

     The FCC and a number of state regulatory authorities have initiated proceedings or indicated their intention to examine the implementation of number portability to permit customers to retain their telephone numbers when they change service providers, the implementation of various number conservation mechanisms, and alterations in the structure of universal service funding, among other matters. These initiatives could impose significant financial obligations on us and other wireless service providers, the magnitude of which we cannot predict.


LEGAL AND ADMINISTRATIVE PROCEEDINGS

     The Communications Act requires us to obtain FCC approval before we can assume full control of the licenses Nextel is transferring to us. We began the approval process by filing transfer applications with the FCC. The period for third parties to file petitions to deny these applications has closed with no petitions filed. The FCC, however, may accept late filed petitions under exceptional circumstances. At the conclusion of the process, the FCC may approve the transfer applications as in the public interest, or may conclude that there are substantial and material issues of fact that prevent approval of the transfer applications. The latter determination requires the FCC to convene a hearing on the transfer applications. Typically the FCC's review process takes three to six months to complete. However, the FCC is not required to complete its assessment within any time limit, and any determination it reaches is subject to judicial review. While neither we nor Nextel are aware of any basis for the FCC to deny the transfer applications, we cannot be absolutely certain that the transfer applications will be granted.


     The Hawaii Public Service Commission requires wireless providers to obtain a Certificate of Registration to operate in Hawaii and requires approval of asset transfers and encumbrance of regulated entity assets. The process was initiated by the filing on January 29, 1999 of a Petition for a Certificate of Registration, Transfer of Assets from Nextel West Corp. to NPCR, Inc. and Encumbrance of NPCR, Inc.'s Assets. Nextel West Corp. is a wholly owned subsidiary of Nextel and NCPR is a wholly-owned subsidiary of Nextel Partners. We expect the Petition to be granted by June 30, 1999, and neither we nor Nextel are aware of any basis for the Hawaii Public Service Commission to deny the Petition.

                                  MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and directors of Nextel Partners:




NAME                             AGE    POSITION
-----------------------------   -----   ------------------------------------------------
John Chapple ................   45      President, Chief Executive Officer and Director
John D. Thompson ............   45      Chief Financial Officer and Treasurer
David Thaler ................   43      Vice President--Field Operations
                                        Vice President--Engineering and Technical
David Aas ...................   45      Operations
Perry Satterlee .............   38      Vice President--Business Operations
Mark Fanning ................   39      Vice President--People Development
Donald Manning ..............   38      Vice President, General Counsel and Secretary
Timothy M. Donahue ..........   49      Director
Andrew H. Rush ..............   40      Director
Andrew E. Sinwell ...........   34      Director
Dennis M. Weibling ..........   47      Director

     John Chapple has worked to organize Nextel Partners throughout 1998 and has been the President, Chief Executive Officer and a director of Nextel Partners since August 1998. Mr. Chapple, a graduate of Syracuse University and Harvard University's Advanced Management Program, has nearly twenty years experience in the cable television and wireless communications industries. From 1978 to 1983, he served on the senior management team of Rogers Cablesystems before moving to American Cablesystems as Senior Vice President of Operations from 1983 to 1988. From 1988 to 1995, he served as Executive Vice President of Operations for McCaw and subsequently AT&T Wireless Services following the merger of those companies. From 1995 to 1997, Mr. Chapple was the President and Chief Operating Officer for Orca Bay Sports and Entertainment in Vancouver, B.C. Orca Bay owns and operates Vancouver's National Basketball Association and National Hockey League sports franchises in addition to the General Motors Place sports arena and retail interests. Mr. Chapple is the past Chairman of Cellular One Group and the Personal Communications Industry Association, as well as Vice-Chairman of the CTIA.

     John D. Thompson has been the Chief Financial Officer and Treasurer of Nextel Partners since August 1998 and has approximately twenty years of finance experience including twelve years in the wireless communications industry. Mr. Thompson holds both a B.A. in Accounting and a Juris Doctor from the University of Puget Sound. From 1978 to 1986, he served as Tax Manager for Laventhol & Horwath. In 1986, he joined McCaw as Vice President of Tax. In 1990, he became Senior Vice President of McCaw and assumed a significant role in a number of key initiatives for the company, including McCaw's acquisition of LIN Broadcasting in 1990, the merger of McCaw and AT&T in 1993 and AT&T's PCS license acquisitions in 1996. In 1997, he became Chief Financial Officer for AT&T Wireless Services. Mr. Thompson has served on the boards of a number of AT&T Wireless Services joint ventures, including Bay Area Cellular Telephone Company.

     David Thaler has been the Vice President-Field Operations of Nextel Partners since August 1998 and has nearly seventeen years of management experience in the wireless and cable television industries. From February 1997 to 1998, he served as Senior Vice President and Managing Director of International Development and Operations for AT&T Wireless

Services. In this role, Mr. Thaler had overall responsibility for all operating facets related to AT&T Wireless joint ventures in Brazil, Hong Kong, India, Colombia and Taiwan. From 1995 to 1997, Mr. Thaler was Vice President of Operations for AT&T Wireless Services' Central Region business unit. From 1988 to 1995, Mr. Thaler served as Vice President and General Manager of McCaw's Minnesota District providing overall leadership for an operation consisting of fourteen MSAs. From 1983 to 1988, he served as General Manager and Regional Vice President for American Cablesystems.

     David Aas has been the Vice President-Engineering and Technical Operations of Nextel Partners since August 1998. Prior to joining Nextel Partners, Mr. Aas served as Vice President of Engineering and Operations of AT&T Wireless Services' Messaging Division. Mr. Aas has twenty-one years experience in the wireless industry and has held a number of senior technical management positions, including positions with Airsignal from 1977 to 1981, MCI from 1981 to 1986 and MobileComm from 1986 to 1989. Since 1989, he has been with AT&T Wireless Services, where he has led the design, development, construction and operation of AT&T Wireless Services' national messaging network. Mr. Aas served on the Technical Development Committee of the Personal Communications Industry Association and led the development and deployment of the PACT two-way messaging system.

     Perry Satterlee has been the Vice President-Business Operation of Nextel Partners since August 1998 and has approximately ten years of wireless industry experience. He has spent the last two years with Nextel, where he held the position of President-Pacific Northwest Area since its inception in 1996. Prior to joining Nextel, Mr. Satterlee served from 1992 to 1996 as Vice President and General Manager of AT&T Wireless Services' Central California District. From 1990 to 1992, he was General Manager of McCaw's Ventura/Santa Barbara market. From 1988 to 1990, Mr. Satterlee was Director of Planning for McCaw, where he led the company's planning and budgeting processes.

     Mark Fanning has been the Vice President-People Development of Nextel Partners since August 1998 and has over seventeen years of human resources experience, including nine years in the wireless industry with McCaw and AT&T Wireless Services. From 1995 to 1998, Mr. Fanning served as Vice President for People Development Operations for AT&T Wireless Services. From 1991 to 1995, he served as Director and later as Vice President of Compensation & Benefits for AT&T Wireless Services. From 1989 to 1991, he was the Director of People Development for McCaw's California/Nevada region.

     Donald Manning has been the Vice President, General Counsel and Secretary of Nextel Partners since July 1998. Prior thereto, he served as Regional Attorney for AT&T Wireless Services' Western Region, an eleven state business unit generating over $400 million in revenues annually. Prior to joining AT&T Wireless Services, Mr. Manning was a Senior Associate with Heller, Ehrman, White and McAuliffe specializing in corporate and commercial litigation. From 1985 through 1989, he was an Associate with the Atlanta-based firm of Long, Aldridge & Norman.

     Timothy M. Donahue has been a director of Nextel Partners since January 1999. Mr. Donahue has been a director of Nextel since May 1996 and has been the President of Nextel since February 1996. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services.

     Andrew H. Rush has been a director of Nextel Partners since January 1999. Mr. Rush has been a Managing Director of DLJ Merchant Banking since January 1997. From 1992 to 1997, Mr. Rush was an officer of DLJ Merchant Banking and its predecessors. Mr. Rush currently serves as a member of the advisory board of Triax Midwest Associates, L.P. and as a member of the board of directors of Societe d'Ethanol de Synthese.

     Andrew E. Sinwell has been a director of Nextel Partners since January 1999. Mr. Sinwell has been a Director of Madison Dearborn Partners since August 1996. From 1994 to 1996, Mr. Sinwell was a Senior Policy Advisor at the FCC.

     Dennis M. Weibling has been a director of Nextel Partners since January 1999. Mr. Weibling has been a director of NEXTLINK since January 1997. Mr. Weibling also has been President of Eagle River, Inc. since October 1993. Mr. Weibling is a director of Nextel and a member of the operations, audit, finance and compensation committees. Mr. Weibling serves on the board and executive committee of Teledesic Corporation, a satellite telecommunications company backed by Mr. McCaw and Bill Gates. As a licensed certified public accountant in Washington, Mr. Weibling is a member of the American Society of Certified Public Accountants and the Washington Society of Certified Public Accountants.


DIRECTOR COMPENSATION

     Directors of Nextel Partners do not receive compensation for services provided as a director. All Board members are reimbursed for their out-of-pocket expenses in serving on the Board of Directors.


EXECUTIVE EMPLOYMENT CONTRACTS AND COMPENSATION

     Nextel Partners has entered into employment agreements with Messrs. Chapple, Thompson, Thaler, Aas, Satterlee and Fanning in connection with their employment. Each receives an annual base salary ranging from $125,000 to $150,000 with an additional cash payment of up to 40% of his then current base salary if certain performance targets are met. On January 29, 1999, each received a lump sum ranging from $70,000 to $90,000 in recognition of his service prior to such date. Each agreement has an initial 4 year term. In addition, each executed restricted stock purchase agreements, whereby Nextel Partners issued to each shares of restricted common stock equal to 4.51% in the aggregate of the diluted equity of Nextel Partners which vest over a four-to-six year period based on attainment of certain performance goals by Nextel Partners. See "Ownership of Capital Stock and Principal Stockholders".

     In addition, on January 29, 1999, Nextel Partners entered into a stock option agreement whereby Nextel Partners granted Mr. Thompson the option to purchase up to 35,000 shares of Class A common stock at an exercise price of $10.00 per share. After the fourth anniversary of the Agreement, Mr. Thompson may surrender, without payment of the exercise price, all or a portion of the option for payment in cash by the Company of $14.286 per share. Moreover, Mr. Thompson obtained a secured loan of $2.2 million from Nextel Partners, evidenced by the non-negotiable promissory note delivered by Mr. Thompson on January 29, 1999 to Nextel Partners. The option is vested and exercisable by Mr. Thompson, and will expire on January 29, 2009.


EMPLOYEE STOCK OPTION PLAN

     Nextel Partners has established a stock option plan which offers employees the opportunity to purchase shares of Class A common stock at a price equal to the fair market value of a share of such stock as of the date of grant of such options. The total number of shares that could be acquired under the plan would be approximately 2,022,222 shares.

     The grant of options to senior managers is conditioned on Nextel Partners' achievement of performance criteria based on buildout, revenue and EBITDA targets. The grants to employees, other than senior managers, may be subject to similar performance criteria or other criteria established by Nextel Partners' Board of Directors. Nextel Partners expects 25% of the options subject to the plan to be granted in connection with the recruitment of new employees and that senior managers will receive in the aggregate 20% of the total number of options granted in each year.


     No more than 30% of the number of authorized options will be granted in any year. The first options will be awarded as of December 31, 1999. No options may be granted after January 1, 2003.


     The options granted will be exercisable and vested in whole or in part depending on the number of years such option holder has worked at Nextel Partners.


     The plan contemplates the acceleration of vesting of some or all options upon a Change of Control of Nextel Partners (as defined in the plan).


     The options granted would be exercisable for 10 years. The options would be generally non-transferable and the right to exercise can terminate concurrently with termination of employment.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


THE SUBSCRIPTION AND CONTRIBUTION AGREEMENT

     As discussed under "Business--The Capitalization Transactions," through a subscription agreement, Nextel WIP Corp. agreed to assign certain licenses to Nextel License Corp. Upon FCC approval, Nextel WIP Corp. will transfer to us the capital stock of Nextel License Corp. The book value of these licenses was approximately $133.2 million as of January 29, 1999. In exchange, Nextel WIP Corp. received 2,185,000 shares of Series B redeemable or convertible preferred stock, 8,740,000 shares of Series C convertible preferred stock, and 2,185,000 shares of Series D convertible preferred stock of Nextel Partners.

     Each of the cash equity investors has made irrevocable commitments to contribute to Nextel Partners an aggregate of $156.4 million in cash in exchange for a total of 15,643,322 shares of Series A preferred stock. As of January 29, 1999, the cash equity investors contributed an aggregate of $52.1 million of their $156.4 million commitment. The cash equity investors are required to contribute the unfunded portion of their respective commitments under the subscription agreement in installments of $52.1 million on each of December 31, 1999 and December 31, 2000.

     Motorola contributed to Nextel Partners an $18.4 million credit against future purchases of certain Motorola system infrastructure equipment in exchange for 1,836,649 shares of Series A convertible preferred stock.


THE SHAREHOLDERS' AGREEMENT

     General. As set forth in a shareholders' agreement, Nextel WIP Corp., Motorola, the cash equity investors, the management shareholders and Nextel Partners agreed to certain matters in connection with the management and operations of Nextel Partners and the sale, transfer or other disposition of the capital stock of Nextel Partners.

     Nextel Partners is governed by the Board of Directors consisting of five persons, and, unless otherwise required, actions of the Board of Directors require the affirmative vote of a majority of the Board of Directors at a duly convened meeting. The shareholders have agreed to vote for the five persons as follows: (i) two directors selected by DLJMB (one of whom will be an officer of Madison Dearborn Partners); (ii) one director selected by Nextel WIP Corp.;
(iii) one director selected by Eagle River; and (iv) the Chief Executive Officer of Nextel Partners. DLJMB also has the right to have two non-voting observers present at board meetings. Certain significant matters require the approval of at least one of the directors selected by DLJMB or the approval of the director selected by Nextel WIP Corp.

     Restrictions on Transfer. The shareholders' agreement imposes numerous restrictions with respect to the sale, transfer or other disposition of the capital stock of Nextel Partners.

     Registration Rights. Subject to certain limitations, DLJMB has certain demand registration rights prior to an initial public offering and the parties to the shareholders' agreement are entitled to unlimited "piggy back" registrations if Nextel Partners proposes to register its own securities. In addition, Nextel WIP Corp. has certain rights to preempt a public offering of Nextel Partners' stock by Nextel Partners or DLJMB or repurchase all of Nextel Partners' Stock being offered.

     Preemptive Rights. The shareholders' agreement grants preemptive rights in certain circumstances to the shareholders. If, on or prior to the initial public offering, Nextel Partners proposes to issue any equity security (other than pursuant to any warrant, stock option or stock appreciation rights plan) for cash, each shareholder shall have a preemptive right to purchase its pro rata portion of such securities.

     Certain Rights and Obligations of Nextel WIP Corp. Subject to certain limitations, Nextel WIP Corp. has the right to purchase all of the outstanding stock of Nextel Partners. The parties to the shareholders' agreement, other than Nextel WIP Corp., have the right, subject to certain limitations, to require Nextel WIP Corp. to purchase all of the outstanding stock of Nextel Partners. The parties to the shareholders' agreement (other than Nextel WIP Corp.) also have the right, subject to certain limitations, to participate in any sale by Nextel WIP Corp. of all of its shares to a third party.

     Reimbursement of Certain Expenses. Nextel Partners has reimbursed Nextel and Eagle River $16.6 million and $1.2 million for operating expenses made and incurred by them prior to January 29, 1999 in order to facilitate the construction of Nextel Partners' portion of the Digital Mobile Network. Nextel Partners also reimbursed the actual out-of-pocket transaction costs, including reasonable fees and expenses of counsel, for Nextel, Eagle River and DLJMB in connection with the consummation of the capitalization transactions on January 29, 1999.

     Repurchase Rights. Under the joint venture agreement, Nextel Partners has the right to extend its build-out of the Digital Mobile Network to include option markets within a specified time period. If Nextel Partners does not elect to construct option markets covering a specified number of POPs prior to the expiration of such period, or upon the earlier merger or consolidation of Nextel Partners with another entity or sale of all or substantially all of Nextel Partners' assets, Nextel Partners is obligated to purchase from Eagle River and each of the management shareholders, at $.01 per share, up to 12.6% (on a sliding scale basis, depending on the number of POPs covered by any option markets that are timely constructed) of the shares of Class A common stock that Eagle River and such management shareholders purchased from Nextel Partners on November 20, 1998.


NEXTEL OPERATING AGREEMENTS

     As described under "Business--Capitalization Transactions" and "--Operating Agreements," Nextel Partners entered into agreements with Nextel WIP Corp., a wholly owned subsidiary of Nextel, which govern the build out and operation of Nextel Partners' portion of the Digital Mobile Network. Copies of certain of the following agreements have been filed with the SEC as part of our registration statement of which this prospectus is a part.

      o The Joint Venture Agreement. This agreement requires Nextel Partners to meet certain build out and operational obligations, including meeting minimum construction requirements, ensuring compatibility of Nextel Partners' systems with Nextel's portion of the Digital Mobile Network, offering certain service features with respect to its systems and causing Nextel Partners' systems to comply with Nextel's iDEN quality standards. In addition, Nextel Partners has agreed that it will obtain Nextel's approval in certain circumstances, including making a material change in the technology used in its business or disposing all or substantially all of its assets. Nextel WIP Corp. has agreed to assist Nextel Partners in obtaining discounts from Nextel vendors and service providers as well as provide certain back office and information systems platforms to Nextel Partners on a ongoing basis.

      o Trademark License Agreement. Under this agreement Nextel WIP Corp. granted OPCO a license to use certain Nextel trademarks and service marks. OPCO is obligated to pay royalties to Nextel WIP Corp. for its use of the licensed marks, beginning on a date that is the later of January 1, 2002 or the first day of the month after Nextel Partners has achieved two consecutive fiscal quarters of positive EBITDA. For the first three years after such date, the royalty is equal to 0.5% of gross monthly service revenues, and will be equal to 1% of gross monthly service revenues thereafter.

      o Roaming Agreement. Through this agreement, Nextel WIP Corp. and OPCO provides ESMR service to subscribers and certain other designated users of the other, in either case, the "Home Service Provider", while such subscribers or designated users are out of the Home Service Provider's territory and roaming in the territory of the other.

     Subject to quarterly adjustment, Nextel Partners receives revenues from the payment of roaming fees by Nextel WIP Corp. equal to 95% of the aggregate service revenue per minute generated by Nextel's customers roaming on Nextel Partners' portion of the Digital Mobile Network through 1999, 90% in 2000, 85% in 2001 and 80% thereafter. When customers of Nextel Partners roam onto Nextel's portion of the Digital Mobile Network, approximately 80% of the aggregate service revenue per minute generated by such customers will be paid to Nextel WIP Corp.

      o Frequency Management Agreement. Pending FCC approval of the transfer applications, Nextel Partners' right to utilize the frequencies covered by the transferred licenses is governed by this agreement.

      o Analog Management Agreement. Through this agreement, Nextel Partners permits Nextel WIP Corp. (which may in turn permit Nextel) to use certain SMR frequencies that are covered by the transferred licenses, and that are not being used by Nextel Partners to operate its portion of the Digital Mobile Network, for the operation of analog systems and the offering of analog service.

      o Asset Transfer and Reimbursement Agreement. Nextel Partners purchased from Nextel WIP Corp. assets located in Nextel Partners' markets at a cost of approximately $115.6 million through this agreement. Nextel Partners also reimbursed Nextel WIP Corp. for operating losses incurred by Nextel prior to January 29, 1999 in the amount of $16.6 million.

     Nextel WIP Corp. has agreed to indemnify Nextel Partners for undisclosed liabilities in excess of $1.5 million upon notice by Nextel Partners in reasonable detail thereof within 180 days after January 29, 1999.

      o Master Site Lease Agreement. OPCO leases from Nextel WIP Corp., under this agreement, space on telecommunications towers, that are owned by affiliates of Nextel WIP Corp. in Nextel Partners' markets. OPCO pays Nextel WIP Corp. monthly rental payments based on the number of sites subject to the master site lease. Nextel and SpectraSite Communications, Inc. have entered into an agreement whereby SpectraSite has agreed to purchase cell sites and towers from Nextel including the cell sites and towers located in Nextel Partners' territory. When this transaction is consummated, Nextel Partners will execute a master site lease agreement with SpectraSite to replace, and which will contain substantially similar terms to, the current master lease with Nextel. In addition, Nextel WIP Corp. has agreed that certain economic terms, such as the rental amounts due for the first three years, will be the same under the SpectraSite master lease and, if such terms are less favorable, Nextel WIP Corp. will compensate Nextel Partners for the difference.

      o Transition Services Agreement. Under this agreement, certain accounting, payroll, customer care, purchasing, human resources and billing functions is made available to OPCO through Nextel WIP Corp. OPCO pays monthly fees based on Nextel's cost of providing such services.

      o Switch Sharing Agreement. Nextel WIP Corp. provides certain telecommunications switching services to OPCO which permits OPCO to link cell sites to and electronically access certain switching equipment used and maintained by affiliates of Nextel WIP Corp.

and facilitates OPCO's provision of ESMR service to Nextel Partners' subscribers under this agreement. OPCO pays Nextel WIP Corp. monthly switching fees based on Nextel's cost of providing such services at a rate reflecting Nextel's estimated cost as of January 2001 through January 1, 2001 subject to adjustment.


      o Agreement Specifying Obligations of and Limiting Liability and Recourse to Nextel. Pursuant to the terms of this agreement, the maximum cumulative, aggregate cash liability of Nextel and its controlled affiliates (other than Nextel WIP Corp.) for any and all actual or alleged claims or causes of action arising in connection with any aspect of the agreements governing or otherwise relating to the operating agreements is capped at $200.0 million.


MOTOROLA PURCHASE AGREEMENTS


     Under the iDEN Infrastructure Equipment Purchase Agreement and the Subscriber Purchase and Distribution Agreement between Nextel Partners and Motorola, dated as of January 29, 1999, Nextel Partners agreed to purchase, and Motorola agreed to sell, certain infrastructure equipment and related software and services required for the build-out of Nextel Partners' portion of the Digital Mobile Network, as well as subscriber handsets and certain accessories.



     Nextel Partners obtained pricing for the Motorola equipment and subscriber units on financial and other terms that are substantially similar to those obtained by Nextel. Under the Motorola purchase agreements, Nextel Partners expects to purchase over a three year period $98.5 million worth of subscriber units and accessories and over the same period approximately $145.0 million worth of Motorola equipment. Nextel Partners received, in connection with its purchases of the Motorola equipment, an $18.4 million credit from Motorola in return for the issuance of 1,836,649 shares of Series A convertible preferred stock to Motorola as part of the capitalization transactions consummated on January 29, 1999. See "Business--The Capitalization Transactions," "--Business Strategy."


DLJMB AFFILIATION WITH INITIAL PURCHASER/BANK SYNDICATE


     DLJ Capital, an affiliate of DLJMB, will receive customary fees and reimbursement of expenses in connection with the arrangement and syndication of the credit facility and as a lender thereunder. Donaldson, Lufkin & Jenrette Securities Corporation, which is also an affiliate of DLJMB, acted as a financial advisor to Nextel Partners, as arranger under the credit facility and as an initial purchaser in the offering of the old notes. The aggregate amount of all fees paid to the DLJ entities in connection with the capitalization transactions was approximately $14.7 million. Nextel Partners and its affiliates may from time to time enter into other investment banking relationships with DLJ Securities or one of its affiliates through which DLJ Securities or its affiliate will receive customary fees and will be entitled to reimbursement of reasonable disbursements and out-of-pocket expenses incurred in connection with such services. Nextel Partners expects that any such arrangement will include provisions for the indemnification of DLJ Securities against certain liabilities, including liabilities under the federal securities laws. See "Plan of Distribution."

             OWNERSHIP OF CAPITAL STOCK AND PRINCIPAL STOCKHOLDERS


CAPITAL STOCK

     General. Nextel Partners is authorized to issue an aggregate of 200 million shares of common stock, par value $.001 per share, of which 1,558,888 shares are outstanding, and up to 100.0 million shares of preferred stock, par value $.001 per share, of which 17,479,971 shares of Series A convertible preferred stock, 2,185,000 shares of Series B redeemable preferred stock, 8,740,000 shares of Series C convertible preferred stock and 2,185,000 shares of Series D convertible preferred stock are outstanding. The following is a summary of certain of the rights and privileges pertaining to the common stock and the preferred stock. The summary in this prospectus with respect to the provisions of Nextel Partners' capital stock does not purport to be complete and is subject to, and is qualified in its entirety by, Nextel Partners' restated certificate of incorporation, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.


COMMON STOCK

     The common stock is classified into two classes: Class A common stock and Class B common stock. As of March 31, 1999, all outstanding shares of common stock are Class A common stock. The holders of common stock are entitled to one vote per share on all matters submitted for action by the shareholders. There is no provision for cumulative voting with respect to the election of directors. Holders of common stock are entitled to share equally, share for share, if dividends are declared on common stock, whether payable in cash, property or securities.

     Class A Common Stock. Under certain circumstances, shares of Class A common stock (and securities convertible into Class A common stock other than Class B common stock) are callable at the option of Nextel WIP Corp., a subsidiary of Nextel or may be put to NWIP at the option of the holders.

     Class B Common Stock. Shares of Class B common stock are convertible at any time at the option of the holder into an equal number of shares of Class A common stock.


PREFERRED STOCK

     Ranking. With respect to rights on liquidation, dissolution or winding up the order of preference is as follows:

   (1)   the Series B redeemable preferred stock;

   (2)   the Series A convertible preferred stock;

   (3)   the Series C and Series D convertible preferred stock; and

   (4)   the Class A and Class B common stock.

     The holders of the Series A and Series C convertible preferred stock are entitled to vote on an as converted basis on all matters submitted for action by the shareholders. Series D convertible preferred stock and Series B redeemable preferred stock do not have any voting rights other than to approve mergers or consolidations adverse to the rights of holders of such securities. The holders of Series A, Series C and Series D convertible preferred stock are entitled to share equally, share for share on an as converted basis, if and when dividends are declared on common stock, whether payable in cash, property or securities.

     Series A Convertible Preferred Stock. Each share of Series A convertible preferred stock is convertible into one share of Class A common stock at any time.

     Series B Redeemable or Convertible Preferred Stock. The Series B redeemable or convertible preferred stock is subject to mandatory redemption by Nextel Partners 375 days after the stated maturity of the notes. The price for redemption will be the liquidation value, which accretes at an annual rate of 12% from the date of issuance. The Company may elect under certain circumstances to pay the redemption price by issuing Series C Preferred Stock for each share of Series B Preferred Stock so redeemed. The Series B Preferred Stock is subject to voluntary redemption.

     Series C Convertible Preferred Stock. Each share of Series C convertible preferred stock is convertible into one share of Class B common stock at any time.

     Series D Convertible Preferred Stock. Each share of Series D convertible preferred stock is convertible into one share of Class B common stock at any time.


PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of March 31, 1999, with respect to the beneficial ownership of shares of Class A common stock by
(i) certain persons known to Nextel Partners to be a beneficial owner of more than 5% of the outstanding shares of such common stock, (ii) each director and executive officer of Nextel Partners, and (iii) all executive officers and directors as a group.



                                                                     PERCENT OF
                                                  NUMBER OF           CLASS A
NAME AND ADDRESS                                  SHARES(1)         COMMON STOCK
------------------------------------------   -------------------   -------------
Nextel WIP Corp.
 1505 Farm Credit Drive
 McLean, VA 22102 ........................        10,925,000(2)         33.7%
Motorola, Inc.
 1303 East Algonquin Road, 11th Floor
 Schaumburg, IL 60196 ....................         1,836,649(3)          5.7
Eagle River Investments, LLC
 2300 Carillon Point
 Kirkland, WA 98033 ......................         2,748,389(3)          8.5
DLJMB Funds
 277 Park Avenue
 New York, NY 10172 ......................         3,800,000(3)         12.3
Madison Dearborn Capital Partners II, L.P.
 Three First National Plaza
 Chicago, IL 60602 .......................         3,624,972(3)         11.8
GE Capital Services
 Structured Finance Group, Inc.
 120 Long Ridge Road
 Stamford, CT 06927 ......................           439,248(3)          1.4
NMS Capital L.P.
 9 West 57th Street
 New York, NY 10019 ......................           419,271(3)          1.3
Cascade Investments, L.L.C.
 2365 Carillon Point
 Kirkland, WA 98033 ......................           698,800(3)          2.2
Ampersand Holdings, L.L.C.
 1301 Santa Barbara Street
 Santa Barbara, CA 93101 .................           419,271(3)          1.3
John Chapple .............................           511,071(3)          1.6
John D. Thompson .........................           374,444(4)          1.2
David Thaler .............................           195,000               *

                                                              PERCENT OF
                                               NUMBER OF       CLASS A
NAME AND ADDRESS                               SHARES(1)     COMMON STOCK
-------------------------------------------   -----------   -------------
David Aas .................................     162,500            *
Perry Satterlee ...........................     137,222            *
Mark Fanning ..............................     137,222            *
Directors and Officers of Nextel
 Partners as a group (10 Persons) .........   1,517,459           4.7

----------
*     Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and convertible securities held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's names.

(2) Includes shares of Class B common stock which Nextel WIP Corp. has the right to acquire upon conversion of its Series C convertible preferred stock and Series D convertible preferred stock.

(3) Includes shares of Class A common stock which it has the right to acquire upon conversion of its or its affiliates' Series A convertible preferred stock.

(4) Includes 35,000 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of January 29, 1999.

                              THE EXCHANGE OFFER


BACKGROUND

     On January 29, 1999, Nextel Partners privately placed the old notes in a transaction exempt from the registration under the Securities Act. Accordingly, the old notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available.

     In the registration rights agreement, we agreed with the initial purchasers to, at our own cost:

    o file an exchange offer registration statement within 120 days after January 29, 1999, the original issue date of the old notes,

    o use our commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act at the earliest possible time, but no later than 180 days following January 29, 1999, and

    o upon effectiveness of the exchange offer registration statement, offer new notes in exchange for surrender of the old notes.

     In addition, we agreed to keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to holders of the old notes. The new notes are being offered under this prospectus to satisfy these obligations of Nextel Partners under the registration rights agreement.

     The summary in this prospectus of provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.


TERMS OF THE EXCHANGE

     Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal that accompanies this prospectus, Nextel Partners will accept any and all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Nextel Partners will issue an equal principal amount at maturity of new notes in exchange for the principal amount of old notes accepted in the exchange offer. Old notes may be tendered only in integral multiples of $1,000.


     The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that:

   (1) the new notes will be freely transferable, other than as described in this prospectus, and will not contain any legend restricting their transfer;

   (2) holders of the new notes will not be entitled to certain rights of holders of old notes under the registration rights agreement, which rights will terminate on consummation of the exchange offer; and

   (3) the new notes will not contain any provisions regarding the payment of special interest.

     The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture. See "Description of the Notes."

     The exchange offer is not conditioned on any minimum aggregate principal amount at maturity of old notes being tendered for exchange.


RESALE OF THE NEW NOTES

     Based on interpretations by the staff of the SEC in no-action letters issued to third parties, Nextel Partners believes that the new notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders of the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if:

   (1) the holders acquired the new notes in the ordinary course of its business;

   (2) the holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes;

   (3) the holders are not "affiliates" of Nextel Partners within the meaning of Rule 405 under the Securities Act;

   (4) the holders are not broker-dealers who acquired the old notes directly from Nextel Partners; and

   (5) the holders are not broker-dealers who acquired the old notes as a result of market-making or other trading activities.

     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where those new notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. Nextel Partners will make this prospectus available to any participating broker-dealer in connection with any resale of this kind for a period of 30 days after the expiration date of the exchange offer. See "Plan of Distribution."


SHELF REGISTRATION STATEMENT

     If applicable law or interpretations of the staff of the SEC are changed such that the new notes received by holders who make all of the above representations in the letter of transmittal are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act, Nextel Partners will, at its cost:

      o  file a shelf registration statement covering resales of the old notes,


    o use all commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act, and

    o use all commercially reasonable efforts to keep effective the shelf registration statement until the earlier of two years after January 29, 1999 or the time when all of the applicable old notes are no longer outstanding.

     Nextel Partners will, if and when it files the shelf registration statement, provide to each holder of the old notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the old notes. A holder that sells old notes pursuant to the shelf registration statement generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers, will be subject to civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the registration rights agreement which are applicable to the holder, including certain indemnification obligations. In addition, each holder of old notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its old notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages described below.


LIQUIDATED DAMAGES

     Liquidated damages will accrue on the principal amount at maturity of the old notes, in addition to the stated interest on the old notes, from the date on which a registration default occurs to the date such registration default is cured.

     The occurrence of any of the following is a registration default:

   (1) neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC on or before the applicable deadline described above,

   (2) neither the exchange offer registration statement nor the shelf registration statement has been declared effective by the SEC on or before the applicable deadline described above,

   (3) the exchange offer has not been consummated by the 30th business day after the exchange offer registration statement has become effective, or

   (4) after either the exchange offer registration statement or the shelf registration statement has been declared effective, that registration statement ceases to be effective or usable, subject to certain exceptions, without being succeeded within two days by an amendment to that registration statement that cures such failure and is declared effective within five days of such filing.

     Liquidated damages will accrue at a rate of $0.05 per week per $1,000 in principal amount at maturity of the notes during the 90-day period after the occurrence of the registration default and will increase by an additional $0.05 per week per $1,000 in principal amount at maturity at the end of each subsequent 90-day period until all registration defaults have been cured. In no event will the rate exceed $0.50 per week per $1,000 in principal amount at maturity of the notes.

     The sole remedy available to the holders of the old notes will be the immediate assessment of liquidated damages on the old notes as described above. Any amount of liquidated damages due as described above will be payable in cash on the same interest payment dates as the old notes.


EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date of the exchange offer is 5:00 p.m., New York City
time, on          , 1999, unless Nextel Partners, in its reasonable discretion, extends the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, Nextel Partners will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     Nextel Partners reserves the right, in its reasonable discretion:

    o to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if, in its reasonable judgment, any of the conditions described below under "--Conditions" shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

      o  to amend the terms of the exchange offer in any manner.

     Nextel Partners will promptly announce any such event by making a timely release to the Dow Jones News Service and may or may not do so by other means as well.


PROCEDURES FOR TENDERING

     To tender old notes in the exchange offer, the holder must:

    o properly complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal,

      o have the signatures thereon guaranteed if required by the letter of transmittal, and

    o except as discussed in "Guaranteed Delivery Procedures," mail or otherwise deliver the letter of transmittal, or facsimile, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     The exchange agent must receive the old notes, a completed letter of transmittal and all other required documents at the address listed below under "--Exchange Agent" before 5:00 p.m., New York City time, on the expiration date for the tender to be effective. You may deliver your old notes by using the book-transfer procedures described below, as long as the exchange agent receives confirmation of the book-entry transfer before the expiration date.

     The Depository Trust Company has authorized its participants that hold old notes on behalf of beneficial owners of old notes through The Depository Trust Company to tender their old notes as if they were holders. To effect a tender of old notes, The Depository Trust Company participants should either:

   (1) complete and sign the letter of transmittal (or a manually signed facsimile of the letter), have the signature thereon guaranteed if required by the instructions to the letter of transmittal and mail or deliver the letter of transmittal (or the manually signed facsimile) to the exchange agent according to the procedure described above, or

   (2) transmit their acceptance to The Depository Trust Company through its automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer as described in "Book-Entry; Delivery and Form."

     By tendering, each holder will make the representations contained in the first paragraph under the heading "--Resale of the New Notes." Each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

     The tender by a holder and the acceptance of the tender by Nextel Partners will constitute the agreement between the holder and Nextel Partners set forth in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF THE OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES OR BOOK-ENTRY CONFIRMATION SHOULD BE SENT TO NEXTEL PARTNERS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS ON THEIR BEHALF.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal. If the beneficial owner wishes to tender on his own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering his old notes, either make appropriate arrangement to register ownership of the old notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution (within the meaning of Rule 17Ad-5 under the Exchange Act) unless the old notes are tendered:

    o by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

      o  for the account of an eligible guarantor institution.

     If signatures on a letter of transmittal or notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution.

     If a letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power and signed by the registered holder as the registered holder's name appears on the old notes.

     If a letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Nextel Partners, evidence satisfactory to Nextel Partners of their authority to so act must be submitted with the letter of transmittal.

     Promptly after the date of this prospectus, the exchange agent will establish a new account or utilize an existing account with respect to the old notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in The Depository Trust Company's system may make a book-entry tender of old notes by causing The Depository Trust Company to transfer such old notes into the exchange agent's account in accordance with procedures. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed or an agent's message with any required signature guarantee and all other required documents, must be received by the exchange agent at its address listed below on or prior to the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below must be complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

     The term "agent's message" means a message transmitted by The Depository Trust Company to, and received by, the exchange agent, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the old notes stating:

    o the aggregate principal amount at maturity of old notes which have been tendered by such participant,

    o that such participant has received and agrees to be bound by the term of the letter of transmittal, and

      o that Nextel Partners may enforce such agreement against the participant.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered old notes will be determined by Nextel Partners in its sole discretion, which determination shall be final and binding. Nextel Partners reserves the absolute right to reject any and all old notes not properly tendered or any old notes the acceptance of which would, in the opinion of counsel for Nextel Partners, be unlawful. Nextel Partners also reserves the right to waive any defects, irregularities or conditions of tender as to particular old notes. Nextel Partners' interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects of irregularities in connection with tenders of old notes must be cured within such time as Nextel Partners shall determine. Neither Nextel, the exchange agent nor any other person shall incur any liability for failure to give notice of any defect or irregularity with respect to any tender of old notes. Tender of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.


GUARANTEED DELIVERY PROCEDURES

     A holder who wishes to tender old notes and:

     o    whose old notes are not immediately available,

     o who cannot deliver the old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or

     o who cannot complete the procedures for book-entry transfer before the expiration date may effect a tender if

     o    the tender is made through an eligible guarantor institution,

     o before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount of the old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the certificate(s) representing the old notes (or a confirmation of book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

     o the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company, and all other documents required by the letter of transmittal.


WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     To withdraw a tender of old notes in the exchange offer, a letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     o specify the name of the person having deposited the old notes to be withdrawn,

     o identify the old notes to be withdrawn, including the certificate number(s) and principal amount of such old notes, or in the case of old notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited, and otherwise comply with the procedures of the exchange agent,

     o be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture governing the old notes register the transfer of the old notes into the name of the person withdrawing the tender, and

     o specify the name in which any such old notes are to be registered, if different from that of the person who deposited the notes.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, before the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor.

     All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by Nextel Partners, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued, unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder of the notes without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following any of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.


CONDITIONS

     Despite any other term of the exchange offer, Nextel Partners shall not be required to accept for exchange, or exchange new notes for, any old notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of such old notes:

   (1) if any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in the reasonable judgment of Nextel Partners, might materially impair the ability of Nextel Partners to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to Nextel Partners, or any material adverse development has occurred in any existing action or proceeding with respect to Nextel Partners or any of its subsidiaries;

   (2) if any change, or any development involving a prospective change, in the business or financial affairs of Nextel Partners or any of its subsidiaries has occurred which, in the reasonable judgment of Nextel Partners, might materially impair the ability of Nextel Partners to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to Nextel Partners;

   (3) if any law, statute, rule or regulation is proposed, adopted or enacted, which, in the reasonable judgment of Nextel Partners, might materially impair the ability of Nextel Partners to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to Nextel Partners; or

   (4) if any governmental approval has not been obtained, which approval Nextel Partners shall, in its reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

     The conditions listed above are for the sole benefit of Nextel Partners and may be asserted by Nextel Partners regardless of the circumstances giving rise to any of these conditions. Nextel Partners may waive these conditions in its reasonable discretion in whole or in part from time to time. The failure by Nextel Partners at any time to exercise any of the above rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     If Nextel Partners determines in its reasonable discretion that any of the conditions are not satisfied, Nextel Partners may:

   (1) refuse to accept any old notes and return all tendered old notes to the tendering holders,

   (2) extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes (see "--Withdrawal of Tenders" above), or

   (3) waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn. If this waiver constitutes a material change to the exchange offer, Nextel Partners will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders. Nextel Partners will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.


EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York addressed as follows:

                         For Information by Telephone:
                                (212) 815-2824

                    By Hand or Overnight Delivery Service:
                              The Bank of New York
                       101 Barclay Street, Floor 7 East
                              New York, NY 10286
                          Attention: Tolutope Adeyoju

                          By Facsimile Transmission:
                                (212) 815-4699
                           (Telephone Confirmation)
                                (212) 815-2824

     The Bank of New York also acts as trustee under the indenture governing the notes.


FEES AND EXPENSES

     Nextel Partners will bear the expenses of soliciting. Nextel Partners has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. Nextel Partners, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

     The cash expenses to be incurred in connection with the exchange offer will be paid by Nextel Partners. Such expenses include fees and expenses of The Bank of New York as exchange agent and as trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.


ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the old notes as reflected in Nextel Partners' accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by Nextel Partners. The expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes will be amortized over the term of the notes.


CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of old notes who are eligible to participate in the exchange offer but who do not tender their old notes will not have any further registration rights, and their old notes will continue to be subject to restrictions on transfer. Accordingly, such old notes may be resold only:

     o    to Nextel Partners, upon redemption of these notes or otherwise,


     o so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person outside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,


     o in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to Nextel Partners,


     o outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or


     o    pursuant to an effective registration statement under the Securities
          Act,


in each case in accordance with any applicable securities laws of any state of the United States.


REGULATORY APPROVALS


     Nextel Partners does not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.


OTHER


     Participation in the exchange offer is voluntary and holders of old notes should carefully consider whether to accept the terms and conditions of this offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

                           DESCRIPTION OF THE NOTES

     The new notes, like the old notes, will be issued under the indenture, dated January 29, 1999, between Nextel Partners and The Bank of New York, as trustee. The new notes are the same as the old notes except that the new notes:


     o    will not bear legends restricting their transfer, and

     o will not contain certain terms providing for the payment of liquidated damages under the circumstances described in the registration rights agreement.

     The indenture and its associated documents contain the full legal text of the matters described in this section. A copy of the indenture has been filed with the SEC as part of our registration statement of which this prospectus forms a part. See "Where You Can Find More Information" on page 24 for information on how to obtain a copy.

     Because this section is a summary, it does not describe every aspect of the notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some terms used in the indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms, under "--Certain Definitions." We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus, these sections or defined terms are incorporated by reference into this prospectus.

     In this description of the notes, the term "Nextel Partners" refers to Nextel Partners, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.


BRIEF DESCRIPTION OF THE NOTES

     These notes:

     o    will be senior unsecured obligations of Nextel Partners;

     o will be limited to $1.0 billion in aggregate principal amount at maturity, of which $800 million in aggregate principal amount at maturity has been issued;

     o    will mature on February 1, 2009; and

     o    will bear interest at the rate of 14% per annum.

     Interest will be paid semi-annually on February 1 and August 1 of each year, commencing August 1, 2004, to the registered holder at the close of business on the preceding January 15 or July 15.

     Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. ( Section Section 3.01, 3.09 and 3.12) Accretion of original issue discount will be computed on a basis of a 360-day year of twelve 30-day months, compounded semiannually.


METHODS OF RECEIVING PAYMENTS ON THE NOTES

     Nextel Partners will pay interest, principal and any other money due on the notes at the corporate trust office of the trustee in New York City. That office is currently located at 101 Barclay Street, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. Nextel Partners may also choose to pay interest by mailing checks. ( Section Section 3.01 and 10.02)

     The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. ( Section 3.02) You will not be required to pay a service charge to transfer or exchange notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. ( Section 3.05)


RANKING


     The notes:


     o    will be senior unsecured obligations of Nextel Partners;


     o will rank equally in right of payment to all existing and future senior unsecured obligations of Nextel Partners; and


     o will rank senior in right of payment to all existing and future subordinated obligations of Nextel Partners.


     Holders of secured obligations of Nextel Partners will, however, have claims that are prior to the claims of the holders of the notes with respect to the assets securing those other obligations.


     Nextel Partners' principal operations are conducted through its Subsidiaries, and Nextel Partners is therefore dependent upon the cash flow of its Subsidiaries to meet its obligations. Nextel Partners' Subsidiaries will have no obligation to guarantee or otherwise pay amounts due under the notes. Therefore, the notes will be effectively subordinated to all indebtedness and other liabilities and commitments, including borrowings under the credit facility and trade payables, of Nextel Partners' Subsidiaries. Any right of Nextel Partners to receive assets of any Subsidiary upon any liquidation or reorganization of that Subsidiary (and the consequent right of holders of the notes to participate in those assets) will be effectively subordinated to the claims of the Subsidiary's creditors, except to the extent that Nextel Partners itself is recognized as a creditor of the Subsidiary. See "Risk Factors--Our subsidiaries may not be in a position to pay us the cash we need to make payments on the notes."


     As of December 31, 1998, on a pro forma basis after giving effect to the capitalization transactions which were consummated on January 29, 1999:


     o the total amount of outstanding consolidated liabilities of Nextel Partners and its Subsidiaries, including trade payables, was approximately $584.9 million, of which $581.4 million were secured obligations; and


     o the total amount of outstanding liabilities of Nextel Partners' Subsidiaries, including trade payables, were $180.6 million, of which $175 million were secured obligations.


     For more information, see "Description of Credit Facility" and "Selected Historical and Pro Forma Consolidated Financial Information and Operating Data."


OPTIONAL REDEMPTION


     Nextel Partners may opt to redeem the notes, in whole or in part, at any time on or after February 1, 2004. If Nextel Partners chooses this optional redemption, it is required to mail a notice of redemption not less than 30 nor more than 60 days prior to the redemption to each holder of notes at the holder's address as it appears in the note register at the redemption prices set forth below, plus an amount in cash equal to all accrued and unpaid interest and any Liquidation Damages, if any, to the redemption date, if redeemed during the twelve-month period beginning on February 1 of each of the years set forth below.




YEAR                                       REDEMPTION PRICE
---------------------------------------   -----------------
  2004 ................................         107.000%
  2005 ................................         104.667%
  2006 ................................         102.333%
  2007 and thereafter .................         100.000%

     The prices are expressed as percentages of the principal amount at maturity of the notes. ( Section Section 2.03, 11.01, 11.05 and 11.07)

     Prior to February 1, 2002, Nextel Partners may redeem up to 35% of the notes at a redemption price of 114% of the Accreted Value of the notes on the redemption date, plus Liquidated Damages, if any, to the redemption date if:

     o Nextel Partners receives net proceeds of at least $75 million from one or more sales of its Capital Stock (other than Redeemable Stock) prior to February 1, 2002,

     o at least 65% of the aggregate Accreted Value of the notes originally issued remain outstanding immediately after the redemption; and

     o    the redemption occurs within 60 days of such sale.

     If less than all the notes are to be redeemed, the trustee shall select the particular notes to be redeemed or any portion thereof that is an integral multiple of $1,000. The trustee will make this selection on a pro rata basis, by lot or by such other method as it will deem fair and appropriate.


MANDATORY REDEMPTION; SINKING FUND

     Except as described under "--Covenants--Limitation on Asset Sales" and "--Covenants--Change of Control" below, Nextel Partners is not required to purchase or make mandatory redemption payments or sinking fund payments with respect to the notes.


COVENANTS

     In the indenture, Nextel Partners agreed to certain restrictions that limit its and its Restricted Subsidiaries' ability to:

     (1) incur additional Debt;

     (2) to pay dividends, acquire shares of Nextel Partners, make Investments or redeem Debt of Nextel Partners which is subordinate in right of payment to the notes;

     (3) designate Unrestricted Subsidiaries;

     (4) enter into transactions with Affiliates;

     (5) engage in any business other than telecommunications;

     (6) create Liens;

     (7) pay dividends, to make loans or advances to Nextel Partners or any other Restricted Subsidiary or to transfer any of its property or assets to Nextel Partners or any other Restricted Subsidiary;

     (8) issue or sell shares of Capital Stock of Restricted Subsidiaries;
and

       (9) make Asset Sales.

     In addition, if a Change of Control occurs, each holder of notes will have the right to require Nextel Partners to repurchase all or part of such holder's notes at a price equal to 101% of the Accreted Value plus Liquidated Damages, if any, to any purchase date prior to February 1, 2004 or 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest and Liquidated Damages, if any, to any purchase date thereafter. The above limitations are "restrictive covenants" that are promises that we make to you about how we will run our business, or business actions that we promise not to take. A more detailed description of the restrictive covenants and the exceptions to them follows below.


 Limitation on Consolidated Debt

     Nextel Partners may not, and may not permit any Restricted Subsidiary to, Incur any Debt (including Acquired Debt), other than Permitted Debt, unless immediately after giving effect to the Incurrence of such Debt and the receipt and application of the net proceeds therefrom (including, without limitation, the application or use of the net proceeds therefrom to repay Debt or make any Restricted Payment):

     (1) the Consolidated Debt to Annualized Operating Cash Flow Ratio would be less than 7.0 to 1.0, or

     (2) in the case of any incurrence of Debt prior to January 1, 2005 only, Consolidated Debt would be equal to or less than 80% of Total Invested Capital. ( Section 10.08)


 Limitation on Restricted Payments

     Nextel Partners may not:

     (1) directly or indirectly, declare or pay any dividend on, or make any distribution in respect of, its Capital Stock or to holders thereof (in their capacity as such), excluding any dividends or distributions payable solely in its shares of Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to purchase any such Capital Stock (other than Redeemable Stock);

     (2) and may not permit any Restricted Subsidiary to, purchase, redeem or otherwise acquire or retire for value (other than value consisting solely of Capital Stock of Nextel Partners that is not Redeemable Stock or options, warrants or other rights to acquire such Capital Stock that is not Redeemable Stock), any Capital Stock of Nextel Partners (including options, warrants or other rights to acquire such Capital Stock);

     (3) and may not permit any Restricted Subsidiary to, redeem, repurchase, defease or otherwise acquire or retire for value, or permit any Restricted Subsidiary to, directly or indirectly, redeem, repurchase, defease or otherwise acquire or retire for value (other than value consisting solely of Capital Stock of Nextel Partners that is not Redeemable Stock or options, warrants or other rights to acquire such Capital Stock that is not Redeemable Stock), prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Debt that is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the notes; or

     (4) and may not permit any Restricted Subsidiary to, directly or indirectly, make any Investment, except for Permitted Investments, in any Person, other than in a Restricted Subsidiary or a Person that becomes a Restricted Subsidiary as a result of such Investment (each of clauses (1) through (4), other than any such action that is a

   Permitted Investment or a Permitted Distribution, being referred to as a "Restricted Payment") unless, at the time of such Restricted Payment, and upon giving effect to such Restricted Payment:

         (a) no Default or Event of Default has occurred and be continuing;

         (b) Nextel Partners would have been permitted to Incur at least $1.00 of additional Debt pursuant to the terms of the indenture described in clause (2) under the caption "Limitation on Consolidated Debt" above; and

         (c) the aggregate amount of all Restricted Payments made from the Closing Date does not exceed:

            (A) the amount of the Operating Cash Flow of Nextel Partners after December 31, 2002 through the end of the latest full fiscal quarter for which consolidated financial statements of Nextel Partners are available preceding the date of such Restricted Payment (treated as a single accounting period) less 150% of the cumulative Consolidated Interest Expense of Nextel Partners after December 31, 2002 through the end of the latest full fiscal quarter for which consolidated financial statements of Nextel Partners are available preceding the date of such Restricted Payment (treated as a single accounting period), plus

            (B) the aggregate net proceeds (other than proceeds from a Committed Capital Contribution), including the fair market value of property other than cash, as determined:

                (x) in the case of any property other than cash with a value less than $25.0 million, by Nextel Partners' Board of Directors, whose good faith determination will be conclusive and as evidenced by a Board Resolution, or

                (y) in the case of any property other than cash with a value equal to or greater than $25.0 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm, received by Nextel Partners from the issuance and sale (other than to a Restricted Subsidiary) after the Closing Date of shares of its Capital Stock (other than Redeemable Stock), or any options, warrants or other rights to purchase such Capital Stock (other than Redeemable Stock), other than shares of Capital Stock or options, warrants or other rights to purchase Capital Stock (or shares issuable upon exercise thereof), the proceeds of the issuance of which is used to make a Directed Investment, unless such designation has been revoked by Nextel Partners' Board of Directors and Nextel Partners is able to make such Investment pursuant to this covenant (other than as a Directed Investment), plus

            (C) the aggregate net proceeds, including the fair market value of property other than cash, as determined:

                (x) in the case of any property other than cash with a value less than $25.0 million, by Nextel Partners' Board of Directors, whose good faith determination will be conclusive and as evidenced by a Board Resolution, or

                (y) in the case of any property other than cash with a value equal to or greater than $25.0 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm, received by Nextel Partners from the issuance or sale (other than to a Restricted Subsidiary) after the Closing Date of any Capital Stock of Nextel Partners (other than Redeemable Stock), or any options, warrants or other rights to purchase such Capital Stock (other than Redeemable Stock), upon the conversion of, or exchange for, Debt of Nextel Partners or a Restricted Subsidiary.


Nothing contained in this section limits or restricts Nextel Partners from making of any Permitted Distribution, Permitted Investment or Directed Investment, and neither a Permitted Distribution or Permitted Investment will be counted as a Restricted Payment for purposes of clause (c) above.

     In addition, the foregoing limitations do not prevent Nextel Partners from:

     (1) paying any dividend on its Capital Stock within 60 days after the declaration thereof if, on the date when the dividend was declared, Nextel Partners could have paid such dividend in accordance with the provisions of the indenture,

     (2) repurchasing its Capital Stock (including options, warrants or other rights to acquire such Capital Stock) from former employees or directors of Nextel Partners or any Subsidiary thereof for consideration not to exceed:

         (a) in the case of all such employees or directors (other than Itemized Executives), $500,000 in the aggregate in any fiscal year, with amounts not used in any given fiscal year being carried over into subsequent fiscal years, and

         (b) in the case of any Itemized Executive, $2.0 million per Itemized Executive (plus the amount of any proceeds of any key man life insurance received by Nextel Partners in respect to such Itemized Executive) in any fiscal year, with the aggregate amount of such repurchases not to exceed $5.0 million in any fiscal year;

provided that the aggregate amount of all such repurchases made pursuant to this paragraph (2) does not exceed $17.0 million in the aggregate (not including the amount of any proceeds of key man life insurance received by Nextel Partners in respect to any Itemized Executive),

     (3) the repurchase, redemption or other acquisition for value of Capital Stock of Nextel Partners to the extent necessary to prevent the loss or secure the renewal or reinstatement of any license or franchise held by Nextel Partners or any of its Subsidiaries from any governmental agency,

     (4) making a loan in the aggregate principal amount of approximately $2.2 million to certain officers of Nextel Partners as described in this prospectus (with Restricted Payments pursuant to this clause not being counted as Restricted Payments for purposes of clause (c) above),

     (5) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for:

         (a) the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock of Nextel Partners (other than Redeemable Stock) or options, warrants or other rights to acquire such Capital Stock, the proceeds of which are not designated as a Directed Investment, or

         (b) Debt that is at least as subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest, as the Debt being purchased (with Restricted Payments pursuant to this paragraph not being counted as Restricted Payments for purposes of clause (c) above),

     (6) the repurchase, redemption or other acquisition of Capital Stock of Nextel Partners, or options, warrants or other rights to acquire such Capital Stock, in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Common Stock of Nextel Partners (other than Redeemable Stock), or options, warrants or other rights to acquire such Capital Stock) the proceeds of which are not designated as a Directed Investment, or

     (7) other Restricted Payments not to exceed $5.0 million in the aggregate at any time outstanding (with Restricted Payments pursuant to this paragraph not being counted as Restricted Payments for purposes of clause
   (c) above).

     Notwithstanding the foregoing, no Investment in a Person that immediately thereafter would be a Restricted Subsidiary will be a Restricted Payment. In addition, if any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, all such Investments previously made in such Person will no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) above or the aggregate amount of Investments pursuant to paragraph (5)(a) above, in each case to the extent such Investments would otherwise be so counted.

     For purposes of clause (c)(3) above, the net proceeds received by Nextel Partners from the issuance or sale of its Capital Stock either upon the conversion of, or exchange for, Debt of Nextel Partners or any Restricted Subsidiary will be deemed to be an amount equal to:

         (a) the sum of the principal amount or accreted value (whichever is less) of such Debt on the date of such conversion or exchange and the additional cash consideration, if any, received by Nextel Partners upon such conversion or exchange, less any payment on account of fractional shares, minus

         (b) all expenses incurred in connection with such issuance or sale.

     In addition, for purposes of clause (c)(3) above, the net proceeds received by Nextel Partners from the issuance or sale of its Capital Stock upon the exercise of any options or warrants of Nextel Partners or any Restricted Subsidiary will be deemed to be an amount equal to the additional cash consideration, if any, received by Nextel Partners upon such exercise, minus all expenses incurred in connection with such issuance or sale.

     For purposes of this "Limitation on Restricted Payments" covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment will be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the non-cash portion of such Restricted Payment, as determined by Nextel Partners' Board of Directors (whose good faith determination shall be conclusive and evidenced by a Board Resolution).

     The amount of any Investment outstanding at any time will be deemed to be equal to the amount of such Investment on the date made, less the return of capital, repayment of loans and return on capital (including interest and dividends), in each case, received in cash, up to the amount of such Investment on the date made. ( Section 10.09)


 Restricted Subsidiaries

     Subject to compliance with the "Limitation on Restricted Payments" covenant, Nextel Partners' Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary.

     The designation by the Board of Directors of a Restricted Subsidiary as an Unrestricted Subsidiary will, for all purposes of the "Limitation on Restricted Payments" covenant (including clause (b) thereof), be deemed to be a Restricted Payment of an amount equal to the fair market value of Nextel Partners' ownership interest in such Subsidiary (including, without duplication, such indirect ownership interest in all Subsidiaries of such Subsidiary), as determined by Nextel Partners' Board of Directors in good faith and evidenced by a Board Resolution.

     Notwithstanding the foregoing provisions of this "Restricted Subsidiaries" covenant, the Board of Directors may not designate a Subsidiary of Nextel Partners to be an Unrestricted Subsidiary if, after such designation:

         (a) Nextel Partners or any of its other Restricted Subsidiaries:

            (i) provides credit support for, or a Guarantee of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or

            (ii) is directly or indirectly liable for any Debt of such Subsidiary,

         (b) a default with respect to any Debt of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of Nextel Partners or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, or

         (c) such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

     Nextel Partners' Board of Directors, from time to time, may designate any Person that is about to become a Subsidiary of Nextel Partners as an Unrestricted Subsidiary, and may designate any newly-created Subsidiary as an Unrestricted Subsidiary, if at the time such Subsidiary is created it contains no assets (other than such de minimis amount of assets then required by law for the formation of corporations) and no Debt. Subsidiaries of Nextel Partners that are not designated by Nextel Partners' Board of Directors as Restricted or Unrestricted Subsidiaries shall be deemed to be Restricted Subsidiaries. Notwithstanding any provisions of this "Restricted Subsidiaries" covenant, all Subsidiaries of an Unrestricted Subsidiary shall be Unrestricted Subsidiaries. ( Section 10.10)


 Transactions with Affiliates

     Nextel Partners may not, and may not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) or series of related transactions with any Affiliate of Nextel Partners on terms that are less favorable to Nextel Partners or such Restricted Subsidiary, as the case may be, than those which might be obtained at the time of such transaction from a Person that is not such an Affiliate. However, this "Transactions with Affiliates" covenant will not limit, or be applicable to:

     (1) any transaction between Unrestricted Subsidiaries not involving Nextel Partners or any Restricted Subsidiary,

     (2) any transaction between Nextel Partners and any Restricted Subsidiary or between Restricted Subsidiaries, or

       (3) any Permitted Transactions.

     In addition, any transaction or series of related transactions, other than Permitted Transactions, between Nextel Partners or any Restricted Subsidiary and any Affiliate of Nextel Partners (other than a Restricted Subsidiary) involving an aggregate consideration of $5 million or more must be approved in good faith by:

         (a) a majority of Nextel Partners' Disinterested Directors (of which there must be at least one) and evidenced by a Board Resolution, or

         (b) if there is no Disinterested Director at such time or such transaction involves aggregate consideration of $25.0 million or more, by an opinion as to fairness to Nextel Partners or such Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     For purposes of this "Transactions with Affiliates" covenant, any transaction or series of related transactions between Nextel Partners or any Restricted Subsidiary and an Affiliate of Nextel Partners that is approved by a majority of the Disinterested Directors (of which there must be at least one to utilize this method of approval) and evidenced by a Board Resolution or for which a fairness opinion has been issued will be deemed to be on terms as favorable as those that might be obtained at the time of such transaction (or series of transactions) from a Person that is not such an Affiliate and thus will be permitted under this "Transactions with Affiliates" covenant. (
Section 10.11)


 Limitation on the Activities of Nextel Partners and its Restricted
 Subsidiaries

     Nextel Partners may not, and may not permit any Restricted Subsidiary to, engage in any business other than the telecommunications business and related activities and services, including such businesses, activities and services as Nextel Partners and the Restricted Subsidiaries were engaged in on the Closing Date. ( Section 10.15)


 Limitation on Liens

     Nextel Partners may not and may not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien. ( Section 10.12)


 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

     Nextel Partners may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions to Nextel Partners or any of its Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Nextel Partners or any of its Restricted Subsidiaries,


     (2) make loans or advances to Nextel Partners or any of its Restricted Subsidiaries, or

     (3) transfer any of its properties or assets to Nextel Partners or any of its Restricted Subsidiaries.

     However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

         (a) existing Debt as in effect on the date of the indenture,

         (b) any Credit Facility as in effect as of the date of the indenture (or in the case of the New Credit Facility, as initially executed by the parties thereto), and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Credit Facility as in effect on the date of the indenture (as conclusively determined in good faith by Nextel Partners' Board of Directors and set forth in a Board Resolution),

         (c) the indenture and the notes,

         (d) applicable law,

         (e) any instrument governing Debt and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and payment restrictions other than those contained in such Debt as in effect on the date of its incurrence by Nextel Partners or any Restricted Subsidiary (as conclusively determined in good faith by an executive officer of Nextel Partners) or Capital Stock of a Person acquired by Nextel Partners or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of the indenture to be incurred,

         (f) customary non-assignment provisions in leases entered into in the ordinary course of business,

         (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired,

         (h) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition,

         (i) Liens securing Debt otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "Limitation on Liens" that limit the right of Nextel Partners or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien,

         (j) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, and

         (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business. ( Section 10.14)

 Limitation on Issuances and Sales of Equity Interests in Wholly Owned
    Subsidiaries

     Nextel Partners may not and may not permit any of its Restricted Subsidiary to:

     (1) transfer, convey, sell or otherwise dispose of any Capital Stock in any Wholly Owned Restricted Subsidiary of Nextel Partners to any Person (other than Nextel Partners or any Wholly Owned Restricted Subsidiary of Nextel Partners) unless:

         (a) such transfer is of all the Capital Stock in such Wholly Owned Restricted Subsidiary and

         (b) the cash Net Proceeds from such transfer are applied in accordance with the covenant described under the caption "--Limitation on Asset Sales," and

     (2) will not permit any Wholly Owned Restricted Subsidiary of Nextel Partners to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Nextel Partners or a Wholly Owned Restricted Subsidiary of Nextel Partners.

     The foregoing restrictions shall not apply to:

     (1) the creation of Permitted Joint Ventures,

       (2) any transfer required by applicable law or regulation,

     (3) the issuance of Redeemable Stock that is otherwise permitted to be issued pursuant to the terms of the indenture, and

     (4) transfers in which Nextel Partners or a Restricted Subsidiary acquires at the same time not less than its proportionate share in such issuance of Capital
   Stock. ( Section 10.20)


 Limitation on Asset Sales

     Nextel Partners may not, and may not permit any Restricted Subsidiary to, make any Asset Sale unless:

     (1) Nextel Partners or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Sale at least equal to the fair market value for the assets or Capital Stock issued or sold or otherwise disposed of as determined by Nextel Partners' Board of Directors in good faith and evidenced by a Board Resolution set forth in an Officers' Certificate delivered to the trustee, which determination shall be conclusive, and

     (2) at least 80% of the consideration for such disposition consists of cash; provided that the amount of:

         (a) any liabilities (as shown on Nextel Partners' or such Restricted Subsidiary's most recent balance sheet), of Nextel Partners or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets and

         (b) any securities, notes or other obligations received by Nextel Partners or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Nextel Partners or such Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

     At its option, Nextel Partners may, within 360 days after receipt, apply the Net Proceeds from such Asset Sale:

     (1) to repay Debt under a Credit Facility or any Vendor Financing Debt,

     (2) to make a capital expenditure in the same or similar line of business as Nextel Partners is engaged in on the date of the indenture or in a business reasonably related thereto, or

     (3) to acquire Capital Stock of an entity that is or becomes a Restricted Subsidiary or other long-term assets that are used or useful in the same or similar line of business as Nextel Partners or such Restricted Subsidiaries were engaged in on the date of the indenture or in businesses reasonably related thereto.

     Pending the final application of any such Net Proceeds, Nextel Partners may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $5.0 million, Nextel Partners will be required to make an offer (an "Asset Sale Offer") to all holders of notes and all holders of other Debt that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount at maturity of notes and such other pari passu Debt that may be purchased out of the Excess Proceeds. The offer price for such Asset Sale Offer shall be an amount in cash equal to 100% of the principal amount (or Accreted Value, if applicable) thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the indenture and the instrument or instruments governing such other pari passu Debt, respectively.

     To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Nextel Partners may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered into such Asset Sale Offer surrendered by holders thereof exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. ( Section 10.22)


 Change of Control

     Within 30 days of the occurrence of a Change of Control, Nextel Partners will be required to make an Offer to Purchase all outstanding notes at a cash purchase price equal to 101% of the Accreted Value of the notes plus Liquidated Damages, if any purchase date prior to February 1, 2004 or 101% of the aggregate principal amount at maturity of the notes, plus accrued and unpaid interest and Liquidated Damages, if any, to the purchase date on or after February 1, 2004. ( Section 10.13)

     Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require Nextel Partners to repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring.

     Restrictions in the indenture on the ability of Nextel Partners and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Nextel Partners, whether favored or opposed by the management of Nextel Partners. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that Nextel Partners or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Nextel Partners or any of its Subsidiaries by the management of Nextel Partners or other Persons. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.


     Nextel Partners does not currently have adequate financial resources to effect such repurchases and repurchase the notes upon a Change of Control and there can be no assurance that Nextel Partners will have such resources in the future. The inability of Nextel Partners to repurchase the notes upon a Change of Control would constitute an Event of Default.


     In addition, there may be restrictions contained in instruments evidencing Indebtedness incurred by Nextel Partners or its Restricted Subsidiaries permitted under the indenture which restrict or prohibit the ability of Nextel Partners to effect any repurchase required under the indenture in connection with a Change of Control.


     In the event that Nextel Partners makes an Offer to Purchase the notes, Nextel Partners intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule l4e-1 under, the Exchange Act.


 Provision of Financial Information


     Nextel Partners has agreed that, for so long as any notes remain outstanding, it will file with the SEC copies of the annual and quarterly reports and the information, documents, and other reports that Nextel Partners would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if Nextel Partners were subject thereto on or prior to dates by which Nextel Partners would have been required to file such document. Nextel Partners also agreed that it will, within 15 days of such filing, transmit by mail to all holders without cost to such holders and file with the trustee the required filings. If under the Exchange Act Nextel Partners is not permitted to file such documents with the SEC, upon written request of any prospective holder, Nextel Partners shall supply copies of these documents. ( Section 10.16)


MERGERS, SALES OF ASSETS, ETC.


     Nextel Partners may not, in any transaction or series of related transactions:


     (1) merge or consolidate with or into, or sell, assign, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to, any Person, and


     (2) permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer or other disposition of the properties and assets of Nextel Partners and its Restricted Subsidiaries, taken as a whole, substantially as an entirety to any Person, unless:

         (a) either:

            (A) if the transaction or series of transactions is a consolidation of Nextel Partners with or a merger of Nextel Partners with or into any other Person, Nextel Partners shall be the surviving Person of such merger or consolidation, or

            (B) the Person formed by any consolidation with or merger with or into Nextel Partners, or to which the properties and assets of Nextel Partners or Nextel Partners and its Restricted Subsidiaries, taken as a whole, as the case may be, substantially as an entirety are sold, assigned, conveyed or otherwise transferred shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of Nextel Partners under the notes and the indenture and, in each case, the indenture, as so supplemented, shall remain in full force and effect, and

         (b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing, and

         (c) Nextel Partners or the successor entity to Nextel Partners will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period:

            (A) have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Nextel Partners immediately preceding the transaction and

            (B) be permitted to Incur at least $1.00 of additional Debt pursuant to clause (1) of the covenant described above under "--Covenants--Limitation on Consolidated Debt."

     The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer or other disposition of the properties and assets by any Restricted Subsidiary to any other Restricted Subsidiary, or the merger or consolidation of any Restricted Subsidiary with or into any other Restricted Subsidiary.

     The indenture also provides that Nextel Partners may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

     In connection with any consolidation, merger, sale, assignment, conveyance, transfer or other disposition contemplated by the foregoing provisions, Nextel Partners shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers' Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, or other disposition and the supplemental indenture in respect thereof (required under clause (a)(B) of the preceding paragraph) comply with the requirements of the indenture and an opinion of counsel. Each such Officers' Certificate shall set forth the manner of determination of Nextel Partners' compliance with clause (c) of the preceding paragraph.

     For all purposes of the indenture and the notes (including the provisions described in the two immediately preceding paragraphs and the "Limitation on Consolidated Debt" and "Restricted Subsidiaries" covenants), Subsidiaries of any successor entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the "Restricted Subsidiaries" covenant and all Debt of the successor entity and its Subsidiaries that was not Debt of Nextel Partners and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

     The successor entity shall succeed to, and be substituted for, and may exercise every right and power of Nextel Partners under the indenture, and the predecessor company shall be released from all its obligations and covenants under the indenture and the notes. ( Section Section 8.01 and 8.02)


CERTAIN DEFINITIONS

     Set forth below is a summary of some of the definitions used in the indenture. Reference is made to the indenture for the definition of all such terms, as well as any other term used herein for which no definition is provided. ( Section 1.01)

     "Accreted Value" of any note as of or to any date of determination means an amount equal to the sum of:

     (1) the issue price of such note as determined in accordance with Section 1273 of the Code plus

     (2) the aggregate of the portions of the original issue discount (the excess of the amounts considered as part of the "stated redemption price at maturity" of such note within the meaning of Section 1273(a)(2) of the Code or any successor provisions, whether denominated as principal or interest, over the issue price of such Note) that shall theretofore have accrued pursuant to Section 1272 of the Code (without regard to Section 1272(a)(7) of the Code) from the date of issue of such note to the date of determination plus

     (3) accrued and unpaid interest to the date such Accreted Value is paid (without duplication of any amount set forth in (2) above) and minus

     (4) all amounts theretofore paid in respect of such note, which amounts are considered as part of the "stated redemption price at maturity" of such note within the meaning of Section 1273(a)(2) of the Code or any successor provisions (whether such amounts paid were denominated principal or interest).

     "Acquired Debt" means Debt of a Person:

     (1) existing at the time such Person becomes a Restricted Subsidiary or assumed by Nextel Partners or a Restricted Subsidiary in connection with the acquisition of assets from such Person, and

       (2) secured by a Lien encumbering any asset of such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of the covenant described under "--Covenants--Transactions with Affiliates" only, "affiliate" shall be deemed to include, any Person owning, directly or indirectly, (i) 10% or more of the outstanding Common Stock of Nextel Partners or (ii) securities having 10% or more of the total voting power of the Voting Stock of Nextel Partners. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. No individual shall be deemed to be controlled by or under common control with any specified Person solely by virtue of his or her status as an employee or officer of such specified Person or of any other Person controlled by or under common control with such specified Person.

     "Annualized Operating Cash Flow" means, for any fiscal quarter, the Operating Cash Flow for such fiscal quarter multiplied by four.

     "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory and obsolete equipment in the ordinary course of business (provided that the sale, conveyance or other disposition of all or substantially all of the assets of Nextel Partners and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Covenants--Change of Control" and/or the provisions described above under the caption "--Merger, Sale of Assets, Etc." and not by the provisions of the Asset Sale covenant), and

     (2) the issue or sale by Nextel Partners or its Restricted Subsidiaries of Capital Stock of any of Nextel Partners' Subsidiaries

provided in each case, the transaction or a series of related transactions has a fair market value in excess of $5.0 million or net proceeds in excess of $5.0 million.

     The following items shall not be deemed to be Asset Sales:

         (a) a transfer of assets by Nextel Partners to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to Nextel Partners or to another Wholly Owned Restricted Subsidiary;

         (b) an issuance of Capital Stock by a Wholly Owned Restricted Subsidiary to Nextel Partners or to another Wholly Owned Restricted Subsidiary;

         (c) a Restricted Payment that is permitted by the covenant described under "--Covenants--Limitation on Restricted Payments";

         (d) Permitted Joint Ventures, and

         (e) any License Exchange.

     "Average Life" means, at any date of determination with respect to any Debt, the quotient obtained by dividing:

     (1) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of such Debt and the amount of such principal payment by

       (2) the sum of all such principal payments.

     "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a person shall be deemed to have beneficial ownership of all securities that such person has a right to acquire within 60 days, provided that a person shall not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder and is not also then reportable on
Schedule 13D (or any successor schedule) under the Exchange Act.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of Nextel Partners to have been duly adopted by its Board of Directors (unless the context specifically requires that such resolution be adopted by a majority of the Disinterested Directors, in which case by a majority of such directors) and to be in full force and effect on the date of such certification and delivered to the trustee.

     "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person determined in accordance with generally accepted accounting principles and the amount of such obligations shall be the capitalized amount thereof in accordance with generally accepted accounting principles and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of stock of, or other ownership interests in, such Person.

     "Change of Control" means the occurrence of any of the following events:

     (1) any person or group of persons (as such term is used in Section 13(d)(3) of the Exchange Act and the regulations thereunder) other than a Permitted Holder is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of Nextel Partners; provided that no Change of Control shall be deemed to occur pursuant to this clause (1) if the person is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated Investment Grade by S&P or Moody's for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency); or

     (2) Nextel Partners consolidates with, or merges with or into, another Person other than a Permitted Holder or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person other than a Permitted Holder, or any Person other than a Permitted Holder consolidates with, or merges with or into, Nextel Partners, in any such event pursuant to a transaction in which the outstanding Voting Stock of Nextel Partners is converted into or exchanged for cash, securities or other property, other than any such transaction where:

         (a) the outstanding Voting Stock of Nextel Partners is converted into or exchanged for:

            (A) Voting Stock (other than Redeemable Stock) of the surviving or transferee Person or

            (B) cash, securities and other property in an amount which could be paid by Nextel Partners as a Restricted Payment under the indenture, and

         (b) immediately after such transaction no person or group of persons (as such term is used in Section 13(d)(3) of the Exchange Act and the regulations thereunder) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of the surviving or transferee Person; provided that no Change of Control shall be deemed to occur pursuant to this clause (2), if the surviving or transferee Person or the person referred to in clause (2)(b) is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated Investment Grade by S&P or Moody's for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency); or

     (3) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors together with:

         (a) any directors who are members of the Board of Directors on the Closing Date,

         (b) any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Nextel Partners was approved by a vote of 662/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, and

         (c) any new directors appointed or selected by a Permitted Holder, whether pursuant to a transaction of a type described in either of the preceding paragraphs (a) and (b), pursuant to a contractual right or pursuant to a right granted under Nextel Partners' certificate of incorporation or by-laws) cease for any reason to constitute a majority of the Board of Directors then in office; or

     (4) the adoption of a plan relating to the liquidation or dissolution of Nextel Partners.

     Any event that would constitute a Change of Control pursuant to clause (1) or (2) above but for the exceptions thereto shall not be deemed to be a Change of Control until such time (if any) as the conditions described in such exceptions cease to have been met.

     "Closing Date" means January 29, 1999, the date on which the notes were originally issued under the indenture.

     "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq Stock Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Stock Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Stock Market and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm of national standing that is selected from time to time by Nextel Partners for that purpose.

     "Code" means the Internal Revenue Code, as amended from time to time, and the rules and regulations thereunder.

     "Committed Capital Contribution" means the irrevocable cash commitments pursuant to that certain subscription and contribution agreement by and among Nextel Partners, Nextel WIP Corp., Motorola and the Cash Equity Investors (as defined therein), as in effect on the date of the indenture.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Debt" means the aggregate amount of Debt of Nextel Partners and its Restricted Subsidiaries on a Consolidated basis outstanding at the date of determination.

     "Consolidated Debt to Annualized Operating Cash Flow Ratio" means, as at any date of determination, the ratio of (i) Consolidated Debt to (ii) the Annualized Operating Cash Flow of Nextel Partners for the most recently completed fiscal quarter of Nextel Partners for which financial statements are available.

     "Consolidated Interest Expense" of any Person means, for any period:

     (1) the aggregate interest expense and fees and other financing costs in respect of Debt (including amortization of original issue discount and non-cash interest payments and accruals),

     (2) the interest component in respect of Capital Lease Obligations and any deferred payment obligations of such Person and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with generally accepted accounting principles,

     (3) all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs (including amortizations of discounts) associated with interest rate swap and similar agreements and with foreign currency hedge, exchange and similar agreements and

       (4) the product of:

         (a) all dividend payments, whether or not in cash, on any series of Preferred Capital Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Capital Stock payable solely in Capital Stock of Nextel Partners (other than Redeemable Stock) or to Nextel Partners or its Restricted Subsidiary, times

         (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a Consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Net Income" and "Consolidated Net Loss" mean, for any period, the net income or net loss, as the case may be, of Nextel Partners and its Restricted Subsidiaries for such period, all as determined on a Consolidated basis in accordance with generally accepted accounting principles, adjusted, to the extent included in calculating such net income or net loss, as the case may be, by excluding without duplication:

     (1) any after-tax gain or loss attributable to the sale, conversion or other disposition of assets other than in the ordinary course of business,

     (2) any after-tax gains resulting from the write-up of assets and any loss resulting from the write-down of assets,

     (3) any after-tax gain or loss on the repurchase or redemption of any securities (including in connection with the early retirement or defeasance of any Debt),

       (4) any foreign exchange gain or loss,

     (5) all payments in respect of dividends on shares of Preferred Capital Stock of Nextel Partners,

     (6) any other extraordinary, non-recurring or unusual items incurred by Nextel Partners or any Restricted Subsidiary,

     (7) the net income (or loss) of any Person acquired by Nextel Partners or any Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction,

     (8) all income or losses of Unrestricted Subsidiaries and Persons (other than Subsidiaries) accounted for by Nextel Partners using the equity method of accounting, and

     (9) the net income (but not net loss) of any Restricted Subsidiary which is subject to any judgment, decree, order or governmental regulation which prevent the payment of dividends or the making of distributions to Nextel Partners but only to the extent of such restrictions.

     "Consolidated Net Income (Loss)" means, for any period, Nextel Partners' Consolidated Net Income or Consolidated Net Loss for such period, as applicable.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Stock of such Person; provided that, with respect to Nextel Partners, no effect shall be given to adjustments following the Closing Date to the accounting books and records of Nextel Partners in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of Nextel Partners by another Person.

     "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of Nextel Partners, if and to the extent that the accounts of each such Restricted Subsidiary would normally be consolidated with those of Nextel Partners in accordance with generally accepted accounting principles; provided, however, that "Consolidation" shall not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of Nextel Partners or any Restricted Subsidiary in any Unrestricted Subsidiary shall be accounted for as an investment. The term "Consolidated" has a correlative meaning.

     "Credit Facility" means any credit facility (whether a term or revolving type or both, including the New Credit Facility) or letter of credit facility of the type customarily entered into with banks or any Hedging Agreement (as defined), between Nextel Partners and/or any of its Restricted Subsidiaries, on the one hand, and any banks or other lenders or affiliates thereof, on the other hand (and any renewals, refundings, extensions or replacements of any such credit facility), which credit facility is designated by Nextel Partners as a "Credit Facility" for purposes of the indenture, and shall include all such credit facilities in existence on the Closing Date whether or not so designated.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

     (1) every obligation of such Person for money borrowed, including without limitation, in each case, premium, interest (including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding), fees and expenses relating thereto,

     (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses,

     (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

     (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

       (5) every Capital Lease Obligation of such Person,

     (6) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination plus accrued but unpaid dividends,

     (7) every obligation of such Person under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person (collectively, "Hedging Agreements"), and

     (8) every obligation of the type referred to in clauses (1) through (7) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is liable, directly or indirectly, as obligor, Guarantor or otherwise.

The amount of Debt of any Person issued with original issue discount is the face amount of such Debt less the unamortized portion of the original issue discount of such Debt at the time of its issuance as determined in conformity with generally accepted accounting principles, and money borrowed at the time of the Incurrence of any Debt in order to pre-fund the payment of interest on such Debt shall be deemed not to be "Debt". The amount of Debt represented by an obligation under an agreement referred to in clause (7) shall be equal to:

         (a) zero if such obligation has been Incurred under clause (5)(b) of the definition of Permitted Debt and

         (b) the notional amount of such obligation if it is not so Incurred.

   "Default" means an event that is, or after notice or passage of time, or both, would be, an Event of Default.

     "Default Amount" means, in respect of any note:

     (1) as of any particular date prior to February 1, 2004, the Accreted Value of the note as of such date or

     (2) as of any particular date on and after February 1, 2004, 100% of the principal amount payable in respect of the note at the Stated Maturity thereof.

     "Directed Investment" by Nextel Partners or any of its Restricted Subsidiaries means any Investment for which the cash or property used for such Investment is received by Nextel Partners from the issuance and sale (other than to a Restricted Subsidiary) on or after the date of the Indenture of shares of its Capital Stock (other than any of the Preferred Stock), or any options, warrants or other rights to purchase such Capital Stock (other than any of the Preferred Stock) designated by Nextel Partners' Board of Directors as a "Directed Investment" to be used for one or more specified investments in the telecommunications business (including related activities and services) and is so designated and used at any time within 365 days after the receipt thereof; provided that the aggregate amount of any such Directed Investments may not at any time exceed fifty percent (50%) of the aggregate amount of such cash or property received by Nextel Partners on or after the date of the indenture from any such issuance and sale or capital contribution; and provided further that any proceeds from any such issuance or sale may not be used for such an Investment if such proceeds were, prior to being designated for use as a Directed Investment, used to make a Restricted Payment.

     "Disinterested Director" means, with respect to any proposed transaction between Nextel Partners and an Affiliate thereof, a member of Nextel Partners' Board of Directors who is not an officer or employee of Nextel Partners, would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Stock of Nextel Partners.

     "DLJMB" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

     "Exchange Notes" means the new notes of Nextel Partners that may be exchanged for the notes pursuant to a registration rights agreement.

     "Fair Market Value" means, for purposes of clause (1) of the "Limitation on Consolidated Debt" covenant, the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by Nextel Partners' Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution, provided that:

         (a) the Fair Market Value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and

         (b) in the event the aggregate Fair Market Value of any other property received by Nextel Partners exceeds $10 million, the Fair Market Value of such property shall be determined in good faith by Nextel Partners' Board of Directors, including a majority of the Disinterested Directors who are then members of such Board of Directors, which determination shall be conclusive if evidenced by a Board Resolution.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person:

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,

     (2) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or

     (3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing);

     provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that the accretion of original issue discount on Debt shall not be deemed to be an Incurrence of Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of Nextel Partners shall be deemed to have been Incurred at the time it becomes such a Subsidiary.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person or the designation of a Subsidiary as an Unrestricted Subsidiary; provided that a transaction will not be an Investment to the extent it involves:

     (1) the issuance or sale by Nextel Partners of its Capital Stock (other than Redeemable Stock), including options, warrants or other rights to acquire such Capital Stock (other than Redeemable Stock),

     (2) a transfer, assignment or contribution by Nextel Partners of shares of Capital Stock (or any options, warrants or rights to acquire Capital Stock), or all or substantially all of the assets of, any Unrestricted Subsidiary of Nextel Partners to another Unrestricted Subsidiary of Nextel Partners, or

     (3) extensions of trade credit by Nextel Partners and its Restricted Subsidiaries on commercially reasonable terms in the ordinary course of business and consistent with their normal practice.

     "Investment Grade" means a rating of at least BBB-, in the case of S&P, or Baa3, in the case of Moody's.

     "Itemized Executive" means any of the following individuals: (i) John Chapple; (ii) John Thompson; (iii) David Thaler; (iv) David Aas; (v) Perry Satterlee; and (vi) Mark Fanning.

     "License Exchange" means:

     (1) any exchange of Licenses between Nextel Partners and Nextel or any Affiliates of Nextel which Nextel Partners' Board of Directors determines in good faith, on the date of such exchange, are, in the aggregate, of at least equivalent value; provided, however, that the aggregate value of all such Licenses exchanged pursuant to this clause (1) shall not exceed $25.0 million, or

     (2) any transaction pursuant to which Nextel Partners transfers certain of its Licenses to Nextel or any Affiliates of Nextel in exchange for Licenses from a third party, the purchase price for which was funded by Nextel or any Affiliates of Nextel; provided, however, that the aggregate value of all such Licenses exchanged pursuant to this clause (2) shall not exceed $25.0 million.

     "Licenses" means SMR licenses granted by the FCC that entitle the holder to use the radio channels covered thereby, subject to compliance with FCC rules and regulations, in connection with the SMR business.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Liquidated Damages" means all liquidated damages then owing pursuant to section 5 of the registration rights agreement.

     "Marketable Securities" means:

     (1) securities either issued directly or fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof having maturities of not more than one year;

     (2) time deposits and certificates of deposit, having maturities of not more than six months from the date of deposit, of any domestic commercial bank having capital and surplus in excess of $500 million and having outstanding long-term debt rated A or better (or the equivalent thereof) by S&P or Aaa or better (or the equivalent thereof) by Moody's;

     (3) commercial paper rated A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's, and in each case maturing within one year;

     (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above; and

     (5) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4).

     "Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody's Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then "Moody's" shall mean any other national recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by Nextel Partners by a written notice given to the trustee.

     "Net Proceeds" means the aggregate cash proceeds received by Nextel Partners or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

     (1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, appraisal, investment banking fees, and sales and brokerage commissions),

       (2) any relocation expenses incurred as a result thereof,

       (3) taxes paid or payable as a result thereof,

     (4) amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale,

     (5) amounts required to be paid in order to obtain a necessary consent to such Asset Sale,

     (6) distributions made to minority interest holders, based on their pro rata ownership, in Subsidiaries or Permitted Joint Ventures of such Person as a result of an Asset Sale by such Subsidiaries or Permitted Joint Ventures, and

     (7) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets that are the subject thereof, as the case may be, after such Asset Sale, including liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Sale, in each case, as conclusively determined by the board of directors of such Person.

     "New Credit Facility" means that certain credit agreement, dated as of the Closing Date, by and among Nextel Partners and or its Subsidiaries and a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, as syndication agent and the Bank of Montreal, as administrative agent, governing a $175.0 million term loan facility and $100.0 million revolving credit facility, and Hedging Agreements with Persons that were lenders under the New Credit Facility (or were affiliates of such lenders) at the time such Hedging Agreements were entered into, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement, Hedging Agreements and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent or lenders and irrespective of any changes in the terms and conditions thereof.

     "Offer to Purchase" means a written offer (the "Offer") sent by Nextel Partners by first class mail, postage prepaid, to each holder at the address appearing in the security register maintained by the trustee (the "Security Register") on the date of the Offer offering to purchase the notes at the purchase price specified in such Offer (as determined pursuant to the indenture). Unless otherwise required by applicable law, the Offer will specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of notes within five Business Days after the Expiration Date. Nextel Partners will notify the trustee at least 15 days (or such shorter period as is acceptable to the trustee), prior to the mailing of the Offer of Nextel Partners' obligation to make an Offer to Purchase, and the Offer will be mailed by Nextel Partners or, at Nextel Partners' request, by the trustee, in the name and at the expense of Nextel Partners. The Offer will contain information concerning the business of Nextel Partners and its Subsidiaries which, at a minimum, will include:

     (1) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the indenture (which requirements may be satisfied by delivery of such documents together with the Offer),

     (2) a description of material developments in Nextel Partners' business subsequent to the date of the latest of such financial statements referred to in clause (1) (including a description of the events requiring Nextel Partners to make the Offer to Purchase),

     (3) if required under applicable law, pro forma financial information concerning, among other things, the Offer to Purchase and the events requiring Nextel Partners to make the Offer to Purchase and

       (4) any other information required by applicable law to be included therein.

The Offer will contain all instructions and materials necessary to enable such holders to tender their notes pursuant to the Offer to Purchase.

     The Offer shall also state:

         (a) the section of the indenture pursuant to which the Offer to Purchase is being made;

         (b) the Expiration Date and the Purchase Date;

         (c) the aggregate principal amount at Stated Maturity of the outstanding notes offered to be purchased by Nextel Partners pursuant to the Offer to Purchase (the "Purchase Amount");

         (d) the purchase price to be paid by Nextel Partners for each $1,000 principal amount at Stated Maturity of notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

         (e) that the holder may tender all or any portion of the notes registered in the name of such holder and that any portion of notes tendered must be tendered in an integral multiple of $1,000 of principal amount at Stated Maturity;

         (f) the place or places where the notes are to be surrendered for tender pursuant to the Offer to Purchase;

         (g) that interest, if any, on any notes not tendered or tendered but not purchased by Nextel Partners pursuant to the Offer to Purchase will continue to accrue;

         (h) that on the Purchase Date the Purchase Price will become due and payable upon each note being accepted for payment pursuant to the Offer to Purchase;

         (i) that each holder electing to tender notes pursuant to the Offer to Purchase will be required to surrender such notes at the place or places specified in the Offer prior to the close of business on the Expiration Date (such notes being, if Nextel

       Partners or the trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Nextel Partners and the trustee duly executed by the holder thereof or his attorney duly authorized in writing);

         (j) that holders will be entitled to withdraw all or any portion of the notes tendered if Nextel Partners (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount at Stated Maturity of the notes the holder tendered, the certificate number of the notes the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

         (k) that Nextel Partners will purchase all such notes duly tendered and not withdrawn pursuant to the Offer to Purchase; and

         (l) that in the case of any holder whose notes are purchased only in part, Nextel Partners will execute, and the trustee will authenticate and deliver to the holder of such notes without service charge, new notes of any authorized denomination as requested by such holder, in an aggregate principal amount at Stated Maturity equal to and in exchange for the unpurchased portion of the aggregate principal amount at Stated Maturity of the notes so tendered.

Any Offer to Purchase will be governed by and effected in accordance with the Offer for such Offer to Purchase.

     "Officers' Certificate" means a certificate signed by the Chairman of the Board, the President or Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary, of Nextel Partners, and delivered to the trustee.

     "Operating Cash Flow" means, for any fiscal quarter:

     (1) Nextel Partners' Consolidated Net Income (Loss) plus depreciation, amortization and other non-cash charges in respect thereof for such fiscal quarter, plus

     (2) all amounts deducted in calculating Consolidated Net Income (Loss) for such fiscal quarter in respect of Consolidated Interest Expense, and all income taxes, whether or not deferred, applicable to such income period, all as determined on a Consolidated basis in accordance with generally accepted accounting principles.

   For purposes of calculating Operating Cash Flow for the fiscal quarter most recently completed for which financial statements are available prior to any date on which an action is taken that requires a calculation of the Operating Cash Flow to Consolidated Interest Expense Ratio or Consolidated Debt to Annualized Cash Flow Ratio:

            (A) any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter,

            (B) any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter, and

            (C) if Nextel Partners or any Restricted Subsidiary shall have in any manner acquired (including through commencement of activities constituting such operating business) or disposed (including through termination or discontinuance of activities constituting such operating business) of any operating business during or subsequent to the most recently completed fiscal quarter, such calculation will be made on a pro forma basis on the assumption that such acquisition or disposition had been completed on the first day of such completed fiscal quarter and may give effect to projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in accordance with Regulation S-X of the Securities Act and evidenced by:

                (x) in the case of cost reductions of less than $10.0 million, an Officers' Certificate delivered to the trustee, and

                (y) in the case of cost reductions of $10.0 million or more, a resolution of Nextel Partners' Board of Directors set forth in an Officers' Certificate delivered to the trustee.

     "Paying Agent" means any Person authorized by Nextel Partners to pay the principal of (and premium, if any) or interest on any notes on behalf of Nextel Partners.

     "Permitted Debt" means:

     (1) any Debt (including Guarantees thereof) outstanding on the Closing Date (including the old notes and the new notes) and any accretion of original issue discount and accrual of interest with respect to such Debt;

     (2) any additional Debt outstanding under a Credit Facility in aggregate principal amount at any one time outstanding under this clause (2) not to exceed $325.0 million in the aggregate for all such credit facilities, less permanent repayments of Debt under such Credit Facilities made by Nextel Partners or any of its Restricted Subsidiaries pursuant to the covenant described above under the caption "Asset Sales";

     (3) any Vendor Financing Debt in an aggregate principal amount outstanding at any time not to exceed $100.0 million;

     (4) Debt to Nextel Partners or to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Debt (other than to Nextel Partners or another Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Debt not permitted by this clause (4);

       (5) Debt:

         (a) in respect of performance, surety or appeal bonds or bankers' acceptances provided in the ordinary course of business,

         (b) under foreign currency hedge, foreign currency exchange, interest rate swap or similar agreements; provided that such agreements:

            (A) are designed solely to protect Nextel Partners or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and

            (B) do not increase the Debt of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

         (c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Nextel Partners or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by Nextel Partners or any Restricted Subsidiary in connection with such disposition;

     (6) renewals, refundings or extensions of any Debt referred to in clause
   (1) or (3) above or Incurred pursuant to clause (2) under the caption "Limitation on Consolidated Debt" and any renewals, refundings or extensions thereof, plus:

         (a) the amount of any premium reasonably determined by Nextel Partners as necessary to accomplish such renewal, refunding or extension and

         (b) such other fees and expenses of Nextel Partners reasonably incurred in connection with the renewal, refunding or extension,

   provided that such renewal, refunding or extension shall constitute
          Permitted Debt only:

            (A) to the extent that it does not result in an increase in the aggregate principal amount (or, if such Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, in an amount not greater than such lesser amount) of such Debt (except as permitted by paragraphs (a) or (b) above), and

            (B) to the extent such renewed, refunded or extended Debt does not have a mandatory redemption date prior to the mandatory redemption date of the Debt being renewed, refunded or extended or have an Average Life shorter than the remaining Average Life of the Debt being renewed, refunded or extended;

     (7) Debt payable solely in, or mandatorily convertible into, Capital Stock (other than Redeemable Stock) of Nextel Partners;

     (8) all new notes issued pursuant to the terms of the registration rights agreement for the notes;

     (9) Debt (in addition to Debt permitted under clauses (1) through (8) above) in an aggregate principal amount outstanding at any time not to exceed $50.0 million.

     In the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness specified in the above clauses (1) through
(9), Nextel Partners shall have the right, at any time in its sole discretion, to classify such item as one of the types and shall only be required to include such item under the clause permitting such Indebtedness as so classified.

     "Permitted Distribution" of a Person means:

     (1) the exchange by such Person of Capital Stock (other than Redeemable Stock) for outstanding Capital Stock; and

     (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Debt of Nextel Partners that is subordinate in right of payment to the notes, in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, either:

         (a) Capital Stock of Nextel Partners (other than Redeemable Stock) or

         (b) Debt of Nextel Partners that is subordinate in right of payment to the notes on subordination terms no less favorable to the holders of the notes in their capacities as such than the subordination terms (or other arrangement) applicable to the Debt that is redeemed, repurchased, defeased or otherwise acquired or retired for value, provided that, such new Debt does not mature prior to the Stated Maturity or have a mandatory redemption date prior to the mandatory redemption date of the Debt being redeemed, repurchased, defeased or otherwise acquired or retired for value or have an Average Life shorter than the remaining Average Life of the Debt being redeemed, repurchased, defeased or otherwise acquired or retired for value.

   "Permitted Holder" means each of:

     (1) Nextel Communications, Inc., and any entity or entities controlled by, directly or indirectly, Nextel Communications, Inc.

     (2) Craig O. McCaw and any entity or entities:

            (A) controlled, directly or indirectly, by Craig O. McCaw or the estate of Craig O. McCaw and

            (B) a majority of the equity interests of which are owned, directly or indirectly, by Craig O. McCaw and his family, his brothers and estates of, or trusts for the primary benefit of, the foregoing persons,

     (3) Motorola, Inc.,

     (4) DLJMB, and any of their respective Affiliates and the respective successors (by merger, consolidation, transfer or otherwise) to all or substantially all of the respective businesses and assets of any of the foregoing, and

     (5) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) controlled by one or more persons identified in clauses (1) through (4) of this definition.

     "Permitted Investment" means any Investment in Marketable Securities or a Permitted Joint Venture.

     "Permitted Joint Venture" means any joint venture entered into by Nextel Partners or any of its Restricted Subsidiaries with a third party:

     (1) for the purpose of financing the acquisition or lease of telecommunications towers for use in the Nextel Partners' markets; provided that the aggregate value of all assets contributed by Nextel Partners or any of its Restricted Subsidiaries to any joint venture pursuant to this clause (1) shall not exceed $15.0 million (as determined in good faith by Nextel Partners' Board of Directors) or

     (2) in which Nextel Partners or any of its Restricted Subsidiaries:

         (a) is responsible for the managerial control of such joint venture and

         (b) owns at least 40% of the outstanding Capital Stock of such joint venture; provided that such joint venture, together with all other Permitted Joint Ventures described in this clause (2), does not cover or service more than 10.0% of the POPs (computed by including only a percentage of the total POPs equal to Nextel Partners' percentage ownership in that joint venture) covered by Nextel Partners at the date of determination (as determined in good faith by the board of directors).

     "Permitted Liens" means:

     (1) Liens securing Debt or other monetary obligations under a Credit Facility to the extent the principal amount of such obligations was permitted by the terms of the indenture to be Incurred;

       (2) Liens in favor of Nextel Partners or a Wholly Owned Restricted Subsidiary;

     (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Nextel Partners or any Subsidiary of Nextel Partners; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Nextel Partners;

     (4) Liens on property existing at the time of acquisition thereof by Nextel Partners or any Subsidiary of Nextel Partners, provided that such Liens were in existence prior to the contemplation of such acquisition;

     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the definition of "Permitted Debt";

       (7) Liens existing on the date of the indenture;

     (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as will be required to be in conformity with generally accepted accounting principles shall have been made therefor;

     (9) Liens (including zoning restrictions, servitudes, easements and rights-of-way) incurred in the ordinary course of business of Nextel Partners or its Subsidiary that:

         (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and

         (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Nextel Partners or such Subsidiary;

       (10) Liens of a lessor under a lease (other than a capitalized lease);

     (11) Liens not otherwise permitted by the foregoing clauses (1) through
   (7) securing Debt in an aggregate amount not to exceed 5% of Nextel Partners' consolidated tangible assets; and

     (12) Liens to secure Debt incurred to refinance, in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (1), (3),
   (4), (5) or this clause (12) so
   long as such Lien does not extend to any other property (other than improvements and accessions to the original property) and the principal amount of Debt so secured is not increased except as otherwise permitted by the indenture.

     "Permitted Transaction" means:

     (1) any transaction pursuant to written agreements existing on the Closing Date and described in or incorporated by reference into this prospectus,

     (2) any transaction or transactions with any vendor or vendors (other than Motorola) of property or materials used in the telecommunications business (including related activities and services) of Nextel Partners or any Restricted Subsidiary, provided such transactions are in the ordinary course of business and such vendor does not beneficially own more than 10% of the voting power of the Voting Stock of Nextel Partners,

     (3) any amendment, modification or other change to the purchase agreement between Nextel Partners and Motorola, dated as of the Closing Date, or any other similar agreement with Motorola that has been approved by a majority of the Disinterested Directors of Nextel Partners,

     (4) agreements and transactions contemplated by the joint venture agreement entered into by and among Nextel Partners and Nextel and their respective Subsidiaries as of the Closing Date,

       (5) any License Exchange, and

       (6) any issuance of equity by Nextel Partners (other than Redeemable Stock).

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "POP" means the population equivalents as estimated by Nextel Partners by extrapolation from the 1990 or 2000 U.S. Census and other publicly available information.

     "Preferred Capital Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Preferred Stock" means each of Nextel Partners' Series A convertible preferred stock, the Series B redeemable preferred stock, the Series C convertible preferred stock, and the Series D convertible preferred stock.

     "Redeemable Stock" of any Person means any Capital Stock of such Person that by its terms or otherwise is:

       (1) required to be redeemed prior to the Stated Maturity of the notes,

     (2) redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the notes, or

     (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Debt having a scheduled maturity prior to the Stated Maturity of the notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Redeemable Stock if the "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Change of Control" covenant described herein and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Nextel Partners' repurchase of such notes as are required to be repurchased pursuant to the covenant described under the caption "Change of Control".

     "Required Consent" means except as otherwise expressly provided in the indenture with respect to matters requiring the consent of each holder of notes affected thereby, the consent of holders of not less than a majority in aggregate principal amount at Stated Maturity of the notes.

     "Restricted Subsidiary" means any Subsidiary of Nextel Partners, whether existing on the Closing Date or created subsequent thereto, designated from time to time by the Board of Directors as (or otherwise deemed to be) a "Restricted Subsidiary" in accordance with the covenant described under the caption "Restricted Subsidiaries".

     "S&P" means Standard & Poor's Ratings Services or, if Standard & Poor's Ratings Services shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Standard & Poor's Ratings Services ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto will not have been transferred to any successor Person, then "S&P" will mean any other nationally recognized rating agency (other than Moody's) that rates debt securities having a maturity at original issuance of at least one year and that will have been designated by Nextel Partners by a written notice given to the trustee.

     "Specialized Mobile Radio" or "SMR" means a mobile radio communications system that is operated as described in this prospectus:

     "Stated Maturity", when used with respect to any Debt security or any installment of interest thereon, means the date specified in such Debt security as the fixed date on which the principal of such Debt security or such installment of interest is due and payable.

     "Subsidiary" of any Person means:

     (1) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or

     (2) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Total Common Equity" of any Person means, as of any day of determination (and as modified for purposes of the definition of "Change of Control"), the product of:

     (1) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which will not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and

     (2) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day.

     If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by Nextel Partners' Board of Directors in good faith and evidenced by a Board Resolution.

     "Total Invested Capital" means at any time of determination, the sum of, without duplication:

     (1) the total amount of equity contributed to Nextel Partners as of the Closing Date (being $185.3 million), plus

     (2) the aggregate net cash proceeds received by Nextel Partners from capital contributions or the issuance or sale of Capital Stock (other than Redeemable Stock but including Capital Stock issued upon the conversion of convertible Debt or from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Stock)), including cash payments under the Committed Capital Contribution, subsequent to the Closing Date, other than to a Restricted Subsidiary, plus

     (3) the aggregate net cash proceeds received by Nextel Partners or any Restricted Subsidiary from the sale, disposition or repayment of any Investment made after the Closing Date and constituting a Restricted Payment in an amount equal to the lesser of:

         (a) the return of capital with respect to such Investment and

         (b) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment, plus

     (4) an amount equal to the Consolidated net Investment (as of the date of determination) Nextel Partners and/or any of its Restricted Subsidiaries has made in any Subsidiary that has been designated as an Unrestricted Subsidiary after the Closing Date upon its redesignation as a Restricted Subsidiary in accordance with the covenant described above under the caption "Restricted Subsidiaries", plus

     (5) Consolidated Debt,

     minus

     (6) the aggregate amount of all Restricted Payments declared or made on or after the Closing Date.

     "Trading Day" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

     "Trustee" means the trustee under the Indenture.

     "U.S. Government Obligation" means:

       (1) any security which is:

         (a) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or

         (b) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof, and

     (2) any depository receipt issued by a bank (as defined in the Securities
   Act) as custodian with respect to any U.S. Government Obligation and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.

     "Unrestricted Subsidiary" means any Subsidiary that is not a Restricted Subsidiary and includes any Restricted Subsidiary that becomes an Unrestricted Subsidiary in accordance with the covenant described above under the caption "Restricted Subsidiaries."

     "Vendor Financing Debt" means any Debt owed to:

     (1) a vendor or supplier of any property or materials used by Nextel Partners or its Restricted Subsidiaries in their telecommunications business,

       (2) any Affiliate of such a vendor or supplier,

     (3) any assignee of such a vendor, supplier or Affiliate of such a vendor or supplier, or

     (4) a bank or other financial institution that has financed or refinanced the purchase of such property or materials from such a vendor, supplier, Affiliate of such a vendor or supplier or assignee of such a vendor or supplier; provided that the aggregate amount of such Debt does not exceed the sum of:

         (a) the purchase price of such property or materials (including transportation, installation, warranty and testing charges, as well as applicable taxes paid, in respect of such property or materials),

         (b) the cost of design, development, site acquisition and construction,

         (c) any interest or other financing costs accruing or otherwise payable in respect of the foregoing, and

         (d) the cost of any services provided by such vendor, supplier or Affiliate of such vendor or supplier.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Restricted Subsidiary" of Nextel Partners means a Restricted Subsidiary all of the outstanding Capital Stock of which (other than directors' qualifying shares) is at the time owned by Nextel Partners or by one or more Wholly Owned Restricted Subsidiaries or by Nextel Partners and one or more Wholly Owned Restricted Subsidiaries.


EVENTS OF DEFAULT

     The following are Events of Default under the indenture:

       (1) failure to pay principal of (or premium, if any, on) any note when due;

       (2) failure to pay any interest on any note when due, continued for 30 days;

     (3) default in the payment of principal and interest on notes required to be purchased pursuant to an Offer to Purchase as described under "Covenants--Change of Control" when due and payable;

     (4) failure to perform or comply with the provisions described under "Mergers, Sales of Assets, Etc.";

     (5) failure to perform any other covenant or agreement of Nextel Partners under the indenture or the notes continued for 60 days after written notice to Nextel Partners by the trustee or holders of at least 25% in aggregate principal amount at maturity of the outstanding notes;

     (6) failure to pay when due the principal of, or acceleration of, any Debt of Nextel Partners or any Restricted Subsidiary having an outstanding principal amount of at least $25 million, individually or in the aggregate;


     (7) the rendering of a final judgment or judgments (not subject to appeal) for the payment of money against Nextel Partners or any Restricted Subsidiary in an aggregate amount in excess of $25 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal all such judgments has expired; and

     (8) certain events of bankruptcy, insolvency or reorganization affecting Nextel Partners or any Restricted Subsidiary. ( Section 5.01)

     Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. ( Section 6.03) Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee may refuse, however, to follow any direction that the trustee, in its sole discretion, determines may be unduly prejudicial to the rights of another holder or that may subject the trustee to any liability or expense if the trustee determines, in its sole discretion, that it lacks indemnification against such loss or expense. ( Section 5.12)

     If an Event of Default (other than an Event of Default described in clause
(8) above) occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes at maturity may accelerate the maturity of all notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount at maturity of outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture. If an Event of Default specified in clause (8) above occurs, the outstanding notes will ipso facto become immediately due and payable without any declaration or other act on the part of the trustee or any holder. ( Section 5.02) For information as to waiver of defaults, see "Modification and Waiver".

     No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder has previously given to the trustee written notice of a continuing Event of Default and unless also the holders of a majority in aggregate principal amount at Stated Maturity of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee will not have received from the holders of a majority in aggregate principal amount at Stated Maturity of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. ( Section 5.07) However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note. ( Section 5.08)

     The indenture provides that if a Default occurs and is continuing, generally the trustee must, within 90 days after the occurrence of such Default, give to the holders notice of such Default. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of, premium, if any or interest) if it determines that withholding notice is in their interest; provided, however, that in the case of any default of a character specified in clause (e) above, no such notice to holders shall be given until at least 30 days after the occurrence thereof. ( Section 6.02)

     Nextel Partners will be required to furnish to the trustee annually a statement as to the performance by Nextel Partners of certain of its obligations under the indenture and Nextel Partners is required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying such Default or Event of Default. ( Section 10.17)


SATISFACTION AND DISCHARGE OF THE INDENTURE

     The indenture will cease to be of further effect as to all outstanding notes except as to:

     (1) rights of registration of transfer and exchange and Nextel Partners' right of optional redemption,

       (2) substitution of apparently mutilated, defaced, destroyed, lost or stolen notes,

     (3) rights of holders to receive payment of principal of and premium, if any, and interest on the notes,

       (4) rights, obligations and immunities of the trustee under the indenture, and

     (5) rights of the holders of the notes as beneficiaries of the indenture with respect to any property deposited with the trustee payable to all or any of them), if:

         (a) Nextel Partners will have paid or caused to be paid the principal of and premium, if any, and interest on the notes as and when the same will have become due and payable or

         (b) all outstanding notes (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the trustee for cancellation. ( Section 4.01)


DEFEASANCE

     The indenture will provide that, at the option of Nextel Partners:

     (1) if applicable, Nextel Partners will be discharged from any and all obligations in respect of the outstanding notes or

     (2) if applicable, Nextel Partners may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the indenture and the notes, in either case (1) or
   (2) upon irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of each installment of interest, if any, on the outstanding notes on the Stated Maturity. With respect to clause (2), the obligations under the indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things:

         (a) with respect to clause (1), Nextel Partners has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur; or, with respect to clause (2), Nextel Partners has delivered to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur;

         (b) no Default or Event of Default will have occurred or be continuing;

         (c) the deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and

         (d) certain other customary conditions precedent are satisfied. (
Section  12.04)


MODIFICATION AND WAIVER

     Modifications and amendments of the indenture may be made by Nextel Partners and the trustee with the consent of the holders of a majority in aggregate principal amount at Stated Maturity of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

     (1) change the due date of the principal of, or any installment of interest on, any note;

       (2) reduce the principal amount of, or the premium or interest on, any note;

     (3) change the place or currency of payment of principal of, or premium or interest on, any note;

     (4) impair the right to institute suit for the enforcement of any payment on or with respect to any note;

       (5) waive a default in the payment of, or the premium or interest on, any note;

     (6) reduce the above stated percentage of outstanding notes necessary to modify or amend the indenture;

     (7) reduce the percentage of aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

     (8) modify any provisions of the indenture relating to the calculation of the Accreted Value of the notes; or

     (9) following the mailing of any Offer to Purchase and until the Expiration Date of that Offer to Purchase, modify any Offer to Purchase for the notes required under the "Limitation on Asset Dispositions" and the "Change of Control" covenants contained in the indenture in a manner materially adverse to the holders of the notes. ( Section 9.02)

     Notwithstanding the foregoing, without the consent of any holder of notes, Nextel Partners and the trustee may amend or supplement the indenture or the notes:

      o  to cure any ambiguity, defect or inconsistency,

      o to provide for uncertificated notes in addition to or in place of certificated notes,

    o to provide for the assumption of Nextel Partners' obligations to holders of notes in the case of a merger or consolidation,

    o to make any change that would provide any additional rights or benefits to holders of notes or that does not adversely affect the legal rights under the indenture of any such holder, or

    o to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act. ( Section 9.01)

     The holders of a majority in aggregate principal amount at Stated Maturity of the outstanding notes, on behalf of all holders of notes, may waive compliance by Nextel Partners with certain restrictive provisions of the indenture. ( Section 10.18) Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount at Stated Maturity of the outstanding notes, on behalf of all holders of notes, may waive any past default under the indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any note tendered pursuant to an Offer to Purchase. ( Section 5.13)


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Nextel Partners, as such, will have any liability for any obligations of Nextel Partners under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the commission that such waiver is against public policy.


GOVERNING LAW

     The indenture and the notes will be governed by the laws of the State of New York.


THE TRUSTEE

     The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. ( Section 6.01)

     The indenture and provisions of the Trust Indenture Act, incorporated by reference in the indenture, contain limitations on the rights of the trustee, should it become a creditor of Nextel Partners, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with Nextel Partners or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. ( Section
Section  6.08 and 6.13)

                         BOOK-ENTRY; DELIVERY AND FORM

     The new notes initially will be represented by one or more permanent global certificates in definitive, fully registered form. This global note will be deposited upon issuance with The Depository Trust Company, New York, New York and registered in the name of a nominee of the Depository Trust Company.

     THE GLOBAL NOTE. We expect that pursuant to procedures established by The Depository Trust Company:

   (1) upon the issuance of the global note, The Depository Trust Company or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by the global note to the respective accounts of persons who have accounts with such depositary and

   (2) ownership of beneficial interests in the global note will be shown on, and the transfer of ownership will be effected only through, records maintained by The Depository Trust Company or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

Ownership of beneficial interests in the global notes will be limited to persons who have accounts with The Depository Trust Company or persons who hold interests through participants.

     So long as The Depository Trust Company or its nominee is the registered owner or holder of the new notes, The Depository Trust Company (or the nominee) will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture. No beneficial owner of an interest in the global note will be able to transfer that interest except in accordance with The Depository Trust Company's procedures.

     Payments of interest, principal and other amounts due on the global note will be made to The Depository Trust Company or its nominee as the registered owner. None of Nextel Partners, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to this beneficial ownership interest.

     We expect that The Depository Trust Company or its nominee, upon receipt of any payment of interest, principal or other amounts due on the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown on the records of The Depository Trust Company. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers registered in the names of nominees for those customers. These payments will be the responsibility of the participants.

     Transfers between participants in The Depository Trust Company will be effected in the ordinary way through The Depository Trust Company's settlement system in accordance with The Depository Trust Company rules and will be settled in same day funds.

     The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of new notes, including the presentation of new notes for exchange as described below, only at the direction of a participant to whose account The Depository

Trust Company interests in the global note are credited. Further, The Depository Trust Company will take action only as to such portion of the notes as to which the participant has given such direction. However, if there is an Event of Default under the indenture, the Depository Trust Company will exchange the global note for certificated notes, which it will distribute to its participants.

     The Depository Trust Company has advised us as follows: The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered under the provisions of Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of The Depository Trust Company, it is under no obligation to perform those procedures, and those procedures may be discontinued at any time. Neither Nextel Partners nor the trustee will have any responsibility of the performance by The Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     CERTIFICATED SECURITIES. If the Depository Trust Company is at any time unwilling or unable to continue as a depositary for the global note and a successor depositary is not appointed by Nextel Partners within 90 days, certificated notes will be issued in exchange for the global note.

                        DESCRIPTION OF CREDIT FACILITY

     Nextel Partners Operating Corp. or "OPCO", a wholly-owned subsidiary of Nextel Partners, entered into a credit facility dated as of January 29, 1999 with a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, as syndication agent and Bank of Montreal, as administrative agent. The credit facility includes a $175.0 million term loan facility and a $100.0 million reducing revolving credit facility. Subject to OPCO's right in the future to seek an increase of up to $50.0 million, the credit facility will not exceed $275.0 million. The term loan facility has a maturity of nine years. The revolving credit facility will terminate eight years after the date of initial funding of the credit facility.

     On January 29, 1999, OPCO borrowed the full amount of the term loan facility and established an account which maintains a balance equal to the lesser of (x) $275.0 million or (y) the aggregate outstanding principal amount borrowed under the credit facility, until the earlier of FCC approval of the transfer applications for licenses being transferred from Nextel or 395 days after the initial borrowings under the credit facility. The failure of the FCC to approve these transfer applications within 365 days after the initial borrowings under the credit facility constitutes an event of default under the credit facility.

     Interest. At OPCO's option, the term loan facility bears interest at reserve-adjusted London Interbank Offered Rate ("LIBOR") plus 4.75%. The revolving credit facility bears interest at LIBOR plus 4.25% over LIBOR until consolidated EBITDA is positive at which time the applicable margin will be initially 4.0% over LIBOR and thereafter will be determined on the basis of the ratio of total debt to annualized EBITDA and will range between 2.25% and 3.75% over LIBOR.

     Fees. OPCO pays a commitment fee calculated at a rate equal to the lower of (i) 2.00% per annum and (ii) one-half of the applicable margin for LIBOR loans, in each case, calculated on the daily average unused commitment under the revolving credit facility (whether or not then available). Such fee is payable quarterly in arrears. The commitment fee is subject to reduction based on utilization of the revolving credit facility.

     Reduction of Commitments. Beginning on the fifth anniversary of the closing of the credit facility, commitments under the revolving credit facility automatically reduces in quarterly installments. The term loan facility amortizes in quarterly installments aggregating in the percentage outlined in the following schedule:



          % OF TERM LOAN
 YEAR        FACILITY
------   ---------------
   1            --
   2            --
   3            --
   4            --
   5             1%
   6             1%
   7             1%
   8             1%
   9            96%

   Prepayments. The term loan facility is subject to mandatory prepayment:

   (1) with 100% of the net cash proceeds from the issuance of debt, subject to certain exceptions,

   (2) with 100% of the net cash proceeds of asset sales, subject to certain exceptions,

   (3) after December 31, 2003, with 50% of OPCO's Excess Cash Flow (as defined in the credit facility), and

   (4) after the fifth anniversary of the closing of the credit facility, with 50% of the net cash proceeds from the issuance of equity, subject to certain exceptions.

     Security; Guarantees. OPCO's obligations under the credit facility is secured by a first-priority lien on all property and assets, tangible and intangible, of OPCO and its subsidiaries, including a pledge of the capital stock of the borrower and its subsidiaries, including the subsidiary holding the FCC licenses following approval by the FCC of the transfer applications. Nextel Partners and OPCO's current and future subsidiaries have guaranteed or will guarantee the obligations of OPCO under the credit facility.

     Covenants. The credit facility contains customary covenants and restrictions on OPCO's ability to engage in certain activities, including but not limited to:

   (1) limitations on the incurrence of liens and indebtedness,

   (2) restrictions on sale lease-back transactions, consolidations, mergers, sale of assets, capital expenditures, transactions with affiliates and investments, and

   (3) severe restrictions on dividends and distributions on, and redemptions and repurchases of, capital stock, and other similar distributions and various financial maintenance covenants.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     Prospective holders of notes should consult their own tax advisors with regard to the application of the tax considerations discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

     This section discusses the rules applicable to U.S. holders only. A U.S. holder is any of the following:

        o citizens and residents of the United States for U.S. federal income tax purposes;

      o corporations, partnerships, and other entities created or organized in or under the laws of the United States or any political subdivision thereof;

      o estates, if the income of the estate is subject to U.S. federal income taxation regardless of its source, and trusts, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; and

      o other persons whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis.

     Non-U.S. holders are subject to substantially different rules, which are not described here.


 The Exchange Offer

     The exchange of old notes for new notes under the exchange offer should be treated as a continuation of the corresponding old notes because the terms of the new notes are substantially the same as the terms of the old notes. Accordingly, the exchange should not constitute a taxable event to holders and, therefore:

      o no gain or loss should be realized by holders upon receipt of a new note;

    o the holding period of the new note should include the holding period of the old note; and

    o the adjusted tax basis of the new note should be the same as the adjusted tax basis of the old note immediately before the exchange.

     Original Issue Discount on the Notes

     The notes will be issued with original issue discount (or OID). In general, holding notes will result in taxable ordinary interest income in an amount equal to the OID that accrues during each accrual period. OID is defined as the excess of:

       (1) the stated redemption price at maturity of a note over

     (2) its issue price.

     The "stated redemption price at maturity" of a note is the sum of all payments (including cash interest) provided by the note. The "issue price" of a note is the first price at which a substantial amount of the notes are sold to the public for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers).

     A holder is required to include OID in income as ordinary interest as it accrues under the constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the holder's regular method of accounting. Because the calculation of the amount of OID takes the cash interest payments into account as part of the stated redemption price at maturity, the cash interest payments need not be reported separately as taxable income when received.


     In general, the amount of OID included in income by the holder of a note is the sum of the daily portions of OID for each day during the taxable year or portion of the taxable year on which such holder held such note. The "daily portion" is determined by allocating the OID for the actual period ratably to each day in that accrual period. The "accrual period" for a note may be of any length and may vary in length over the term of a note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or final day of an accrual period.


     The amount of OID for an accrual period is generally equal to the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity. The "adjusted issue price" of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the note, such as the cash interest payments. Under the constant yield method of determining OID, a holder generally will have to include increasingly greater amounts of OID in income in successive accrual periods.


     Sale, Exchange and Retirement of Notes


     A holder will recognize gain or loss upon the sale, retirement or other taxable disposition of a note. Such gain or loss will generally equal the difference between:


      o the amount of cash and the fair market value of property received for the note (other than amounts representing accrued but unpaid stated interest) and


     o  the holder's adjusted tax basis in the note.


     A holder's adjusted tax basis in notes will generally equal the holder's purchase price, increased by any accrued OID, and reduced by any cash payments on the notes. Gain or loss generally will be capital gain or loss and will be long-term capital gain or loss, if the holder has held such notes for more than one year. Long-term capital gain of a non-corporate holder is generally subject to a maximum tax rate of 20%. There are limits on the deductibility of capital losses. Any amounts paid with respect to accrued but unpaid stated interest generally will be taxable as ordinary interest income. Gain or loss realized on the sale, retirement or other taxable disposition of a note derived by a holder generally will be treated as U.S. source income or loss for foreign tax credit purposes.


     Backup Withholding and Information Reporting


     In general, information reporting requirements will apply to certain payments of principal, premium, if any, and interest; they will also apply to the proceeds of sale of a note made to holders other than exempt recipients, such as corporations. Backup withholding and information reporting generally will not apply to payments of principal, premium, if any, and interest on notes made outside the United States (other than payments made to an address in the United States or by transfer to an account maintained by the holder with a bank in the United States) by us or any paying agent (acting in its capacity as such) to a holder. A 31% backup withholding tax may apply to such payments if a U.S. holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or is notified by the IRS that it has failed to report its full dividend and interest income.

     This Tax Discussion is not Complete

     The above is a general discussion of United States federal income tax consequences of the purchase, ownership and sale of the notes by U.S. holders. It applies only to holders who purchase their notes at the issue price, and it does not purport to be a complete analysis of all potential tax effects. The discussion is based on the tax law as it exists today, but the law could change at any time, and any change could be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address the special rules applicable to holders such as insurance companies and other financial institutions, dealers in securities, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge" or "conversion transaction," and deals only with notes held as "capital assets" within the meaning of Section 1221 of the Code.


                             PLAN OF DISTRIBUTION

     Each holder desiring to participate in the exchange offer will be required to represent, among other things, that:

   (1) it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of Nextel Partners,

   (2) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes, and

     (3) it is acquiring the new notes in the ordinary course of its business.

     A holder unable to make the above representations is referred to as a restricted holder. A restricted holder will not be able to participate in the exchange offer, and may only sell its old notes pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

     Each participating broker-dealer is required to acknowledge in the letter of transmittal that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of such new notes. Based upon interpretations by the staff of the SEC, Nextel Partners believes that new notes issued through the exchange offer to participating broker-dealers may be offered for resale, resold, and otherwise transferred by a participating broker-dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. Nextel Partners has agreed that for a period of 30 days following consummation of the exchange offer, it will make this prospectus available to participating broker-dealers for use in connection with any such resale. During such period of time, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market making or other trading activities.

     Based upon interpretations by the staff of the SEC, Nextel Partners believes that new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by their holder, other than a participating broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act.

     Nextel Partners will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such new notes. Any participating broker-dealer that resells new notes that were received by it for its own account through the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


     Nextel Partners has agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.


                                 LEGAL MATTERS


     The validity of the new notes will be passed upon for Nextel Partners by Willkie Farr & Gallagher, New York, New York.


                                    EXPERTS


     The consolidated financial statements of Nextel Partners, Inc. and Subsidiaries as of December 31, 1998, and the consolidated statements of operations, changes in shareholders' equity and cash flows for the period then ended, included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS




                                                                 PAGE
                                                                -----
Report of Independent Public Accountants ....................   F-2
Consolidated Balance Sheet as of December 31, 1998 ..........   F-3
Consolidated Statement of Operations for the year ended
 December 31, 1998 ..........................................   F-5
Consolidated Statement of Changes in Shareholders' Equity
 for the year ended December 31, 1998 .......................   F-6
Consolidated Statement of Cash Flows for the year ended
 December 31, 1998 ..........................................   F-7
Notes to Consolidated Financial Statements ..................   F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Nextel Partners, Inc.:


     We have audited the accompanying consolidated balance sheet of Nextel Partners, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nextel Partners, Inc. and Subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.





/s/ Arthur Andersen LLP



Seattle, Washington,
May 13, 1999

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES


                 CONSOLIDATED BALANCE SHEET--DECEMBER 31, 1998
                            (DOLLARS IN THOUSANDS)




                                    ASSETS




                                                                             PRO FORMA
                                                                            DECEMBER 31,
                                                           DECEMBER 31,         1998
                                                               1998           (NOTE 1)
                                                          --------------   -------------
CURRENT ASSETS:
 Cash and cash equivalents ............................      $     16         $     16
 Accounts receivable, net of allowance of $254.........         1,546            1,546
 Subscriber equipment inventory .......................         1,353            1,353
 Prepaid expenses .....................................           325              325
                                                             --------         --------
  Total current assets ................................         3,240            3,240
                                                             --------         --------
PROPERTY, PLANT AND EQUIPMENT, at cost ................       112,334          112,334
 Less-accumulated depreciation ........................         4,386            4,386
                                                             --------         --------
  Property, plant and equipment, net ..................       107,948          107,948
                                                             --------         --------
OTHER NON-CURRENT ASSETS:
 FCC operating licenses, net of accumulated
 amortization of $200..................................       133,180          133,180
 Debt issuance costs and other assets .................         3,298            3,298
                                                             --------         --------
  Total non-current assets ............................       136,478          136,478
                                                             --------         --------
TOTAL ASSETS ..........................................      $247,666         $247,666
                                                             ========         ========

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)




                     LIABILITIES AND STOCKHOLDERS' EQUITY




                                                                                            PRO FORMA
                                                                                           DECEMBER 31,
                                                                          DECEMBER 31,         1998
                                                                              1998           (NOTE 1)
                                                                         --------------   -------------
                                                                                           (UNAUDITED)
CURRENT LIABILITIES:
 Accounts payable ....................................................     $   1,043        $   1,043
 Accrued expenses ....................................................         4,554            4,554
 Payable to Nextel and Eagle River ...................................         3,398            3,398
 Return of capital payable to Nextel .................................            --          127,326
                                                                           ---------        ---------
Total current liabilities ............................................         8,995          136,321
                                                                           ---------        ---------
COMMITMENTS AND CONTINGENCIES (See Notes)
STOCKHOLDERS' EQUITY:
Preferred stock, Series A convertible, 17,479,971 shares issued and
 outstanding at January 29, 1999 .....................................            --               --
Preferred stock, Series B redeemable or convertible to
 Series C preferred stock 2010, 12% cumulative annual dividend;
 2,185,000 shares issued and outstanding at January 29, 1999 .........            --                2
Preferred stock, Series C convertible, 8,740,000 shares issued and
 outstanding at January 29, 1999 .....................................            --                9
Preferred stock, Series D convertible, 2,185,000 shares issued and
 outstanding at January 29, 1999 .....................................            --                2
Common stock, Class A, 1,588,888 shares issued and outstanding, and
 paid-in capital .....................................................         1,604            1,604
Common stock, Class B, convertible ...................................            --               --
Other paid-in capital ................................................       260,761          133,422
Accumulated deficit ..................................................       (22,553)         (22,553)
Deferred compensation ................................................        (1,141)          (1,141)
                                                                           ---------        ---------
  Total stockholders' equity .........................................       238,671          111,345
                                                                           ---------        ---------
                                                                           $ 247,666        $ 247,666
                                                                           =========        =========

The accompanying notes are an integral part of these consolidated balance sheets.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                            (DOLLARS IN THOUSANDS)




REVENUES:
 Service revenues ......................     $  3,745
 Equipment revenues ....................        1,564
                                             --------
  Total revenues .......................        5,309
                                             --------
OPERATING EXPENSES:
 Cost of service revenues ..............        6,108
 Cost of equipment revenues ............        2,935
 Sales and marketing ...................        6,636
 General and administrative ............        6,895
 Deferred compensation .................          447
 Depreciation and amortization .........        4,586
                                             --------
   Total operating expenses ............       27,607
                                             --------
OPERATING LOSS .........................     (22,298)
INCOME TAX PROVISION ...................   --
                                           ----------
  Net loss .............................   $(22,298)
                                           ==========

  The accompanying notes are an integral part of this consolidated statement.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES


           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                            (DOLLARS IN THOUSANDS)






                                          CLASS A
                                     COMMON STOCK AND
                                      PAID-IN CAPITAL          OTHER
                                  -----------------------     PAID-IN      ACCUMULATED       DEFERRED
                                     SHARES       AMOUNT      CAPITAL        DEFICIT       COMPENSATION      TOTALS
                                  ------------   --------   -----------   -------------   -------------   ------------
BALANCE,
 January 1, 1998 ..............           --      $   --     $  8,255       $    (255)      $     --       $   8,000
Equity contributions ..........           --          --      252,506              --             --         252,506
Issuance of common stock
 under restricted stock
 purchase plan ................    1,588,888       1,604           --              --         (1,588)             16
Deferred compensation .........           --          --           --              --            447             447
Net loss ......................           --          --           --         (22,298)            --         (22,298)
                                   ---------      ------     --------       ---------       --------       ---------
BALANCE,
 December 31, 1998 ............    1,588,888      $1,604     $260,761       $ (22,553)      $ (1,141)      $ 238,671
                                   =========      ======     ========       =========       ========       =========

  The accompanying notes are an integral part of this consolidated statement.

                     NEXTEL PARTNERS, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                            (DOLLARS IN THOUSANDS)




CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ....................................................................   $(22,298)
 Adjustments to reconcile net loss to net cash used in operating activities ..
  Depreciation and amortization ..............................................      4,586
  Deferred compensation ......................................................        447
  Allowance for doubtful accounts ............................................        254
  Change in current assets and liabilities:
   Accounts receivable .......................................................     (1,800)
   Subscriber equipment inventory ............................................     (1,353)
   Prepaid expenses ..........................................................       (325)
   Accounts payable and accrued expenses .....................................      2,300
   Operating advances from Nextel and Eagle River ............................      3,398
                                                                                 --------
   Net cash used in operating activities .....................................    (14,791)
                                                                                 --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures ........................................................   (104,334)
                                                                                 --------
  Net cash used in investing activities ......................................   (104,334)
                                                                                 --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of common stock ....................................................         16
 Equity contributions from Nextel ............................................    119,125
                                                                                 --------
  Net cash provided by financing activities ..................................    119,141
                                                                                 --------
NET INCREASE IN CASH AND CASH EQUIVALENTS ....................................         16
CASH AND CASH EQUIVALENTS, beginning of year .................................   --
                                                                                 --------
CASH AND CASH EQUIVALENTS, end of year .......................................   $     16
                                                                                 ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Contribution of FCC licenses from Nextel Communications, Inc. ................   $133,380
                                                                                 ========
Accrued debt issuance costs ..................................................   $  3,298
                                                                                 ========

  The accompanying notes are an integral part of this consolidated statement.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


1. OPERATIONS:


 Organization

Nextel Partners, Inc. and Subsidiaries ("Partners" or the "Company") provide a wide array of digital wireless communications services throughout the United States, primarily to business users, utilizing frequencies licensed by the Federal Communications Commission ("FCC"). Partners' operations are primarily conducted by Nextel Partners Operating Corp. ("OPCO"), a wholly owned subsidiary of Partners.

Prior to the capitalization of the Company on January 29, 1999 (see Note 2), all the operations of OPCO were a part of Nextel Communications, Inc. and Subsidiaries ("Nextel"). As a part of the Company's capitalization, Nextel assigned the use and, subject to pending FCC approval, ownership of its FCC licenses at its historical cost of $133.2 million, in exchange for a continuing equity interest in the Company. Partners' digital network has been developed with advanced mobile communication systems employing digital technology with a multi-site configuration permitting frequency reuse ("Digital Mobile Network") utilizing digital technology developed by Motorola, Inc. ("Motorola") (such technology is referred to as the "integrated Digital Enhanced Network" or "iDENTM"). Effective January 29, 1999, Motorola became a stockholder of the Company. Partners' principal business objective is to offer high-capacity, high-quality, advanced communication services throughout the United States targeted towards mid-sized and smaller markets. Various operating agreements entered into by the Company and Nextel (see Note 9) provide for support services to be provided by Nextel, including the use of Nextel's switching facilities and network monitoring centers, access to technology improvements from Nextel's research and development program and the use of Nextel's employee training sessions. Additionally, the Company plans to use Nextel's back-office systems initially to support customer activation, billing and customer care as well as other services during a transition period.


 Basis of Presentation

Legally, the operations of the Company prior to January 29, 1999, were a part of Nextel. For financial reporting purposes, because the formation of the Company was a reorganization of Nextel's business into a newly formed subsidiary, the historical operations of the Company include the results of the operations acquired from Nextel prior to January 29, 1999, using a "carve-out" methodology. The operations included in the "carve-out" generally began operations in 1998. Prior to January 1, 1998, the only activity associated with the "carved-out" operations were fixed asset purchases of approximately $8.0 million. Revenues, operating expenses and net loss related to the operations of these assets and the "carve-out" for the year ending December 31, 1997, are estimated to be $195,000, $450,000 and $255,000, respectively. Because these net operating results amounts are not included in the reimbursement amount to be paid to Nextel by the Company and given the relative immateriality of the amounts, financial statements for periods prior to January 1, 1998 have not been provided. The results of the Company's operations would not have been materially different had it operated on a stand-alone basis. Of the $22.6 million accumulated deficit at December 31, 1998 reported by the Company, approximately $19.4 million related to the operations of the "carve-out." The remainder represented the 1998 operating results of the parent holding Company.



 Unaudited Pro Forma Balance Sheet

The pro forma balance sheet is presented to conform to Securities and Exchange Commission Staff Accounting Bulletin No. 1.B.3., as amended. The pro forma balance sheet gives effect to the issuance of preferred stock to Nextel in the amount of $133.2 million and the return of capital to be paid to

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

Nextel on January 29, 1999 for net operating expense and capital reimbursements incurred. This pro forma balance sheet does not reflect the other capitalization transactions nor the proceeds received from the issuance of long-term debt which occurred on January 29, 1999.


 Concentration of Risk

The Company believes that the geographic and industry diversity of its customer base minimizes the risk of incurring material losses due to concentration of credit risk.

The Company is party to certain equipment purchase agreements with Motorola (see Notes 2 and 9). For the foreseeable future the Company expects that it will need to rely on Motorola for the manufacture of a substantial portion of the infrastructure equipment necessary to construct and make operational its Digital Mobile Network as well as for the provision of digital subscriber hand-sets and accessories.

As previously discussed, the Company is reliant on Nextel for the provision of certain services. For the foreseeable future, the Company will need to rely on Nextel for the provision of these services as the Company will not have the infrastructure to support those services.


 Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 Principles of Consolidation

The consolidated financial statements include the accounts of Partners and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.


 Cash and Cash Equivalents

Cash equivalents include time deposits and highly liquid investments with remaining maturities of three months or less at the time of purchase.


 Subscriber Equipment Inventory

Subscriber equipment is valued at the lower of cost or market. Cost is determined by the first-in, first-out method.


 Property, Plant and Equipment

Property, plant and equipment, including improvements that extend useful lives, are recorded at cost, while maintenance and repairs are charged to operations as incurred. Depreciation and amortization are computed using the straight-line method based on estimated useful lives of three to ten years for equipment and three to seven years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the respective lives of the leases or the useful lives of the improvements.

Construction in progress includes labor, material, transmission and related equipment, engineering, site design, interest and other costs relating to the construction of the Digital Mobile Network.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

The Company periodically reviews the carrying value of its long-lived assets (including property, plant and equipment and operating licenses) whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the estimated future cash inflows attributable to the asset, less estimated future cash outflows is less than the carrying amount, an impairment loss will be recognized.


 Capitalized Interest

The Company's wireless communications systems and FCC operating licenses represent qualifying assets pursuant to Statement of Financial Accounting Standards (SFAS) No. 34, "Capitalization of Interest Cost." The Company capitalized interest of approximately $6.3 million for the year ended December 31, 1998.


 FCC Operating Licenses

FCC operating licenses are recorded at historical cost and are amortized using the straight-line method based on estimated useful lives of 40 years. Amortization begins with the commencement of service to customers in a particular market.


 Interest Rate Risk Management

The Company intends to use derivative financial instruments consisting of interest rate swap and interest rate protection agreements in the management of its interest rate exposures. These interest rate swap agreements will have the effect of converting certain of the Company's variable rate obligations to fixed or other variable rate obligations. Amounts to be paid or received under interest rate swap agreements will be accrued as interest rates change and will be recognized over the life of the swap agreements as an adjustment to interest expense. The fair value of the swap agreements will not be recognized in the consolidated financial statements, since the swap agreements will meet the criteria for matched swap accounting.

The Company will not use financial instruments for trading or other speculative purposes, nor will it be a party to any leveraged derivative instrument. The use of derivative financial instruments will be monitored through regular communication with senior management. The Company will be exposed to credit loss in the event of nonperformance by the counterparties. This credit risk is minimized by dealing with a group of major financial institutions with which the Company has other financial relationships. The Company does not anticipate nonperformance by these counterparties.


 Revenue Recognition

Revenue net of customer discounts and rebates is recognized for airtime and other services over the period earned and for sales of equipment when delivered.

Certain of the Company's digital equipment sales are made through independent distributors under agreements allowing rights of return on merchandise unsold by the distributors. The Company defers recognition of such sales until the merchandise is sold by the distributors.


 Advertising Costs

Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising costs totaled approximately $1.5 million for the year ended December 31, 1998.


 Debt Issuance Costs

In relation to the issuance of long-term debt discussed in Note 4, the Company incurred a total of $20.5 million (unaudited) ($3.3 million had been incurred as of December 31, 1998) in deferred

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

financing costs related to the issuances of the Notes and the Facility. These debt issuance costs will be amortized over the terms of the underlying obligation using the effective interest method.


 Stock Based Compensation

As allowed by SFAS No. 123 (SFAS 123), "Accounting for Stock Based Compensation," the Company has chosen to account for compensation cost associated with its stock compensation plans in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. For the year ended December 31, 1998, compensation expense under SFAS No. 123 and APB Opinion No. 25 were identical. In the future, the Company will disclose pro forma net loss as if compensation expense costs had been determined consistent with SFAS No. 123. The Company has no stock options outstanding as of December 31, 1998.


 Income Taxes

Deferred tax assets and liabilities are determined based on the temporary difference between the financial reporting and tax bases of assets and liabilities applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is considered to be more likely than not. Net operating losses incurred by "carve-out" prior to the closing of the Capitalization Transactions will be retained by Nextel.


 Recently Issued Accounting Pronouncements

Software Costs -- In March 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement became effective for the Company on January 1, 1999 and established accounting standards for costs incurred in the acquisition or development and implementation of computer software. These new standards require the capitalization of certain software implementation costs relating to software acquired or developed and implemented for the Company's use. The adoption of this statement will not have a significant effect on the Company's financial position or results of operations.

Accounting for Start-Up Activities -- In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This statement became effective on January 1, 1999 and required that costs of start-up activities and organization costs be expensed as incurred. This statement will not have a significant effect on the Company's financial position or results of operations.

Accounting for Derivative Instrument and Hedging Activities -- In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No.133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company has not evaluated the effects of this change on its financial position or results of operations.


2. CAPITALIZATION TRANSACTIONS:

On January 29, 1999, the Company, previously wholly owned by Nextel was capitalized with equity infusions consisting of: (1) cash equity received at closing of $52.1 million plus an additional irrevocable cash equity commitment of $104.3 million to be received over the next two-year period

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

(the $156.4 million cash equity includes warrants to purchase 405,710 shares of common stock for an exercise price of $.001 per share. The fair value of the warrants at issuance were estimated to be approximately $3.9 million), (2) a vendor credit from Motorola of $18.4 million towards the purchase of infrastructure equipment expected to be utilized by the Company during 1999, and (3) the assignment of FCC licenses held by Nextel with a historical cost basis of $133.2 million. Nextel has made application to the FCC for transfer to the Company of the FCC licenses. Pending FCC approval, the Company is utilizing the FCC frequency pursuant to a frequency management agreement (the Frequency Management Agreement (see Note 9) between the Company and NWIP (a subsidiary of Nextel). The Company expects that approval of the License transfer by the FCC will occur during 1999. See Note 7, Capital Stock and Stock Rights for a brief description of the stock issued as a part of the capitalization of the Company.



The following summarizes the dollar amount and number of shares issued as part of the capitalization transactions which occurred on January 29, 1999.




                                                                                         EQUITY
                                                                  SHARES ISSUED      CONTRIBUTIONS
                                                                 ---------------   -----------------
Series A Preferred Shares ....................................     17,479,971       $  170,952,810
Series B Preferred Shares ....................................      2,185,000           21,850,000
Series C Preferred Shares ....................................      8,740,000           89,064,000
Series D Preferred Shares ....................................      2,185,000           22,266,000
Subscription Receivable ......................................                        (122,655,000)
Warrants to purchase Class A Common Shares issued for purchase
 price of $.001 per share.....................................        405,710            3,846,900

Approximately $2.5 million (unaudited) of issuance costs were charged to equity as part of the Capitalization Transactions.


3. PROPERTY AND EQUIPMENT (IN THOUSANDS):



       Building and improvements ..............................    $    998
       Equipment ..............................................      87,523
       Furniture and fixtures .................................       2,248
       Less accumulated depreciation and amortization .........      (4,386)
                                                                   --------
                                                                     86,383
                                                                   --------
       Construction in progress ...............................      21,565
                                                                   --------
                                                                   $107,948
                                                                   ========

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

4. LONG-TERM DEBT:




                                                                                        PRO FORMA
                                                                         AS OF            AS OF
                                                                     DECEMBER 31,      DECEMBER 31,
                                                                         1998              1998
                                                                    --------------   ---------------
                                                                                       (UNAUDITED)
                                                                                      (IN THOUSANDS)
14% Senior Redeemable Discount Notes 2009, net of unamortized
 discount of $393.6 million .....................................        $ --            $406,376
Bank Credit Facility, interest at Company's option, calculated on
 Administrative Agent's alternate base rate or reserve-adjusted
 London Interbank Offered Rate (LIBOR) ..........................          --             175,000
                                                                         ----            --------
Less-Current portion ............................................          --                  --
                                                                         ----            --------
                                                                         $ --            $581,376
                                                                         ====            ========

 Senior Redeemable Discount Notes

On January 29, 1999, the Company completed the issuance of $406.4 million Senior Redeemable Discount Notes (the "Notes") due 2009. The aggregate accreted value of the Notes will increase from $406.4 million at issuance at a rate of 14%, compounded semi-annually to a final accreted value equal to a principal amount of $800 million. Thereafter, the Notes bear interest at a rate of 14% per annum payable semi-annually in arrears.

The Notes represent senior unsecured obligations of the Company, and rank equally in right of payment to all existing and future senior unsecured indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Notes are effectively subordinated to (i) all secured obligations of the Company, including borrowings under the Company's bank credit facility, to the extent of assets securing such obligations and (ii) all indebtedness including borrowings under the Company's bank credit facility and trade payables of OPCO.

The indenture contains certain covenants that limit, among other things, the ability of the Company to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments, (ii) incur additional indebtedness or issue preferred equity interests, (iii) merge, consolidate or sell all or substantially of its assets, (iv) create liens on assets, and (v) enter into certain transactions with affiliates or related persons. As of March 31, 1999, the Company was in compliance with applicable covenants.

The Notes are redeemable at the option of the Company, in whole or in part, any time on or after February 1, 2004 in cash at the redemption price on that date, plus accrued and unpaid interest and liquidated damages if any, at the date of liquidation. In addition, prior to February 1, 2002, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of Notes originally issued at a redemption price equal to 114% of the accreted value at that date, plus accrued and unpaid interest and liquidated damages if any, with the net cash proceeds of one or more public equity offerings; provided that at least 65% of the aggregate principal amount at maturity of Notes originally issued remain outstanding immediately after the occurrence of such redemption.


 Bank Credit Facility

On January 29, 1999, the Company entered into a credit facility (the "Facility") with a syndicate of banks and other financial institutions led by Donaldson, Lufkin and Jenrette Securities Corporation

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

("DLJ"). Effective January 29, 1999, DLJ also holds an equity investment in the Company. The Facility includes a $175 million term loan facility and initially, a $100 million revolving credit facility. The term loan facility has a maturity of nine years. The revolving credit facility terminates eight years from the initial funding of the Facility.

The Credit Facility will bear interest, at the option of the Company, at the Administrative Agent's alternate base rate or reserve-adjusted LIBOR plus, in each case, applicable margins. The applicable margin for the term loan facility will be 4.75% over LIBOR and 3.75% over the base rate. For the revolving credit Facility, the initial applicable margin will be 4.25% over LIBOR and 3.25% over the base rate until consolidated EBITDA is positive at which time the applicable margin will be initially 4.0% over LIBOR and 3.0% over the base rate and thereafter will be determined on the basis of the ratio of total debt to annualized EBITDA and will range between 2.25% and 3.75% over LIBOR and between 1.25% and 2.75% over the base rate.

The Company will pay a commitment fee calculated at a rate equal to 2.00% per annum, calculated on the daily average unused commitment under the revolving credit Facility (whether or not then available). Such fee will be payable quarterly in arrears. The commitment fee will be subject to reduction based on utilization of the revolving credit Facility.

Prior to the date on which the Company's portion of the digital mobile system is substantially complete and operations and services are offered to customers over a minimum coverage area, loans under the revolving credit facility will be made subject to satisfaction of certain financial covenants and certain build-out covenants.

The term loan Facility is subject to mandatory prepayment: (i) with 100% of the net cash proceeds from the issuance of debt, subject to certain exceptions,
(ii) with 100% of net cash proceeds of asset sales, subject to certain exceptions, (iii) with 50% of the Company's excess cash flow (as defined), and
(iv) with 50% of the net cash proceeds from the issuance of equity.

The Company's obligations under the Facility are secured by a first-priority perfected lien on (i) all property and assets, tangible and intangible, of the Company's subsidiaries including a pledge of the capital stock of all the Company's subsidiaries. The Company's subsidiaries will guarantee the obligations of the Company under the Facility. Such guarantee will only be recourse to the Company's pledge of all of the outstanding capital stock of the Company's subsidiaries to secure the obligations of the Company under the Facility.

The Facility contains covenants and restrictions on the ability of the Company to engage in certain activities, including but not limited to: (i) limitations on the incurrence of liens and indebtedness, (ii) restrictions on sale lease-back transactions, consolidations, mergers, sale of assets, capital expenditures, transactions with affiliates and investments, and (iii) severe restrictions on dividends, and other similar distributions.

Additionally, the Facility also contains financial covenants requiring the Company to maintain certain defined ratios of senior debt and total debt to EBITDA as defined by the Facility; a minimum interest coverage ratio; a minimum fixed charge coverage ratio; a maximum leverage ratio; and minimum service revenues, subscriber units and covered POP's. As of March 31, 1999, the Company was in compliance with all of its required covenants.


 Future Maturities of Long-Term Debt

Based on the debt issued on January 29, 1999, as discussed above, for the years subsequent to December 31, 1998, scheduled annual maturities of long-term debt outstanding as of December 31, 1998, under existing long-term debt agreements are as follows (in thousands):

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


       1999 ...............................    $       --
       2000 ...............................            --
       2001 ...............................            --
       2002 ...............................            --
       2003 ...............................         1,312
       Thereafter .........................       973,688
                                               ----------
                                                  975,000
       Less--Unamortized discount .........      (393,624)
                                               ----------
                                               $  581,376
                                               ==========

5. INCOME TAXES:


Deferred tax assets and liabilities consist of the following and are presented as if Nextel Partners holding company, which was incorporated in 1998 to serve as the parent company of the "carve-out," had conducted operations in 1998 (in thousands):



   Deferred tax assets:
    Operating loss carryforwards ..........    $ 14,731
   Valuation allowance ....................      (8,182)
                                               --------
                                                  6,549
                                               --------
   Deferred tax liabilities:
    Property, plant and equipment .........      (6,097)
    Other .................................        (452)
                                               --------
                                                 (6,549)
                                               --------
   Net deferred tax liability .............    $     --
                                               ========

At December 31, 1998, the Company would have had approximately $39.8 million of consolidated net operating loss ("NOL") carryforwards for federal income tax purposes expiring through 2018. The Company would have recorded a valuation allowance of approximately $8.2 million for 1998 because available objective evidence would have created sufficient uncertainty regarding the realization of the net deferred tax assets. Such factors primarily would have included anticipated recurring operating losses resulting from the development of the Company's business. On a stand-alone Company basis, ignoring the tax effects of the "carve-out" whose tax impacts will be included in the consolidated tax return of Nextel for the year ended December 31, 1998 and for the period through January 29, 1999, and given that the Company had no actual operations in 1998, the Company would have reported a deferred tax asset of $1.5 million, a deferred tax liability of $400,000 off set by a valuation allowance on the net deferred tax asset of $1.1 million. The Company prior to January 29, 1999, had no operations on a stand-alone basis. As a result, the Company capitalized and amortized over future periods for tax purposes costs incurred by the Company prior to January 29, 1999, which were expensed for financial reporting purposes resulting in the deferred tax asset. The Company, on a stand-alone basis, did not generate any NOL for the year ended December 31, 1998.


The difference between the statutory tax rate of approximately 37% (35% federal and 2% state, net of federal benefits) and the tax benefit of zero disclosed above by the Company is primarily due to the Company's full valuation allowance against the net deferred tax assets. The Company's ability to utilize the NOL in any given year may be limited by certain events, including a significant change in ownership interest.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

6. COMMITMENTS AND CONTINGENCIES:


 Operating Lease Commitments

The Company leases various equipment and office facilities under operating leases. Leases for antenna sites are typically five years with renewal options. Office facilities and equipment other than antenna sites are leased under agreements with terms ranging from one month to 20 years. The leases normally provide for the payment of minimum annual rentals and certain leases include provisions for renewal options of up to five years.

For years subsequent to December 31, 1998, future minimum payments for all operating lease obligations that have initial noncancellable lease terms exceeding one year are as follows (in thousands):



  1999 ....................    $ 5,798
  2000 ....................      5,850
  2001 ....................      5,618
  2002 ....................      4,976
  2003 ....................      2,551
  Thereafter ..............      5,271
                               -------
                               $30,064
                               =======


Total rental expense was approximately $3 million for the year ended December 31, 1998.


 Regulatory Matters

The FCC issues Specialized Mobile Radio ("SMR") licenses on both a site-specific and wide-area basis. Each license enables SMR carriers to provide service either on a site-specific basis, in specific 800 MHz Economic Areas ("EA") or 900 MHz Metropolitan Trading Areas ("MTA") in the U.S. Currently, SMR licenses are issued for a period of 10 years, and are subject to certain construction and operational requirements.

The FCC has routinely granted license renewals providing the licensees have complied with applicable rules, policies and the Communications Act of 1934, as amended. The Company believes that it has met and will continue to meet all requirements necessary to secure the retention and renewal of its SMR licenses subsequent to the FCC approved transfer of the licenses from Nextel. Failure of the Company to obtain such FCC approval within one year of the closing date prior to January 29, 2000, would constitute an event of default under the Facility and any indebtedness outstanding thereunder may be accelerated. Pursuant to the Facility, until FCC approval of the ownership transfer, the Company will be required to establish a cash collateral account in which it maintains a balance equal to amounts outstanding under the Facility.


7. CAPITAL STOCK AND STOCK RIGHTS:

Pursuant to the Restated Certificate of Incorporation, the Company has the authority to issue 170 million shares of capital stock, divided into five classes as follows: (i) 100 million shares of Common Stock; (ii) 25 million shares of Series A Convertible Preferred Stock, par value $.001 per share ("Series A Preferred Stock"); (iii) 25 million shares of Series B Mandatory Redeemable Preferred Stock, par value $.001 per share ("Series B Preferred Stock"); (iv) 15 million shares of Series C Convertible Preferred Stock, stated value $.001 per share ("Series C Preferred Stock"); (v) 5 million shares of Series D Convertible Preferred Stock ("Series D Preferred Stock").

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

The following is a summary description of the Company's capital stock.


 Common Stock


The holders of Common Stock are entitled to one vote per share on all matters submitted for action by the shareholders. There is no provision for cumulative voting with respect to the election of directors. Holders of Common Stock are entitled to share equally, share for share, if dividends are declared on Common Stock, whether payable in cash, property or securities.


Class A Common Stock -- Under certain circumstances, shares of Class A Common Stock (and securities convertible into Class B Common Stock other than Class B Common Stock) are callable at the option of Nextel or may be put to Nextel at the option of the holders.


Class B Common Stock -- Shares of Class B Common Stock are convertible at any time at the option of the holder into an equal number of shares of Class A Common Stock.


Preferred Stock


Ranking -- With respect to rights on liquidation, dissolution or winding up the order of preference is as follows:


   1.  the Series B Preferred Stock;


   2.  the Series A Preferred Stock;


   3.  the Series C and Series D Preferred Stock


   4.  the Class A and Class B Common Stock


The holders of the Series A and Series C Preferred Stock are entitled to vote on an as converted basis on all matters submitted for action by the shareholders. Series D and Series B Preferred Stock do not have any voting rights other than to approve mergers or consolidations adverse to the rights of holders of such securities. The holders of Series A, Series C and Series D Preferred Stock are entitled to share equally, share for share on an as converted basis, if dividends are declared on Common Stock, whether payable in cash, property or securities.


Series A Preferred Stock -- Each share of Series A Preferred Stock is convertible into one share of Class A Common Stock at any time.


Series B Redeemable Preferred Stock -- The Series B Preferred Stock is subject to mandatory redemption by the Company 375 days after the stated maturity of the Notes. The price for redemption will be the liquidation value, which accretes at an annual rate of 12% from the date of issuance. The Company may elect under certain circumstances to pay the redemption price by issuing Series C Preferred Stock for each share of Series B Preferred Stock so redeemed. The Series B Preferred Stock is subject to voluntary redemption.


Series C Preferred Stock and Series D Preferred Stock -- Each share of Series C and Series D Preferred Stock is convertible into one share of Class B Common Stock at any time.


 Common Stock Reserved for Issuance


As of the closing of the Capitalization Transactions, the Company had reserved Common Stock for future issuance as detailed below.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


       Preferred Stock conversion rights ............    30,589,971
       Warrants outstanding .........................       405,710
       Employee options outstanding .................       262,000
       Employee options available for grant .........     1,795,222
                                                         ----------
       Total ........................................    33,052,903
                                                         ==========

8. STOCK AND EMPLOYEE BENEFIT PLANS:


 Restricted Stock Purchase Plan

Pursuant to the Company's Restricted Stock Purchase Plan (the Plan), in 1998, the Company issued 1,588,888 shares of Class A Common Stock, to senior managers of the Company and a stockholder of the Company at $.01 per share. Pursuant to the Plan, the issued shares vest over a four-year period based on the passing of time and based on certain Company performance goals related to revenue, EBITDA and the successful build-out of the Company's Network. As of December 31, 1998, 446,547 shares were considered fully vested. Compensation expense recognized by the Company, which accounts for the Plan using variable accounting, for the year ended December 31, 1998 was $446,547.


 Stock Option Grant

On January 29, 1999, pursuant to an employment agreement entered into by the Company and an employee of the Company, the Company issued 35,000 options with an exercise price equal to the fair value at that time ($10 per share) that vested immediately. The agreement provides that the Company will be required to purchase the unexercised options on the fourth anniversary for an aggregate purchase price of $500,000 if directed to do so by the employee.


 Employee Note Receivable

On January 29, 1999, the Company advanced $2.2 million to an employee of the Company. The note does not bear interest and is collateralized by proceeds of the loan and the restricted stock of the employee.


 Employee Benefit Plan

The Company has a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code covering all eligible officers and employees. The Company provides a matching contribution of $0.50 for every $1.00 contributed by the employee up to 4% of each employee's salary. Such contributions were approximately $50,000 for the year ended December 31, 1998. At December 31, 1998, the Company had no other pension or postemployment benefit plans.


9. RELATED PARTY TRANSACTIONS:


 Motorola Purchase Agreements

Pursuant to the equipment purchase agreements between Partners and Motorola, and prior to the Capitalization Transactions, purchase agreements between Nextel and Motorola, Motorola provided the iDEN infrastructure and subscriber handset equipment to Partners throughout its markets (such equipment purchase agreements, are referred to herein as the "Equipment Purchase Agreements"). The Company expects to rely on Motorola for the manufacture of a substantial portion of the

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

equipment necessary to construct its Digital Mobile Network and handset equipment for the foreseeable future. The Equipment Purchase Agreements govern Partners' rights and obligations regarding purchases of system infrastructure equipment manufactured by Motorola and others.

For the year ended December 31, 1998, the Company purchased approximately $47.5 million, for infrastructure and other equipment, handsets, warranties, rent and services from Motorola.


 The Joint Venture Agreement

The Company, OPCO and a wholly owned subsidiary of Nextel ("Nextel Sub") entered into a joint venture agreement (the "Joint Venture Agreement"). Summarized below are several of the important terms of the Joint Venture Agreement.

Build-Out -- The Company is bound to certain operational obligations, including meeting the construction requirements set forth in an agreed-upon minimum build-out plan, ensuring compatibility of the Company's systems with the Nextel Digital Mobile Network, offering certain core service features with respect to its systems (including upgrading its system to comply with future Nextel Standards) and causing the Company's systems to comply with Nextel's iDEN quality standards.

Acquisition of Licenses -- Nextel has transferred SMR licenses to Nextel WIP License Corporation (a Delaware Corporation and currently a wholly owned subsidiary of Nextel). Upon approval of the FCC, Nextel will transfer the stock of Nextel WIP License Corporation to Nextel Partners. These licenses will allow the Company to provide wireless communication service to customers in 39 mid-sized and smaller markets throughout the United States.

Nextel Vendor Relationships -- If requested by the Company, Nextel Sub has agreed to use reasonable efforts to assist the Company in obtaining access to many of the goods and services available through Nextel's vendors with whom the Company is negotiating for the purpose of obtaining equipment as well as advertising, media buying, telemarketing and related services.

Nextel Approval Rights -- Subject to Nextel maintaining a certain percentage ownership in Nextel Partners, and without the approval of Nextel Sub, the Company may not (i) make a material change in the technology used in its business, (ii) dispose of all or substantially all of its assets or (iii) prior to the occurrence of certain specified events, broaden the scope of its business beyond the limits provided for in the Joint Venture Agreement.

Exclusivity -- Nextel Sub has agreed, on behalf of Nextel and its affiliates, that during the term of the Joint Venture Agreement, Nextel and its affiliates will not provide digital wireless communication services within the Company's territory (the "Territory") using 800 MHz frequencies. Nextel and its affiliates may continue to provide analog 800 MHz service in the Territory provided that such analog service is not offered under any of the trademarks licensed to the Company under the parties Trademark License Agreement (the Agreement) and do not involve the use of iDEN or other digital transmission technology. In addition, Nextel and its affiliates may offer digital services in the Territory using non-800 MHz frequencies provided that these services are not offered under the licensed trademarks and do not offer interconnection with landline telecommunication providers. Nextel may engage in national advertising (including print, television, radio and Internet), promotions and sponsorships to promote Nextel service, but will coordinate with the Company to ensure that customers in the Company service areas adjacent to Nextel service areas do not switch between Nextel and Company territories. Nextel may continue to service national accounts, accounts with virtual private networks and national indirect distributors within the Territory.

Standard of Care -- Nextel Sub (on behalf of Nextel and its affiliates) has agreed to provide services to the Company at the same level that such services are provided to subsidiaries of Nextel and not to discriminate between the Company and subsidiaries of Nextel with respect to providing such services.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

In the event that Nextel Sub (on behalf of Nextel and its affiliates) has agreed to provide services to the Company that are not provided to subsidiaries of Nextel, Nextel Sub will only be liable in cases of gross negligence or willful misconduct in the provision of such services.

Marketing, Advertising, Pricing, etc. -- The Company is generally required to adhere to Nextel standards for pricing structure, advertising, promotions, customer care, telemarketing and related activities.

Back Office/MIS Services -- Nextel provides the Company access to certain back office and information systems platforms on an ongoing basis, as more fully described in the Joint Venture Agreement. The Company pays to Nextel a fee, based on Nextel's cost, for these services.

Trademark License Agreement -- Pursuant to the Trademark License Agreement, Nextel Sub has granted OPCO a non-exclusive license to use certain trademarks and other intellectual property (the "Licensed Marks") that are now or in the future may be used by or licensed to Nextel.

The Trademark License Agreement allows OPCO to sublicense the Licensed Marks solely to its wholly owned subsidiaries and to authorized dealers of OPCO in connection with the marketing, promotion and sale of OPCO services, and the marketing, promotion and sale of certain equipment to be used by OPCOs customers. OPCO is obligated to pay royalties to Nextel Sub for its use of the Licensed Marks, beginning on a date (the "Royalty Commencement Date") that is the latter of January 1, 2002 or the first day of the month after the Company has achieved two consecutive fiscal quarters of positive EBITDA. After the Royalty Commencement Date and through December 31, 2004, the royalty will be equal to 0.5% of gross monthly service revenues, and will equal 1% of the gross monthly service revenues from January 1, 2005 and thereafter.

Either OPCO or Nextel Sub is allowed to, at any time upon or following the termination of the Joint Venture Agreement, terminate the Trademark License Agreement, and Nextel Sub is entitled to seek to terminate the Trademark License Agreement upon the occurrence of certain material defaults under the Joint Venture Agreement, even if the Joint Venture Agreement and other Operating Agreements remain in effect. Termination of the Trademark License Agreement requires, among other things, that OPCO discontinue use of the Trademark as part of its corporate, assumed or trade name.

Roaming Agreement -- Pursuant to a roaming agreement (the "Roaming Agreement") entered into between Nextel Sub and OPCO, Nextel Sub and OPCO provide ESMR service to subscribers of the other (in either case, the "Home Service Provider") while such subscribers are out of the Home Service Provider's territory and roaming in the territory of the other (in either case, the "Remote Service Provider"). Under the Roaming Agreement, each Home Service Provider is responsible for billing its own subscribers and designated users for roaming usage in accordance with its own subscriber plans and service agreements. The Roaming Agreement provides that each party pays the others monthly roaming fees in an amount based on the actual system minutes generated by the respective subscribers of each Home Service Provider operating as authorized roamers in the Remote Service Provider's territory.

Frequency Management Agreement -- Pending FCC approval of the Company's acquisition of SMR licenses from Nextel, its right to utilize those frequencies are governed by the Frequency Management Agreement. The Frequency Management Agreement obligates the Company to, among other things, comply with all applicable FCC rules and regulations governing the licenses underlying the managed frequencies and with various standards and criteria established by Nextel relating to the construction, implementation and operation of the Digital Mobile Network. Pending FCC approval of the license transfer, Nextel Sub will represent the Company before the FCC with respect to any matters relating to the managed frequencies. The Frequency Management Agreement will terminates upon FCC approval of the license transfer.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

Master Site Lease Agreement -- OPCO will lease from Nextel Sub, under a master site lease agreement to be entered into between them (the "Master Site Lease"), telecommunications towers and sites and space on telecommunications towers, which are owned or leased by affiliates of Nextel Sub in the Territory. Pursuant to the Master Site Lease, as the network build-out progresses, additional sites will become subject to the Master Site Lease. OPCO will pay Nextel Sub monthly rental payments based on the number of telecommunication towers leased by OPCO.

The Master Site Lease, and each Site lease thereunder, has an initial term of five years, renewable at OPCO's option for up to nine additional terms of five years. Either OPCO or Nextel Sub is allowed to, at any time upon or following the termination of the Joint Venture Agreement, terminate the Master Site Lease. Neither party is permitted to assign or transfer the Master Site Lease or any of its rights or obligations thereunder without the consent of the other, except that Nextel Sub will be entitled to assign or transfer the Master Site Lease to any affiliate or any Tower Aggregator.

Transition Services Agreement -- Nextel Sub, through its affiliates, provides certain services to OPCO for a limited period under a transition services agreement entered into between OPCO and Nextel (the "Transition Services Agreement"). Under the Transition Services Agreement, certain accounting, payroll, customer care, purchasing, human resources and billing functions are made available to OPCO. In return for the services received through Nextel, OPCO pays monthly fees to Nextel based on Nextel's cost.

The services provided under the Transition Services Agreement have different variable terms agreed to by OPCO and Nextel Sub. OPCO has the sole discretion to terminate its use of any services covered by the Transition Services Agreement before the end of any term of service. The parties contemplate that in the event OPCO desires to purchase any services from Nextel Sub following the expiration of the Transition Services Agreement, Nextel Sub may, at its election, agree to provide certain services to OPCO on an arm's length basis, at prices to be agreed upon.

Switch Sharing Agreement -- Nextel, through its affiliates, provides certain telecommunications switching services to OPCO pursuant to a switch sharing agreement entered into between Nextel and OPCO (the "Switch Sharing Agreement"). The Switch Sharing Agreement permits OPCO to link cell sites to and electronically access certain switching equipment used and maintained by affiliates of Nextel in the operation of Nextel's Digital Mobile Network, which facilitates OPCO provision of ESMR service to the Company's subscribers. Under the Switch Sharing Agreement, OPCO pays Nextel monthly switching fees based on a pricing formula agreed to by the parties based on Nextel's cost of providing such services in the year 2001.

Agreement Limiting Liability and Recourse to Nextel -- Pursuant to the term of an agreement (the "Limitation on Liability and Recourse Agreement") entered into by Nextel and the Company, the maximum cumulative, aggregate cash liability of Nextel and its controlled affiliates for any and all actual or alleged claims or causes of action arising in connection with any aspect of the agreements governing or otherwise relating to the operating agreements will be capped at $200 million. The cap amount will be reduced, dollar for dollar, by the cumulative, aggregate amount that Nextel and its controlled affiliates have advanced, expended or otherwise provided to or for the benefit of Nextel Sub to enable Nextel Sub to perform its obligations relating to the Operating Agreements. Among other things, the Limitation on Liability and Recourse Agreement will also provide that Nextel will have no obligation to pay any sum to the Company if the Company has not pursued and exhausted all remedies available to the Company in connection with any relevant claim or cause of action. The Limitation on Liability and Recourse Agreement will survive the expiration or termination of any and all of the agreements governing or otherwise relating to the operating agreements.

DLJMB Affiliation with Initial Purchaser/Bank Syndicate -- DLJ Capital, an affiliate of DLJMB, has received customary fees and reimbursement of expenses in connection with the arrangement and

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

syndication of the Facility and as a lender thereunder. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), which is also an affiliate of DLJMB, has acted as a financial advisor to the Company, as an arranger under the Facility and as an initial purchaser in the Notes offering. The aggregate amount of all fees paid to the DLJ entities in connection with the Capitalization Transactions was approximately $14.7 million. The Company and its affiliates may from time to time enter into other investment banking relationships with DLJSC or one of its affiliates pursuant to which DLJSC or its affiliate will receive customary fees and will be entitled to reimbursement of reasonable disbursements and out-of-pocket expenses incurred in connection therewith. The Company expects that any such arrangement will include provisions for the indemnification of DLJSC against certain liability, including liabilities under the federal securities laws.


10: VALUATION AND QUALIFYING ACCOUNTS (in thousands):




                                                                                            BALANCE
                                              BEGINNING     COSTS AND                         AT
                                              OF PERIOD      EXPENSES     WRITE-OFFS     END OF PERIOD
                                             -----------   -----------   ------------   --------------
Year ended December 31, 1998
 Allowance for doubtful accounts .........       $ --          $254           $--            $254
                                                 ====          ====           ===            ====

                   INDEX TO PRO FORMA UNAUDITED CONSOLIDATED
                              FINANCIAL STATEMENTS




                                                                      PAGE
                                                                     -----
Pro Forma Unaudited Consolidated Statement of Operations for
 the year ended December 31, 1998 ................................   P-3
Pro Forma Unaudited Consolidated Balance Sheet for
 the year ended December 31, 1998 ................................   P-4
Notes to Pro Forma Unaudited Consolidated Financial Statements for
 the year ended December 31, 1998 ................................   P-5

                       PRO FORMA UNAUDITED CONSOLIDATED
                              FINANCIAL STATEMENTS


     The Pro Forma Unaudited Consolidated Statement of Operations for the year ended December 31, 1998 gives effect to the issuance of preferred stock, the bank credit facility, issuance of the senior redeemable discount notes, and the application of the net proceeds therefrom as if they had occurred on the first day of such period. The Pro Forma Unaudited Consolidated Balance Sheet for the year ended December 31, 1998 gives effect to the issuance of the preferred stock, the bank credit facility, issuance of the senior redeemable discount notes, and the application of the net proceeds therefrom as if they had occurred on that date.


     The Pro Forma Unaudited Consolidated Financial Statements have not been audited by the independent auditors of the Company and are intended for informational purposes only and are not necessarily indicative of the future financial position or future results of operations of the Company or of the financial position or the results of operations of the Company that would have been realized had the issuance of the preferred stock, the bank credit facility, issuance of the senior redeemable discount notes, and the application of the net proceeds therefrom occurred as of the dates presented.

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES
            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)




                                                         YEAR ENDED DECEMBER 31, 1998
                                             ----------------------------------------------------
                                                  NEXTEL             PRO FORMA
                                              PARTNERS, INC.        ADJUSTMENTS         TOTALS
                                             ----------------   ------------------   ------------
Operating revenues:
 Service revenues ........................      $   3,745          $       --         $   3,745
 Equipment revenues ......................          1,564                  --             1,564
                                                ---------          ----------         ---------
Total revenues ...........................          5,309                  --             5,309
                                                ---------          ----------         ---------
Operating expenses:
 Cost of service revenues ................          6,108                  --             6,108
 Cost of equipment revenues ..............          2,935                  --             2,935
 Sales and marketing .....................          6,636                  --             6,636
 General and administrative ..............          6,895                  --             6,895
 Deferred compensation ...................            447                  --               447
 Depreciation and amortization ...........          4,586                  --             4,586
                                                ---------          ----------         ---------
Total operating expenses .................         27,607                  --            27,607
                                                ---------          ----------         ---------
Loss from operations .....................        (22,298)                 --           (22,298)
Interest expense .........................             --             (79,196)(1)       (79,196)
Interest income ..........................             --              25,281 (2)        25,281
                                                ---------          ----------         ---------
Loss before income tax provision .........        (22,298)            (53,915)          (76,213)
Income tax provision .....................             --                  -- (3)            --
                                                ---------          ----------         ---------
Net loss .................................      $ (22,298)         $  (53,915)        $ (76,213)
                                                =========          ==========         =========

                    NEXTEL PARTNERS, INC. AND SUBSIDIARIES
                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)




                                                                  YEAR ENDED DECEMBER 31, 1998
                                                    --------------------------------------------------------
                                                         NEXTEL              PRO FORMA
                                                     PARTNERS, INC.         ADJUSTMENTS            TOTALS
                                                    ----------------   ---------------------   -------------
ASSETS
Cash and cash equivalents .......................      $      16          $    395,201 (4)      $  303,862
                                                                               168,125 (5)
                                                                                52,144 (6)
                                                                              (130,724)(7)
                                                                                (3,700)(8)
                                                                                (2,200)(9)
                                                                              (175,000)(11)
Accounts receivable, net ........................          1,546                    --               1,546
Subscriber equipment inventory ..................          1,353                    --               1,353
Prepaid rent ....................................            325                    --                 325
Restricted cash .................................                              175,000 (11)        175,000
Property, plant and equipment ...................        112,334                    --             112,334
Less: Accumulated depreciation ..................         (4,386)                   --              (4,386)
FCC operating licenses, net .....................        133,180                    --             133,180
Debt issuance costs .............................          3,298                11,175 (4)          20,484
                                                                                 6,875 (5)
                                                                                  (864)(8)
Receivable from management employee .............             --                 2,200 (9)           2,200
                                                       ---------          --------------        ----------
 Total Assets ...................................      $ 247,666          $    498,232          $  745,898
                                                       =========          ==============        ==========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Accounts payable ................................      $   1,043          $         --          $    1,043
Accrued expenses and other ......................          4,554                (2,040)(8)           2,514
Payable to Nextel and Eagle River ...............          3,398                (3,398)(7)              --
Long-term debt ..................................             --               406,376 (4)         581,376
                                                                               175,000 (5)
STOCKHOLDERS' EQUITY
Preferred stock--Series A .......................             --                    17 (6)              17
Preferred stock--Series B .......................             --                     2 (6)               2
Preferred stock--Series C .......................             --                     9 (6)               9
Preferred stock--Series D .......................             --                     2 (6)               2
Common stock--Class A and paid in capital........          1,604                 5,129 (10)          6,733
Warrants outstanding ............................             --                 3,847 (6)           3,847
Other paid in capital ...........................        260,761               170,922 (6)         301,833
                                                                              (127,326)(7)
                                                                                (2,524)(8)
Accumulated deficit .............................        (22,553)                   --             (22,553)
Subscription receivable from stockholders .......             --              (122,655)(6)        (122,655)
Deferred compensation ...........................         (1,141)               (5,129)(10)         (6,270)
                                                       ---------          --------------        ----------
 Total liabilities and stockholders' equity .....      $ 247,666          $    498,232          $  745,898
                                                       =========          ==============        ==========

        NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                            AS OF DECEMBER 31, 1998

 1) To reflect (i) $17.8 million in interest expense associated with borrowings under the Company's Credit Facility, (ii) accretion of $59.2 million in non-cash interest expense associated with the 14% Senior Discount Notes,
    (iii) $2.1 million of amortization of deferred financing costs associated with the Company's Credit Facility and 14% Senior Discount Notes, and (iv) $0.1 million in interest on a management employee loan.

 2) To reflect $25.3 million in interest income associated with the net investment of proceeds of the Senior Discount Notes Offering and the Company's Credit Facility assuming an interest rate of 5.3%.

 3) No benefit for income tax has been recorded as the Company has determined that a full valuation allowance is required.

 4) To reflect the proceeds from issuance of the 14% Senior Discount Notes of $800 million, net of the discount of $393.6 million and commissions and expenses of $11.2 million.

 5) To reflect the proceeds from the Company's term loan of $175.0 million, net of commissions and expenses of $6.9 million.

 6) To reflect the $308.2 million of irrevocable equity commitments consisting of (i) $21.9 million of Redeemable or Convertible Preferred Stock, and
    (ii) $286.3 million of Convertible Preferred Stock. In exchange for the Nextel Contribution, Nextel received $133.4 million of equity. The Nextel Contribution consists of the transferred licenses. The total cash equity commitment is equal to $156.4 million with initial cash equity of $52.1 million funded on January 29, 1999, the "Closing", and $52.1 million to be funded no later than December 31, 1999, and $52.1 million to be funded no later than December 31, 2000. The $156.4 million of cash equity includes warrants to purchase a total of 1.25% of the diluted common stock of the Company with an exercise price of $.01 per share. The fair value of the outstanding warrants is estimated to be $3.9 million. In exchange for the Motorola Contribution, Motorola received $18.4 million in Convertible Preferred Stock. The Motorola Contribution consists of a vendor credit to be used toward the purchase of Motorola infrastructure equipment.




PREFERRED STOCK:                                                             (IN THOUSANDS)
--------------------------------------------------------------------------- ---------------
        Nextel Contribution ...............................................   $  133,380
        Cash Equity Contributions .........................................      156,433
        Motorola Contribution .............................................       18,367
                                                                              ----------
         Total committed equity ...........................................      308,180
         Subscription Receivable from Convertible Preferred Stock .........     (122,655)
                                                                              ----------
        Total received from Preferred Stock at the Closing ................   $  185,525
                                                                              ==========

 7) Reflects payments to Nextel and Eagle River of $130.7 million representing reimbursement of capital assets and operating expenses incurred by Nextel and Eagle River (as of December 31, 1998), the majority of which covers the Upstate New York and Hawaii Territories. Actual cash paid to Nextel and Eagle River on January 29, 1999 was equal to $132.2 million and differed from the December 31, 1998 amount as a result of January 1999 operations.

 8) Reflects payments and reclassifications of debt and equity issuance costs.

 9) Reflects loan made to a management employee at the Closing.

10) Reflects adjustment to deferred compensation relating to Company's Restricted Stock Purchase Plan.

11) Reflects cash collateral account maintained under the credit facility equal to the borrowings until FCC approval of the transfer applications is approved.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION TO YOU THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT UNDER ANY CIRCUMSTANCES ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS.
                      -----------------------------------

                                  $800,000,000





                               Offer to Exchange
                           14% Senior Discount Notes
                                   due 2009
                           that have been registered
                                   under the
                            Securities Act of 1933
                                for outstanding
                           14% Senior Discount Notes
                                   due 2009




                 --------------------------------------------
                              P R O S P E C T U S
                               DATED     , 1999
                 --------------------------------------------

                               [GRAPHIC OMITTED]





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Delaware corporation. In its restated certificate of incorporation, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director will personally receive a benefit in money, property or services to which the director is not legally entitled.

     The Company has also adopted indemnification provisions pursuant to
Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorney's fees) that such officer or director actually and reasonably incurred.

     The Company intends to enter into indemnification agreements with each of the Company's officers and directors.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS:



  3.1      Restated Certificate of Incorporation of the Company.
  3.2      Bylaws of the Company.
  4.1      Indenture, dated January 29, 1999, by and between the Company and The Bank of New
           York, as trustee, relating to the 14% Senior Discount Notes due 2009.
  4.2      Registration Rights, dated as of January 29, 1999, by and among the Company,
           Donaldson, Lufkin & Jenrette Securities Corporation, Barclays Capital Inc., First Union
           Capital Markets, BNY Capital Markets, Inc. and Nesbitt Burns Securities Inc.
  4.3      Credit Agreement, dated as of January 29, 1999, among Nextel Partners Operating Corp.,
           DLJ Capital Fund, Inc., The Bank of New York, Bank of Montreal and other financial institutions.
  4.4      Borrower Security and Pledge Agreement, dated as of January 29, 1999, by and between
           Nextel Partners Operating Corp. and Bank of Montreal.

 4.5      Subsidiary Security and Pledge Agreement, dated as of January 29, 1999, by and among the subsidiaries of the Company and Bank of Montreal.
 4.6      Parent Guaranty and Pledge Agreement, dated as of January 29, 1999, by and between the Company and Bank of Montreal.
 4.7      Subsidiary Guaranty, dated as of January 29, 1999, by and among the subsidiaries of the
          Company and Bank of Montreal.
 5.1      Opinion of Willkie Farr & Gallagher.
 8.1      Opinion of Willkie Farr & Gallagher with respect to certain tax matters.
10.1      Purchase Agreement, dated January 22, 1999, by and among the Company, Donaldson,
          Lufkin & Jenrette Securities Corporation, Barclays Capital Inc., First Union Capital
          Markets, BNY Capital Markets, Inc. and Nesbitt Burns Securities Inc.
10.2      Shareholders' Agreement, dated as of January 29, 1999, among the Company and the shareholders named therein.
10.3      Joint Venture Agreement, dated as of January 29, 1999, by and among the Company,
          Nextel Partners Operating Corp., and Nextel WIP Corp.
10.4      Interim Management Agreement, dated as of January 29, 1999, by and between Nextel
          Partners Operating Corp. and Nextel WIP Corp.
10.5      Analog Management Agreement, dated as of January 29, 1999, by and between Nextel
          Partners Operating Corp. and Nextel WIP Corp.
10.6*     Trademark License Agreement, dated as of January 29, 1999, by and between Nextel
          Partners Operating Corp. and Nextel WIP Corp.
10.7*     Roaming Agreement, dated as of January 29, 1999, by and between Nextel Partners
          Operating Corp. and Nextel WIP Corp.
10.8*     Switch Sharing Agreement, dated as of January 29, 1999, by and between Nextel Partners
          Operating Corp. and Nextel WIP Corp.
10.9*     Transition Services Agreement, dated as of January 29, 1999, by and between Nextel
          Partners Operating Corp. and Nextel WIP Corp.
10.10*    iDEN (Registered Trademark)  Infrastructure Equipment Purchase Agreement, dated as of January 29, 1999, by and between Motorola, Inc. and Nextel Partners Operating Corp.
10.11*    Subscriber Purchase and Distribution Agreement, dated as of January 29, 1999, by and between Motorola, Inc. and Nextel Partners Operating Corp.
10.12*    Agreement Specifying Obligations of, and Limiting Liability and Recourse to, Nextel,
          dated as of January 29, 1999, among the Company, Nextel Partners Operating Corp. and Nextel
          Communications, Inc.
10.13*    Asset and Stock Transfer and Reimbursement Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.14     Employment Agreement, dated as of January 29, 1999, between the Company and John
          Chapple.
10.15     Employment Agreement, dated as of January 29, 1999, between the Company and John
          Thompson.
10.16     Stock Option Agreement, dated as of January 29, 1999, between the Company and John
          Thompson.

  10.17      Non-negotiable Promissory Note, dated January 29, 1999, by John Thompson to the
             Company.
  10.18      1999 Nonqualified Stock Option Plan of the Company
    21       Subsidiaries of the Company.
  23.1       Consent of Arthur Andersen LLP.
  23.2       Consent of Willkie Farr & Gallagher (included in their opinions filed as Exhibits 5.1 and 8.1).
  24.1       Powers of Attorney (included on signature page to Registration Statement on Form S-4).
  25.1*      Statement on Form T-1 of Eligibility of Trustee.
  99.1       Form of Letter of Transmittal.
  99.2       Form of Notice of Guaranteed Delivery.
  99.3       Form of Letter to Clients.
  99.4       Form of Letter to Nominees.

----------
*     To be filed by amendment.


     (B) FINANCIAL STATEMENT SCHEDULES:

     None.


ITEM 22. UNDERTAKINGS.

     Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the option of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on the 14th day of May, 1999.



                                        NEXTEL PARTNERS, INC.
                                        By: /s/ John Chapple
                                           ------------------------------------

                                           John Chapple
                                           Chief Executive Officer


                               POWER OF ATTORNEY


     We, the undersigned officers and directors of Nextel Partners, Inc., hereby severally and individually constitute and appoint John Chapple, John D. Thompson and Donald Manning, and each of them, as the true and lawful attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




           SIGNATURE                          TITLE                   DATE
-------------------------------   ----------------------------   -------------
          /s/ John Chapple        President, Chief Executive     May 14, 1999
-----------------------------      Officer and Director
          John Chapple

        /s/ John D. Thompson      Chief Financial Officer        May 14, 1999
-----------------------------      and Treasurer
          John D. Thompson

      /s/ Timothy M. Donahue      Director                       May 14, 1999
-----------------------------
         Timothy M. Donahue

         /s/ Andrew H. Rush       Director                       May 14, 1999
-----------------------------
         Andrew H. Rush

       /s/ Andrew E. Sinwell      Director                       May 14, 1999
-----------------------------
          Andrew E. Sinwell

      /s/ Dennis M. Weibling      Director                       May 14, 1999
-----------------------------
         Dennis M. Weibling

                                      II-5